Exhibit 2

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

PLIANT CORPORATION, et al.,(1)	Case No. 06-10001 (MFW)

Debtors.	Jointly Administered

DEBTORS’ JOINT PLAN OF REORGANIZATION

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP

Larry J. Nyhan	Robert S. Brady (No. 2847)
James F. Conlan	Edmon L. Morton (No. 3856)
William A. Evanoff	Kenneth J. Enos (No. 4544)
Jessica C. Knowles	The Brandywine Building
Laura B. Franzon	1000 West Street, 17th Floor
One South Dearborn Street	P.O. Box 391
Chicago, Illinois 60603	Wilmington, Delaware 19899-0391
Telephone: (312) 853-7000	Telephone: (302) 571-6600
Facsimile: (312) 853-7036	Facsimile: (302) 571-1253

Counsel to the Debtors and Debtors-in-Possession

Dated: March 17, 2006

(1)   The Debtors are: Uniplast Holdings, Inc., Pliant Corporation, Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast U.S. Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd.

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION		2

ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS		13
2.1	Unclassified Claims	13
2.2	Classes of Claims	13
2.3	Classes of Interests	14

ARTICLE III TREATMENT OF CLAIMS AND INTERESTS		15
3.1	Unclassified Claims	15
3.2	Classes of Claims	16
3.3	Classes of Interests	17
3.4	Special Provision Regarding Unimpaired Claims	18

ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN		18
4.1	Impaired Classes of Claims and Interests Entitled to Vote	18
4.2	Acceptance by an Impaired Class	18
4.3	Presumed Acceptances by Unimpaired Classes	18
4.4	Presumed Rejection by Impaired Class	18
4.5	Summary of Classes Voting on the Plan	19

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		19
5.1	Non-Substantive Consolidation	19
5.2	Reincorporation of Pliant in Delaware	19
5.3	New Pliant Securities	19
5.4	Issuance of Tack-On Notes	22
5.5	Issuance of New Senior Subordinated Notes	22
5.6	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors	22
5.7	Corporate Governance, Directors, Officers and Corporate Action	23
5.8	Cancellation of Notes, Instruments, Debentures, Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests	24
5.9	Issuance of New Securities and Related Matters	24
5.10	Exit Financing	25
5.11	Management Stock Plan and Deferred Cash Incentive Plan	26
5.12	Sources of Cash for Plan Distributions	26
5.13	Cram-Down	26
5.14	Additional Transactions Authorized Under the Plan	26
5.15	Emergence Bonus Payments	26
5.16	Exercise of Warrants and Stock Options	26

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		27
6.1	Distributions for Claims or Interests Allowed as of the Effective Date	27

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6.2	Distributions for Claims and Interests that Become Allowed after the Effective Date	27
6.3	Interest on Claims	27
6.4	Distributions by Disbursing Agent	27
6.5	Delivery of Distributions and Undeliverable or Unclaimed Distributions	28
6.6	Record Date for Distributions	29
6.7	Allocation of Plan Distributions Between Principal and Interest	29
6.8	Means of Cash Payment	29
6.9	Withholding and Reporting Requirements	29
6.10	Setoffs	30
6.11	Fractional Shares	30

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30
7.1	Assumption of Executory Contracts and Unexpired Leases	30
7.2	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	31
7.3	Post-Petition Contracts and Leases	31
7.4	Retiree Benefits	31

ARTICLE VIII PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS		31
8.1	Objections to and Estimation of Claims	31
8.2	Payments and Distributions on Disputed, Contingent and Unliquidated Claims and Interests and on Claims for Which Proofs of Claim are Filed	31
8.3	Classes 4, 5 and 7	32

ARTICLE IX CONFIRMATION AND CONSUMMATION OF THE PLAN		32
9.1	Conditions to Effective Date	32
9.2	Waiver of Conditions	33
9.3	Consequences of Non-Occurrence of Effective Date	33

ARTICLE X EFFECT OF PLAN CONFIRMATION		33
10.1	Binding Effect	33
10.2	Releases	33
10.3	Survival of Indemnification Obligations	35
10.4	Discharge of Claims and Termination of Interests	35
10.5	Preservation of Rights of Action and Settlement of Litigation Claims	35
10.6	Exculpation and Limitation of Liability	35
10.7	Injunction	36
10.8	Term of Bankruptcy Injunction or Stays	36
10.9	Subordination	36

ARTICLE XI RETENTION OF JURISDICTION		37

ARTICLE XII MISCELLANEOUS PROVISIONS		39
12.1	Surrender of Instruments	39
12.2	Committees	39

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12.3	Post-Confirmation Date Retention of Professionals	39
12.4	Bar Date for Certain Administrative Expense Claims	40
12.5	Certain Fees and Expenses of Old Indenture Trustee, First Lien Indenture Trustee, Second Lien Indenture Trustee and New Senior Subordinated Notes Indenture Trustee	40
12.6	Effectuating Documents and Further Transactions	40
12.7	Compensation and Benefit Programs	40
12.8	Corporate Action	41
12.9	Exemption from Transfer Taxes	41
12.10	Payment of Statutory Fees	41
12.11	Amendment or Modification of the Plan	41
12.12	Severability of Plan Provisions	41
12.13	Successors and Assigns	42
12.14	Revocation, Withdrawal or Non-Consummation	42
12.15	Notice	42
12.16	Governing Law	43
12.17	Tax Reporting and Compliance	43
12.18	Exhibits	43
12.19	Filing of Additional Documents	43
12.20	Reservation of Rights	43

EXHIBITS

Exhibit A - Certificate of Incorporation of New Pliant

Exhibit B – By-Laws of New Pliant

Exhibit C – New Pliant Stockholders Agreement

Exhibit D – Series AA Registration Rights Agreement

Exhibit E – Management Stock Plan and Deferred Cash Incentive Plan

Exhibit F – Form of Tack-On Note

Exhibit G – Form of New Senior Subordinated Note

Exhibit H – Form of Unimpaired Opt-Out Election

Exhibit I – Discontinued Compensation and Benefits Programs

Exhibit J – Emergence Bonus Plan Term Sheet

Exhibit K – Form of New Senior Subordinated Notes Indenture

Exhibit L – Directors and Officers of New Pliant and Reorganized Debtors

Exhibit M – Intercompany Claims That Will Not Be Reinstated

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INTRODUCTION

Pliant Corporation (“Pliant”), Uniplast Holdings, Inc., Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co. and Pliant Corporation of Canada Ltd. propose the following joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors (as defined herein). Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as that term is defined herein), and certain related matters including, among other things, the securities to be issued under this Plan. Subject to certain restrictions and requirements set forth herein and in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this plan prior to its substantial consummation.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

A.            Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1           Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b) and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates and operating the businesses of the Debtors in Possession (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) all compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331, 363 or 503(b) of the Bankruptcy Code; (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases; (d) any payment to be made under the Plan or otherwise to cure a default on an assumed executory contract or unexpired lease; (e) the indenture trustees’ reasonable fees and expenses under the terms of the respective indentures and pursuant to section 12.5 of the Plan, as may be limited by the terms of the Final DIP Order; and (f) all fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28 of the United States Code.

1.2           Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than Pliant, as applicable.

1.3           Allowed means, with respect to a Claim or Interest, or any portion thereof, in any Class or category specified, a Claim or Interest (a) that is not listed as disputed, contingent or unliquidated on the Debtors’ schedules, if any, and as to which no objection or request for estimation has been filed on or before any objection deadline, if any, set by the Bankruptcy Court or the expiration of such other applicable period fixed by the Bankruptcy Court; (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iii) pursuant to the terms of this Plan.

1.4           Ballot means the document for accepting or rejecting the Plan, in the form approved by the Bankruptcy Court.

1.5           Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended.

1.6           Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.

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1.7           Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as now in effect or hereafter amended and any Local Rules of the Bankruptcy Court.

1.8           Bondholder Additional Consideration means an amount in Cash equal to one percent (1%) of the principal amount of Old Notes held by a Holder of an Old Note Claim, provided that Bondholder Additional Consideration shall not be a payment in respect of such principal amount of Old Notes but shall instead be a payment on account of the acceptance of the Plan by Class 7.

1.9           Bondholder Common Stock means New Common Stock in an amount equal to thirty percent (30%) of the New Common Stock.

1.10         Bondholder Series AA Preferred Stock means 77.5% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date; provided, however, that if the grant of Bondholder Additional Consideration as provided in section 3.2(g) herein results in First Lien Impairment or Second Lien Impairment, Bondholder Series AA Preferred Stock means 80% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date.

1.11         Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.12         By-Laws means the by-laws of New Pliant, in substantially the form attached to this Plan as Exhibit B.

1.13         Canadian Confirmation Order means the order of the Canadian Court, which shall, among other things, order and declare that the Confirmation Order and this Plan are recognized and shall be implemented and effective in Canada in accordance with their terms.

1.14         Canadian Court means the Ontario Superior Court of Justice.

1.15         Canadian Debtors means Uniplast Industries Co., Pliant Corporation of Canada Ltd., and Pliant Packaging of Canada, LLC.

1.16         Cash means legal tender of the United States of America.

1.17         Certificate of Incorporation means the amended and restated certificate of incorporation of New Pliant, in substantially the form attached to this Plan as Exhibit A.

1.18         Chapter 11 Cases means the voluntary cases commenced by the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

1.19         Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.20         Class means each category of Holders of Claims or Interests established under Article II of the Plan pursuant to section 1122 of the Bankruptcy Code.

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1.21         Confirmation means the entry of the Confirmation Order by the Bankruptcy Court.

1.22         Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.23         Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.24         Consenting Noteholders means the “Consenting Noteholders” as such term is defined in the Support Agreement.

1.25         Consenting Noteholders’ Professional Fees means the reasonable professional fees and expenses incurred between the Petition Date and the Effective Date by the legal and financial professionals to the Consenting Noteholders in accordance with the fee letters entered into between Pliant and such professionals prior to the Petition Date, provided that the fee letter of the financial professionals shall be amended to provide that the amount paid to the financial professionals shall not exceed $125,000 per month. Such fee letters, as amended, are included in the contracts being assumed in accordance with section 7.1 of this Plan.

1.26         Debtor(s) means, individually or collectively, Pliant, Uniplast Holdings, Inc., Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast Industries Co., Uniplast U.S., Inc., and Pliant Corporation of Canada Ltd.

1.27         Deferred Cash Incentive Plan means a deferred cash incentive plan developed for New Pliant and the Reorganized Debtors and approved and implemented pursuant to section 5.11 of this Plan. The Deferred Cash Incentive Plan shall be substantially in the form that is set forth in Exhibit E to the Plan.

1.28         DIP Facility Agent means General Electric Capital Corporation as Administrative Agent and Collateral Agent under the DIP Facility Agreement.

1.29         DIP Facility Agreement means that certain Senior Secured, Super-Priority, Priming Debtor-in-Possession Credit Agreement by and among Pliant, Uniplast Holdings Inc., and Uniplast U.S., Inc., as borrowers, and Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast Industries Co., and Pliant Corporation of Canada Ltd., as guarantors, and the DIP Facility Agents and the DIP Facility Lenders, (as amended, modified, or supplemented), as approved by the Bankruptcy Court.

1.30         DIP Facility Claims means all Claims held by the DIP Facility Agent and the DIP Facility Lenders pursuant to the DIP Facility Agreement.

1.31         DIP Facility Lenders means the lenders party to the DIP Facility Agreement.

1.32         Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.4 hereof.

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1.33         Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.34         Distribution Date means the date upon which the initial distributions will be made to Holders of Allowed Claims and Interests pursuant to Article VI of this Plan.

1.35         Distribution Record Date means the Confirmation Date.

1.36         DTC means The Depository Trust Company.

1.37         Effective Date means the Business Day this Plan becomes effective as provided in Article IX hereof.

1.38         Eligible Employee means “Eligible Employee” as defined by the Motion of the Debtors for an Order Authorizing the Debtors to Make Certain Payments Pursuant to a Management Incentive Plan, which was granted by the Bankruptcy Court in an order docketed on March 14, 2006.

1.39         Estate(s) means, individually, the estate of Pliant or any of the Affiliate Debtors and collectively, the estates of the Debtors created under section 541 of the Bankruptcy Code.

1.40         Exhibit means an exhibit annexed either to this Plan or the Disclosure Statement.

1.41         Exit Facility Credit Agreement means such bank financing agreement as the Debtors shall have arranged on the Effective Date, in such amount and on such terms as are satisfactory to the Debtors.

1.42         File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.43         Final DIP Order means the Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code; (II) Authorizing Limited Use of Cash Collateral; (III) Granting Liens, Including Priming Liens, and Super-Priority Claims; and (IV) Granting Adequate Protection to Prepetition Secured Lenders, entered on February 2, 2006 and as amended, modified or supplemented by the Bankruptcy Court from time to time.

1.44         Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to

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take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

1.45         First Lien Impairment means a determination by the Bankruptcy Court that the First Lien Note Claims are Impaired.

1.46         First Lien Indenture Trustee means the trustee under the First Lien Notes Indenture.

1.47         First Lien Note Claim means a Claim arising under or evidenced by the First Lien Notes or the First Lien Notes Indenture and related documents, including any Claim of the First Lien Indenture Trustee.

1.48         First Lien Noteholder means a Holder of First Lien Notes under the First Lien Notes Indenture.

1.49         First Lien Notes means the 11 5/8% senior secured notes due 2009 and the remaining 11 1/8% senior secured notes due 2009, each issued under the First Lien Notes Indenture, in the approximate principal amount of $276,788,000 as of the Petition Date.

1.50         First Lien Notes Indenture means that certain Amended and Restated Indenture (as amended and restated as of May 6, 2005, and modified from time to time) dated as of February 17, 2004, among Pliant, as issuer, the guarantors named therein, and Wilmington Trust Company, as indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith.

1.51         General Unsecured Claim means any Claim against the Debtors that is not an Administrative Expense Claim, a DIP Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Revolving Credit Facility Claim, a First Lien Note Claim, a Second Lien Note Claim, Intercompany Claim or an Old Note Claim, and shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.

1.52         Holder means an entity holding a Claim or Interest.

1.53         Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.54         Intercompany Claims means all prepetition Claims against any of the Debtors held by a Debtor or a Non-Debtor Affiliate.

1.55         Intercreditor Agreement means the Amended and Restated Intercreditor Agreement, dated February 17, 2004, as amended, modified or supplemented from time to time, between Pliant, the collateral agent under the Revolving Credit Facility Agreement, the First Lien Indenture Trustee and the Second Lien Indenture Trustee.

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1.56         Interest means the legal, equitable, contractual and other rights of the Holders of Series A Preferred Stock, Series B Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests in Pliant.

1.57         Interim Compensation Order means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professional Pursuant to §§ 105 and 331, entered by the Bankruptcy Court on February 1, 2006.

1.58         JP Morgan Entities means JP Morgan Partners (BHCA), L.P. and other related entities, including Flexible Films, LLC, a Delaware limited liability company, Flexible Films II, LLC, a Delaware limited liability company, Southwest Industrial Films, LLC, a Delaware limited liability company, and Southwest Industrial Films II, LLC, a Delaware limited liability company.

1.59         Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any entity as of the Petition Date except any claim, right or cause of action pursuant to section 547 of the Bankruptcy Code.

1.60         Management Stock Plan means the management stock plan developed for New Pliant and the Reorganized Debtors and approved and implemented pursuant to section 5.11 of this Plan. The Management Stock Plan will be substantially in the form set forth Exhibit E to the Plan.

1.61         Merger means the merger of Pliant with and into New Pliant, with New Pliant surviving the merger, as provided in section 5.2 of the Plan.

1.62         New Common Stock means the shares of New Pliant common stock to be issued as of the Effective Date and to be distributed pursuant to this Plan.

1.63         New Equity Common Stock means an amount equal to 42% of New Common Stock to be issued to Holders of Outstanding Common Stock Interests pursuant to section 3.3(c) of this Plan.

1.64         New Pliant means a newly formed corporation organized under the laws of the State of Delaware that will be, as of the Effective Date, merged with Pliant and will be the ultimate parent of the other Reorganized Debtors as described in section 5.2 of this Plan.

1.65         New Pliant Stockholders Agreement means a stockholders agreement to be entered into by New Pliant and the holders of New Common Stock pursuant to section 5.3 of this Plan. The New Pliant Stockholders Agreement will be substantially in the form of Exhibit C to the Plan.

1.66         New Senior Subordinated Notes means new 13% unsecured senior subordinated notes, substantially in the form annexed hereto as Exhibit G, in the initial aggregate principal amount of $35 million subject to section 6.12 of the Plan, due 2010, to be issued by New Pliant pursuant to the New Senior Subordinated Notes Indenture in the event that the Holders of Old Note Claims do not receive the Tack-On Notes pursuant to section 3.2(g)(i).

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1.67         New Senior Subordinated Notes Indenture means an indenture, substantially in the form annexed hereto as Exhibit K, to be entered into pursuant to section 5.5 of this Plan in the event that the Holders of Old Note Claims do not receive the Tack-On Notes pursuant to section 3.2(g)(i) of the Plan. The New Senior Subordinated Notes Indenture contains provisions for the payment in kind of interest and a call option, as contemplated by section 5.5.

1.68         New Senior Subordinated Notes Indenture Trustee means the trustee under the New Senior Subordinated Notes Indenture.

1.69         Non-Debtor Affiliate means, individually or collectively, Aspen Industrial, S.A. de C.V., Jacinto Mexico, S.A. de C.V., Pliant de Mexico S.A. de C.V., Pliant Corporation Pty Ltd., and Pliant Film Products GmbH.

1.70         Old Indenture Trustee means the trustee under the Old Notes Indentures.

1.71         Old Note Claim means a Claim arising under or evidenced by the Old Notes or the Old Notes Indentures and related documents, including any Claim of the Old Indenture Trustee.

1.72         Old Notes mean the 13.0% unsecured senior subordinated notes due 2010 issued under the Old Notes Indentures.

1.73         Old Notes Indentures means both of (i) the indenture, dated as of May 31, 2000, as amended, restated and modified from time to time, among Pliant, as issuer, the guarantors named therein and Bank of New York, as indenture trustee and (ii) the indenture, dated as of April 10, 2002, as amended, restated and modified from time to time, among Pliant, as issuer, the guarantors named therein and Bank of New York as indenture trustee.

1.74         Other Outstanding Common Stock Interests means any calls, rights, puts, awards, commitments, repurchase rights, unvested stock options, unvested common stock, unvested preferred stock or any other agreements of any character related to the common stock of Pliant, but does not include Outstanding Common Stock.

1.75         Other Secured Claim means a Claim (other than an Administrative Expense Claim, a DIP Facility Claim or Revolving Credit Facility Claim) that is secured by a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

1.76         Outstanding Common Stock means the issued and outstanding common stock of Pliant as of the Petition Date, in addition to any Warrants, which shall be deemed to be exercised pursuant to section 5.16 of the Plan, and Stock Options, which may be exercised by the Holders thereof pursuant to section 5.16 of the Plan. Outstanding Common Stock does not include the Other Outstanding Common Stock Interests.

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1.77         Petition Date means January 3, 2006, the date on which the Debtors commenced their Chapter 11 Cases.

1.78         Plan means this chapter 11 plan of reorganization, including Exhibits and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.79         Plan Supplement means the supplement to this Plan in form and substance satisfactory to the Debtors and not inconsistent with the provisions of the Term Sheet in a manner that is materially adverse to the Consenting Noteholders filed with the Bankruptcy Court not later than 10 days prior to the Confirmation Date for the purposes specified in the Plan.

1.80         Pliant means Pliant Corporation, a Utah corporation, debtor-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.

1.81         Priority Non-Tax Claims means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.82         Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.83         Pro Rata means that proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests in such Class except in cases where Pro Rata is used in reference to multiple Classes in which case, Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims in such multiple Classes.

1.84         Reinstated or Reinstatement means, with respect to any Claim or Interest, that such Claim or Interest is treated in a manner such that the Claim or Interest is not Impaired under this Plan.

1.85         Reorganized Debtors means the Debtors or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan.

1.86         Representative Committee means the official committee of unsecured creditors appointed by the U.S. Trustee pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.87         Revolving Credit Facility Agents means Morgan Stanley Senior Funding, Inc., as Domestic B Agent and General Electric Capital Corporation, as Domestic A Agent, Administrative Agent and Collateral Agent, as each term is defined in the Revolving Credit Facility Agreement.

1.88         Revolving Credit Facility Agreement means the Amended and Restated Credit Agreement, dated as of November 21, 2005, as amended, modified or supplemented from time to

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time, by and among Pliant and certain of its subsidiaries as borrowers, the Revolving Credit Facility Agents and the Revolving Credit Facility Lenders, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

1.89         Revolving Credit Facility Claims means all Claims of the Revolving Credit Facility Lenders and Revolving Credit Facility Agents under the Revolving Credit Facility Agreement, which Claims shall be deemed, pursuant to section 506 of the Bankruptcy Code, Allowed pursuant to this Plan in the aggregate principal amount of $130,953,697, plus (a) (i) interest thereon through the Effective Date at the non-default contract rate and (ii) all fees and expenses payable in respect of such Claims under the Revolving Credit Facility Agreement and minus (b) amounts repaid prior to the Effective Date, if any.

1.90         Revolving Credit Facility Lenders means all lenders under the Revolving Credit Facility Agreement.

1.91         Second Lien Impairment means a determination by the Bankruptcy Court that the Second Lien Note Claims are Impaired.

1.92         Second Lien Indenture Trustee means the trustee under the Second Lien Notes Indenture.

1.93         Second Lien Note Claim means a Claim arising under or evidenced by the Second Lien Notes or the Second Lien Notes Indenture and related documents, including any Claim of the Second Lien Indenture Trustee.

1.94         Second Lien Noteholder means a Holder of a Second Lien Note under the Second Lien Notes Indenture.

1.95         Second Lien Notes means the 11 1/8% senior secured notes due 2009 issued under the Second Lien Notes Indenture in the aggregate principal amount of $250,000,000.

1.96         Second Lien Notes Indenture means that certain Indenture dated as of May 30, 2003, as amended and restated or modified from time to time, among Pliant, as issuer, the guarantors named therein, and Wilmington Trust Company, as initial indenture trustee, and succeeded by Wells Fargo Bank, National Association, as successor indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith.

1.97         Secured Claim means a Claim secured by a lien on collateral to the extent of the value of such collateral (i) as set forth in this Plan, (ii) as agreed to by the Holder of such Claim and the Debtors or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

1.98         Senior Credit Agreement means “Senior Credit Agreement” as defined by the Intercreditor Agreement.

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1.99         Series AA Directors means two directors initially selected by the Holders of a majority of the outstanding principal amount of the Old Notes and thereafter elected by the holders of a majority of the Series AA Preferred Stock.

1.100       Series AA Preferred Stock means the shares of Series AA Exchangeable Redeemable Preferred Stock authorized pursuant to the Certificate of Incorporation with an initial liquidation preference of $335.56 million and accruing quarterly cumulative dividends at a rate of 13% per annum.

1.101       Series AA Registration Rights Agreement means a registration rights agreement between New Pliant and the Holders of Old Note Claims to be entered into pursuant to section 5.3(d) of this Plan. The Series AA Registration Rights Agreement will be substantially in the form of Exhibit D to the Plan.

1.102       Series A Common Stock means an amount equal to 28% of New Common Stock to be issued to Holders of Series A Preferred Stock pursuant to section 3.3(a) of this Plan.

1.103       Series A Preferred Stock means (i) the Series A Cumulative Exchangeable Redeemable Preferred Stock of Pliant and (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

1.104       Series A/Series AA Preferred Stock means 22.5% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date, provided, however, that if the grant of Bondholder Additional Consideration as provided in section 3.2(g) herein results in First Lien Impairment or Second Lien Impairment, Series A/Series AA Preferred Stock means 20% of the aggregate amount of issued and outstanding Series AA Preferred Stock as of the Effective Date.

1.105       Series B Preferred Stock means (i) the Series B Redeemable Preferred Stock of Pliant and (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

1.106       Series M Preferred Stock means the shares of Series M Preferred Stock authorized pursuant to the Certificate of Incorporation.

1.107       Stock Options means the vested options to purchase common stock of Pliant that were granted by Pliant to certain present and former employees, which have not expired by their terms or by agreement between Pliant and the Holder thereof and which the Holder thereof exercises in accordance with section 5.16 of the Plan. Stock Options do not include the Warrants or unvested stock options.

1.108       Support Agreement means that certain support agreement among Pliant, Flexible Films, LLC, a Delaware limited liability company, Flexible Films II, LLC, a Delaware limited liability company, Southwest Industrial Films, LLC, a Delaware limited liability company, and Southwest Industrial Films II, LLC, a Delaware limited liability company, and the Consenting Noteholders, substantially in the form of Exhibit E to the Disclosure Statement.

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1.109       Tack-On Notes means the additional First Lien Notes to be issued by New Pliant as of the Effective Date in the initial aggregate principal amount of $20 million subject to section 6.12 of the Plan, substantially in the form annexed hereto as Exhibit F; provided, however, that Pliant shall not issue the Tack-On Notes in the event of First Lien Impairment or Second Lien Impairment.

1.110       Term Sheet means the term sheet that is annexed as exhibit A to the Support Agreement.

1.111       Unimpaired Claim means a Claim that is Reinstated under the Plan.

1.112       Unimpaired Interest means an Interest that is Reinstated under the Plan.

1.113       Unimpaired Opt-Out Election means the election form pursuant to which Holders of Claims and Interests which are Reinstated under the Plan may “opt-out” of the releases contained in section 10.2(b) of this Plan. The Unimpaired Opt-Out Election will be substantially in the form of Exhibit I to this Plan.

1.114       Warrants mean the warrants for the purchase of common stock of Pliant that have an exercise price of .01 per share and that have not expired by their terms or by agreement of Pliant and the Holder thereof, which shall be deemed to be exercised pursuant to section 5.16 of the Plan.

B.            Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, the provision of Bankruptcy Rule 9006(a) will apply.

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C.            Exhibits and Plan Supplement. All Exhibits as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely Filed in accordance with this Plan. Holders of Claims and Interests may obtain a copy of the Filed Exhibits and Plan Supplement upon written request to the Debtors. Upon their Filing, the Exhibits and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, as described below, have not been classified.

This Plan constitutes a single plan of reorganization for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest qualifies within the description of such Class and is in a different Class to the extent that it qualifies within the description of such different Class, but the same portion of a Claim may not be in more than one Class. A Claim or Interest is also placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

2.1           Unclassified Claims. The following Claims are not Impaired by the Plan.

(a)                                  Administrative Expense Claims.

(b)                                 DIP Facility Claims.

(c)                                  Priority Tax Claims.

2.2           Classes of Claims.

(a)                                  Class 1: Priority Non-Tax Claims. Class 1 consists of all Priority Non-Tax Claims against each applicable Debtor. Claims in Class 1 are not Impaired.

(b)                                 Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims against each applicable Debtor. Claims in Class 2 are not Impaired.

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(c)                                  Class 3: Revolving Credit Facility Claims. Class 3 consists of all Revolving Credit Facility Claims against each applicable Debtor. Claims in Class 3 are Impaired.

(d)                                 Class 4: First Lien Note Claims. Class 4 consists of all First Lien Note Claims against each applicable Debtor. Claims in Class 4 are not Impaired.

(e)                                  Class 5: Second Lien Note Claims. Class 5 consists of all Second Lien Note Claims against each applicable Debtor. Claims in Class 5 are not Impaired.

(f)                                    Class 6: General Unsecured Claims. Class 6 consists of all General Unsecured Claims against each applicable Debtor. Claims in Class 6 are not Impaired.

(g)                                 Class 7: Old Note Claims. Class 7 consists of all Old Note Claims against each applicable Debtor. Claims in Class 7 are Impaired.

(h)                                 Class 8: Intercompany Claims. Class 8 consists of the Intercompany Claims against each applicable Debtor. Claims in Class 8 are Impaired.

2.3           Classes of Interests.

(a)                                  Class 9: Series A Preferred Stock Interests. Class 9 consists of all Interests directly arising from, under, or relating in any way to, the Series A Preferred Stock and all Claims arising out of or relating thereto. Interests in Class 9 are Impaired.

(b)                                 Class 10: Series B Preferred Stock Interests. Class 10 consists of all Interests directly arising from, under, or relating in any way to, the Series B Preferred Stock, and all Claims arising out of or relating thereto. Interests in Class 10 are Impaired.

(c)                                  Class 11: Outstanding Common Stock Interests. Class 11 consists of all Interests directly arising from, under, or relating in any way to, the Outstanding Common Stock, and all Claims arising out of or relating thereto. Interests in Class 11 are Impaired.

(d)                                 Class 12: Other Outstanding Common Stock Interests. Class 12 consists of all Interests directly arising from, under, or relating in any way to the Other Outstanding Common Stock Interests, and all Claims arising out of or relating thereto. Interests in Class 12 are Impaired.

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ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1           Unclassified Claims.

(a)                                  Administrative Expense Claims. Subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, each Allowed Administrative Expense Claim shall be paid by the Debtors, at their election, in full, in Cash, at the Debtors’ option: (i) on the Effective Date, (ii) on the due date thereof in accordance with its terms, (iii) on the date upon which such Administrative Expense Claim becomes an Allowed Claim, (iv) in the ordinary course of business as such claims become due; provided, however, that Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (v) on such other date as may be agreed upon between the Holder of such Allowed Administrative Expense Claim and the Debtors.

(b)                                 DIP Facility Claims. On the Effective Date, all amounts owed by any Debtor under the DIP Facility Agreement (including, without limitation, all loans and all fees and expenses payable thereunder) shall be paid in full in Cash and the Commitments (as defined in the DIP Facility Agreement) under the DIP Facility Agreement shall be cancelled. In addition, on the Effective Date, any unexpired letters of credit outstanding under the DIP Facility Agreement shall be either (i) returned to the applicable DIP Facility Lender and cancelled without having been drawn or (ii) replaced with back-to-back letters of credit and/or cash collateralized in an amount equal to 105% of the aggregate letter of credit exposure (i.e., the sum of (x) the aggregate undrawn amount of all outstanding letters of credit and (y) all amounts drawn under such letters of credit and not then reimbursed), in each case as provided for in accordance with the DIP Facility Agreement.

(c)                                  Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are not Impaired by this Plan. On or as soon as reasonably practicable after (i) the Effective Date if such Priority Tax Claim is an Allowed Priority Tax Claim or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors: (a) Cash equal to the amount of such Allowed Priority Tax Claim; (b) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (c) such Claim will be otherwise treated in any other manner such that it will not be Impaired; provided, however, that any Allowed Priority Tax Claim not

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due and owing on the Effective Date will be paid when such Claim becomes due and owing.

3.2           Classes of Claims. Unless the Holder of an Allowed Claim and the applicable Debtors agree to a different treatment, on the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Claim shall receive as follows:

(a)                                  Class 1: Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.

(b)                                 Class 2: Other Secured Claims. Each Holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

(c)                                  Class 3: Revolving Credit Facility Claims. Each Holder of an Allowed Revolving Credit Facility Claim shall be paid in full in Cash, including, without limitation, all unpaid interest accrued at the non-default contract rate and any unpaid professional fees and expenses, as provided for in the Revolving Credit Facility Agreement.

(d)                                 Class 4: First Lien Note Claims. Each Holder of an Allowed First Lien Note Claim shall have its Claim Reinstated by way of a reaffirmation by the Reorganized Debtors of the First Lien Notes Indenture and the First Lien Notes in accordance with their terms, and compliance on the Effective Date with section 1124 of the Bankruptcy Code, including, without limitation, the payment of all fees, costs and charges owing to the First Lien Indenture Trustee (as may be limited by the terms of the Final DIP Order) and each Holder of a First Lien Note Claim.

(e)                                  Class 5: Second Lien Note Claims. Each Holder of an Allowed Second Lien Note Claim shall have its Claim Reinstated by way of a reaffirmation by the Reorganized Debtors of the Second Lien Notes Indenture and the Second Lien Notes in accordance with their terms, and compliance on the Effective Date with section 1124 of the Bankruptcy Code, including, without limitation, the payment of Cash on the Effective Date in an amount equal to interest accrued at the contract rate specified in the Second Lien Notes Indenture and the Second Lien Notes through the last payment date immediately preceding the Effective Date and the payment of all fees, costs and charges owing to the Second Lien Indenture Trustee (as may be limited by the terms of the Final DIP Order) and each Holder of a Second Lien Note Claim.

(f)                                    Class 6: General Unsecured Claims. Each Holder of an Allowed General Unsecured Claim shall have its Claim Reinstated. Claims of the Debtors or Reorganized Debtors arising under section 547 of the Bankruptcy Code against Holders of General Unsecured Claims shall be waived as provided in section 10.5 of this Plan.

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(g)                                 Class 7: Old Note Claims. Class 7 shall receive Cash in an amount equal to the Consenting Noteholders’ Professional Fees, which Cash shall be paid directly by Pliant to the relevant professionals incurring such fees. In addition, each Holder of an Allowed Old Note Claim shall receive:

(i)            its Pro Rata share of Tack-On Notes as consideration for the accrued and unpaid interest payment due December 1, 2005; provided, however, that in the event that the grant of Tack-On Notes as provided in this section (i) results in First Lien Impairment or Second Lien Impairment, such Holder shall not receive Tack-On Notes but shall instead receive its Pro Rata share of New Senior Subordinated Notes;

(ii)           its Pro Rata share of Bondholder Series AA Preferred Stock;

(iii)          its Pro Rata share of Bondholder Common Stock; and

(iv)          if Class 7 accepts the Plan, Bondholder Additional Consideration; provided, however, that in the event that the grant of Bondholder Additional Consideration pursuant to this section (iv) results in First Lien Impairment or Second Lien Impairment, such Holder shall not be entitled to any Bondholder Additional Consideration.

(h)                                 Class 8: Intercompany Claims. On the Effective Date, at the option of the Debtors, all Intercompany Claims in Class 8 shall either be (i) Reinstated, in full or in part, or (ii) discharged and extinguished, in full or in part, in which case such discharged and extinguished portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest on account of such portion under the Plan, provided, however, that prior to such discharge and extinguishment such Intercompany Claims may be contributed to capital, transferred, setoff or subject to any other arrangement at the option of the Debtors. Any and all Class 8 Claims, or portions thereof, being extinguished and, to the extent, if any, such Claims are being contributed to capital or treated in another manner as permitted herein, are set forth in Exhibit M to the Plan.

3.3           Classes of Interests. Unless the Holder of an Allowed Interest and Pliant agree to a different treatment, on the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Interest shall receive as follows:

(a)                                  Class 9: Series A Preferred Stock Interests. Each Holder of an Allowed Series A Preferred Stock Interest shall receive its Pro Rata share of: (i) the Series A/Series AA Preferred Stock, and (ii) the Series A Common Stock.

(b)                                 Class 10: Series B Preferred Stock Interests. Each Holder of an Allowed Series B Preferred Stock Interest shall receive an amount equal to $5,146 per share in Cash on account of each vested share, or portion thereof, of Series B Preferred Stock held by such Holder; provided, however, that Holders of Series B Preferred Stock that are eligible to participate in the

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Management Stock Plan or Deferred Cash Incentive Plan are required to forego any distribution as provided for in this section 3.3(b) as a condition to their participation in the Management Stock Plan or Deferred Cash Incentive Plan. All unvested Series B Preferred Stock Interests shall be cancelled, annulled and extinguished, and the Holders thereof shall not be entitled to any distribution on account of such unvested shares.

(c)                                  Class 11: Outstanding Common Stock Interests. Each Holder of an Allowed Outstanding Common Stock Interest shall receive its Pro Rata share of New Equity Common Stock.

(d)                                 Class 12: Other Outstanding Common Stock Interests. On the Effective Date or as soon as practicable after the Effective Date, all Other Outstanding Common Stock Interests shall be cancelled, annulled and extinguished.

3.4           Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1           Impaired Classes of Claims and Interests Entitled to Vote. Holders of Claims and Interests in each Impaired Class of Claims and Interests (Classes 3, 7, 8, 9, 10 and 11) are entitled to vote as a Class to accept or reject this Plan.

4.2           Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds (2/3) in amount of Allowed Interests of such Class that have timely and properly voted to accept or reject this Plan.

4.3           Presumed Acceptances by Unimpaired Classes. Classes 1, 2, 4, 5 and 6 are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Claims or Interests are conclusively presumed to accept this Plan, and thus the votes of the Holders of such Claims or Interests will not be solicited.

4.4           Presumed Rejection by Impaired Class. Class 12 is Impaired by this Plan, and Holders of Interests in Class 12 will not receive or retain any property under the Plan on account of such Interests. Under section 1126(g) of the Bankruptcy Code, Holders of such Interests are

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conclusively presumed to reject this Plan, and thus the votes of the Holders of such Interests will not be solicited.

4.5           Summary of Classes Voting on the Plan. As a result of the provisions of sections 4.1, 4.3 and 4.4 of this Plan, only the votes of Holders of Claims and Interests in Classes 3, 7, 8, 9, 10 and 11 will be solicited with respect to this Plan.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1           Non-Substantive Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ estates, and on the Effective Date, the Debtors’ estates shall not be deemed to be substantively consolidated for purposes hereof. Allowed Claims held against one Debtor will be satisfied solely from the Cash and assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds may be advanced to the relevant Debtors by the Estate of Pliant. Except as specifically set forth herein, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s case, will be treated as a separate claim against each Debtor’s estate, provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus postpetition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in the Plan.

5.2           Reincorporation of Pliant in Delaware. Prior to the Effective Date, New Pliant shall be incorporated as a Delaware corporation and wholly-owned subsidiary of Pliant. On the Effective Date, Pliant shall merge with and into New Pliant, with New Pliant surviving the Merger and all issued and outstanding capital stock in Pliant shall be exchanged in the Merger for the New Common Stock and Series AA Preferred Stock to be distributed to the Holders of Series A Preferred Stock Interests and Outstanding Common Stock Interests as provided for in sections 5.3(a)(ii) and (iii) and 5.3(c)(2) of the Plan. As provided in section 5.8 of the Plan, all capital stock in Pliant, including the capital stock so exchanged, and all rights relating thereto, including, but not limited to, any rights that would cause Pliant to repurchase capital stock, shall be extinguished. In addition, immediately after the consummation of the Merger, New Pliant shall issue the New Common Stock, Series AA Preferred Stock and the Tack-On Notes or, alternatively, the New Senior Subordinated Notes to the Holders of Allowed Old Note Claims in exchange therefor, as provided in sections 5.3(a)(i), 5.3(c)(1), 5.4 and 5.5, as well as the Bondholder Additional Consideration to the extent permitted, as provided in section 3.2(g)(iv).

5.3           New Pliant Securities.

(a)                                  Issuance of New Common Stock. On the Effective Date, New Pliant shall issue shares of New Common Stock. Concurrently with such issuance, New Pliant shall distribute (i) the Bondholder Common Stock to the Old Notes Indenture Trustee for further distribution to the Holders of Allowed Old Note Claims on a Pro Rata basis, (ii) the Series A Common Stock to

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the Holders of Series A Preferred Stock Interests on a Pro Rata basis, and (iii) the New Equity Common Stock to the Holders of Outstanding Common Stock Interests on a Pro Rata basis. Distribution of such New Common Stock shall be deemed complete upon delivery of one or more share certificates representing such shares as described herein. The Certificate of Incorporation, substantially in the form of Exhibit A hereto, sets forth the rights and preferences of the New Common Stock.

(b)                                 New Pliant Stockholders Agreement. On the Effective Date, New Pliant and the holders of New Common Stock shall enter into the New Pliant Stockholders Agreement substantially in the form set forth in Exhibit C. The New Pliant Stockholders Agreement shall be binding on all parties receiving New Common Stock regardless of whether such parties execute the New Pliant Stockholders Agreement and no certificates representing New Common Stock will be issued to any party until such party has executed the New Pliant Stockholders Agreement. As provided for in the New Pliant Stockholders Agreement and as qualified in its entirety by the terms contained therein, the New Pliant Stockholders Agreement shall generally provide, among other things:

(i)            that the holders of New Common Stock shall be entitled to, among other things, certain preemptive rights and shall be subject to certain “drag-along” provisions and restrictions on transfers, all as set forth in the New Pliant Stockholders Agreement; and

(ii)           that New Pliant shall be obligated to effect a public offering of the New Common Stock, after the date that is three (3) years following the Effective Date, at the direction of the holders of a majority of the shares of New Common Stock issued to the JP Morgan Entities, certain other Holders of Series A Preferred Stock and Holders of Old Note Claims hereunder.

(c)                                  Issuance of Series AA Preferred Stock. On the Effective Date, New Pliant shall issue 335,600 shares of Series AA Preferred Stock. Concurrently with such issuance, New Pliant shall distribute (1) the Bondholder Series AA Preferred Stock to the Old Notes Indenture Trustee for further distribution to the Holders of Allowed Old Note Claims on a Pro Rata basis and (2) the Series A/Series AA Preferred Stock to the Holders of Series A Preferred Stock Interests on a Pro Rata basis. Distribution of such Series AA Preferred Stock shall be deemed complete upon delivery of one or more share certificates representing such shares as described herein. The Certificate of Incorporation, substantially in the form of Exhibit A hereto, sets forth the rights and preferences of the Series AA Preferred Stock. As provided for in the Certificate of Incorporation and as qualified in its entirety by the terms contained therein, the Certificate of Incorporation shall generally provide, among other things, with respect to the Series AA Preferred Stock, that:

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(i)            The holders of the Series AA Preferred Stock shall have the right to elect the Series AA Directors. As more fully set forth in the Certificate of Incorporation and subject to the exceptions contained therein, following the fourth anniversary of the Effective Date, the Series AA Directors shall have certain supermajority voting rights that will permit them to initiate a sale of New Pliant and to control any vote of the board of directors relating thereto.

(ii)           If the Series AA Preferred Stock is not redeemed within five (5) years after the Effective Date, the holders of a majority of the Series AA Preferred Stock shall have certain rights, subject to certain exceptions, to (1) cause all of the outstanding Series AA Preferred Stock to be converted into 99.9% of the fully diluted New Common Stock or (2) appoint a majority of the board of directors of New Pliant without converting the Series AA Preferred Stock to New Common Stock.

(iii)          In the event that New Pliant seeks to sell all or substantially all of its assets, the approval of the holders of at least two-thirds of all of the Series AA Preferred Stock shall be required.

(iv)          In the event that New Pliant seeks to effect a merger, then, subject to certain exceptions, the approval of the holders of at least two-thirds of the Series AA Preferred Stock shall be required.

(d)                                 Registration of Series AA Preferred Stock. On the Effective Date, New Pliant and the Holders of Old Note Claims and certain other holders of Series AA Preferred Stock shall enter into the Series AA Registration Rights Agreement substantially in the form set forth in Exhibit D hereto. Pursuant to the terms of the Series AA Registration Rights Agreement and as qualified in its entirety by the terms contained therein, New Pliant shall be obligated to register an underwritten public offering of the Series AA Preferred Stock, after the date that is nine months after the Effective Date, at the direction of holders of a majority of the shares of Series AA Preferred Stock issued to the Holders of Old Note Claims. The Holders of Old Note Claims and certain other holders of Series AA Preferred Stock shall become parties to the Series AA Registration Rights Agreement, which shall be binding on such holders regardless of whether such parties execute the Series AA Registration Rights Agreement and no certificates representing Series AA Preferred Stock will be issued to any such holder until such party has executed the Series AA Registration Rights Agreement.

(e)                                  To the extent the summary description in this Plan conflicts with the terms of the New Pliant Stockholders Agreement, the Series AA Registration Rights Agreement, the Certificate of Incorporation or the By-Laws, the terms of such documents shall govern.

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5.4           Issuance of Tack-On Notes. If and to the extent required by section 3.2(g) of the Plan, New Pliant shall issue and distribute the Tack-On Notes, substantially in the form attached hereto as Exhibit F, to the Old Indenture Trustee, on behalf of all Holders of Old Notes, for ultimate distribution Pro Rata to each Holder of an Old Note Claim. The Tack-On Notes shall have an aggregate original principal amount of $20,000,000, subject to section 6.12 of the Plan, shall be issued under the First Lien Notes Indenture, and shall benefit from all of the rights and privileges contained therein.

5.5           Issuance of New Senior Subordinated Notes. If and to the extent required by section 3.2(g) of the Plan, New Pliant shall issue and distribute the New Senior Subordinated Notes, substantially in the form attached hereto as Exhibit G, to the Old Indenture Trustee, on behalf of all Holders of Old Notes, for ultimate distribution Pro Rata to each Holder of an Old Note Claim. The New Senior Subordinated Notes shall have an aggregate original principal amount of $35,000,000, subject to section 6.12 of the Plan, shall mature in 2010 and shall accrue payment in kind interest at a rate of 13% per annum for the first year following issuance and semi-annual cash pay interest at a rate of 13%  per annum thereafter. The New Senior Subordinated Notes shall be subject to New Pliant’s right, which shall be assignable, to refinance the New Senior Subordinated Notes during the first year after the issuance of the New Senior Subordinated Notes by tendering to the holders of the New Senior Subordinated Notes, Cash in an amount equal to (i) $20,000,000 plus (ii) interest accrued at a rate of 13% per annum from the date of issuance through the date of payment on a principal amount of $20,000,000 minus (iii) any interest previously paid in Cash on the New Senior Subordinated Notes. The New Senior Subordinated Notes shall be issued pursuant to the New Senior Subordinated Notes Indenture, a form of which is attached hereto as Exhibit K.

5.6           Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. After the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except as provided in section 5.2 and except to the extent such certificates or articles of incorporation and by-laws are to be amended pursuant to the terms of this Plan. Notwithstanding anything to the contrary in this Plan, the Unimpaired Claims and Interests and Impaired Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

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5.7           Corporate Governance, Directors, Officers and Corporate Action.

(a)                                  Certificates or Articles of Incorporation and By-Laws. The certificates or articles of incorporation and by-laws of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws as permitted by applicable law. In addition, prior to or on the Effective Date or as soon as reasonably practicable thereafter, the Certificate of Incorporation and By-Laws of New Pliant, substantially in the form as set forth in Exhibits A and B, respectively, to the Plan, shall go into effect and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock, Series M Preferred Stock and the Series AA Preferred Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan.

(b)                                 Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial directors and officers of New Pliant shall be the persons identified in Exhibit L, to be provided in the Plan Supplement. The board of directors of New Pliant shall have seven (7) members. Pursuant to the terms of the Certificate of Incorporation on the Effective Date: (i) holders of New Equity Common Stock and Series A Common Stock will be entitled to designate five directors of New Pliant, one of whom shall be the Chief Executive Officer of New Pliant, and (ii) holders of Series AA Preferred Stock will be entitled to designate two directors of New Pliant. In addition, the boards of directors of the Reorganized Debtors shall be comprised of members of the board of directors of New Pliant, or such other persons as are designated by the board of directors of New Pliant. Pursuant to section 1129(a)(5), the Debtors will disclose in Exhibit L, to be provided in the Plan Supplement, the identity and affiliations of any person proposed to serve on the initial board of directors of New Pliant, and to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Certificate of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c)                                  Corporate Action. On the Effective Date, the adoption of the Certificate of Incorporation or similar constituent documents, the adoption of the By-Laws, the selection of directors and officers for New Pliant and each

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Reorganized Debtor, and all other actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of New Pliant, the Debtors or the Reorganized Debtors, and any corporate action required by New Pliant, the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of New Pliant, the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of New Pliant and/or the Reorganized Debtors and members of the boards of directors of New Pliant and/or Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of the New Pliant and/or Reorganized Debtors.

5.8           Cancellation of Notes, Instruments, Debentures, Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests. On the Effective Date, except as otherwise provided for herein, (a) Old Notes, Series A Preferred Stock, Series B Preferred Stock, Outstanding Common Stock, Other Outstanding Common Stock Interests and any other notes, bonds (with the exception of surety bonds outstanding), indentures (including the Old Notes Indentures), stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be cancelled (with the exception of the Intercreditor Agreement), and (b) the obligations of the Debtors under any agreements, stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, indentures (including the Old Notes Indentures) or certificates of designation governing the Old Note Claims, Series A Preferred Stock Interests, Series B Preferred Stock Interests, Outstanding Common Stock, Other Outstanding Common Stock Interests and any other Claims or Interests or any notes, bonds, indentures, or other instruments or documents evidencing or creating any Claims or Interests against a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be discharged (with the exception of the Intercreditor Agreement); provided, however, that the Old Notes Indenture shall continue in effect to the extent necessary to allow the Reorganized Debtors and the Old Indenture Trustee to make distributions pursuant to the Plan on account of Old Note Claims. As of the Effective Date, all Series A Preferred Stock, Series B Preferred Stock, Outstanding Common Stock and Other Outstanding Common Stock Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party. For the avoidance of doubt, the Intercreditor Agreement, the First Lien Notes Indenture, the First Lien Notes, the Second Lien Notes Indenture and the Second Lien Notes shall remain in full force and effect in accordance with sections 3.2(d) and 3.2(e) of this Plan.

5.9           Issuance of New Securities and Related Matters.

(a)                                  Issuance of New Securities. On or as soon as reasonably practicable after the Effective Date, New Pliant and the Reorganized Debtors shall issue

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(subject to section 5.9(b) of this Plan), all instruments, certificates and other documents, including the New Common Stock, Series M Preferred Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) required to be issued or distributed pursuant to this Plan without further act or action under applicable law, regulation, order or rule. The issuance of the New Common Stock, Series M Preferred Stock, Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Exit Facility Credit Agreement, the New Senior Subordinated Notes Indenture (if the New Senior Subordinated Notes are issued), the New Pliant Stockholders Agreement, the Series AA Registration Rights Agreement and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

(b)                                 Execution and Delivery of the New Pliant Stockholders Agreement and Distribution of the New Common Stock and Series AA Preferred Stock. On or as soon as reasonably practicable after the Effective Date, all of the shares of the New Common Stock to which any Holder of a Claim or Interest in Classes 7, 9, 10 and 11 shall become entitled pursuant to the Plan shall be issued in the name of such Holder subject to the terms and conditions of the New Pliant Stockholders Agreement and the other terms and conditions of this Plan and distributed to such Holder following (but only upon) the execution and delivery to New Pliant by such Holder of the New Pliant Stockholders Agreement. In the period pending distribution of the New Common Stock and Series AA Preferred Stock to any Holder of a Class 7, 9, 10, and 11 Claim or Interest, such Holder shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the New Pliant Stockholders Agreement and the Series AA Registration Rights Agreement (each to the extent applicable) and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Holder’s New Common Stock and Series AA Preferred Stock (including, receiving any proceeds of any permitted transfer of such New Common Stock and Series AA Preferred Stock, as applicable), and to exercise all other rights in respect of the New Common Stock and Series AA Preferred Stock (so that such Holder shall be deemed for tax purposes to be the owner of the New Common Stock and Series AA Preferred Stock issued in the name of such Holder, as applicable).

5.10         Exit Financing. On the Effective Date, without any requirement of further action by security holders or directors of New Pliant, the Debtors or Reorganized Debtors, New Pliant

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and the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the liens on the exit facility collateral. The Exit Facility Credit Agreement shall be designated as a Senior Credit Agreement pursuant to the terms of the Intercreditor Agreement.

5.11         Management Stock Plan and Deferred Cash Incentive Plan. On the Effective Date, New Pliant shall issue 8,000 shares of Series M Preferred Stock and designate participants in the Deferred Cash Incentive Plan. The shares of Series M Preferred Stock shall be distributed in accordance with the Management Stock Plan and units shall be distributed in accordance with the Deferred Cash Incentive Plan, forms of which are annexed hereto in Exhibit E. The Management Stock Plan and Deferred Cash Incentive Plan shall be used for the purpose of granting awards to officers and other employees of New Pliant and the Reorganized Debtors. As provided for in the Certificate of Incorporation and the Deferred Cash Incentive Plan and as qualified in its entirety by the terms contained therein, the Series M Preferred Stock and units in the Deferred Cash Incentive Plan shall initially be entitled, in the aggregate, to 7.5% of the equity value of New Pliant. Such percentage may be increased to an aggregate of 8.0% of the equity value of New Pliant under certain circumstances.

5.12         Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for New Pliant and/or the Reorganized Debtors to make payments pursuant to this Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets or the Exit Facility Credit Agreement. New Pliant and the Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the New Pliant and the Reorganized Debtors’ consolidated cash management systems.

5.13         Cram-Down. If any Impaired Class fails to accept the Plan by the requisite statutory majorities, the Debtors reserve the right (i) to confirm the Plan by a “cram-down” of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (ii) to propose any modifications to the Plan and to confirm the Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.

5.14         Additional Transactions Authorized Under the Plan. On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired.

5.15         Emergence Bonus Payments. On the Effective Date, New Pliant shall pay emergence bonus payments to a limited number of officers and other key employees of the Reorganized Debtors who are and have been principally responsible for the reorganization efforts in order to incentivize such key employees to enable the Debtors to emerge from chapter 11 and achieve the Debtors’ Plan goals expeditiously and in a manner consistent with the Plan. The emergence bonus plan shall contain terms as set forth in Exhibit J.

5.16         Exercise of Warrants and Stock Options. On or prior to the Effective Date, each Holder of an Allowed Warrant Interest shall be deemed to have exercised its Warrant, which shall entitle such Holder to one share of common stock of Pliant for each Warrant Interest held

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by such Holder. In addition, each Holder of an Allowed Stock Option shall have the right to exercise such Stock Option by tendering to Pliant the contractual exercise price on or prior to the Effective Date. Each Holder of an Allowed Stock Option shall be required to designate on its Ballot an affirmative intention to exercise its Stock Option pursuant to the terms of the Plan and shall be required to provide therewith proof of such Holder’s ability to pay the contractual exercise price, which proof shall be satisfactory to the Debtors in their sole discretion. To the extent a Holder of an Allowed Stock Option does not designate its intention to exercise its Stock Option on a timely filed Ballot or does not provide adequate proof of payment with a timely filed Ballot, as required by this section, including in either instance such Holders who vote to reject the Plan or abstain from voting on the Plan, such Stock Options shall be cancelled, annulled and extinguished.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1           Distributions for Claims or Interests Allowed as of the Effective Date. Unless the Holder of an Allowed Claim against or Allowed Interest in the Debtors and the Debtors agree to a different distribution date or except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Allowed Claims or Interests shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Notwithstanding the date on which any distribution of securities is made to a Holder of an Allowed Claim or to a Holder of an Allowed Interest, as of the date of the distribution such Holder shall be deemed to have the rights of a holder of such securities (subject to the terms and conditions of this Plan) distributed as of the Effective Date.

6.2           Distributions for Claims and Interests that Become Allowed after the Effective Date. Distributions on account of Allowed Claims and Interests that first become Allowed Claims and Interests after the Effective Date shall be made as soon as practicable after the date that such Claim or Interest becomes Allowed pursuant to section 6.4 of this Plan.

6.3           Interest on Claims. Except as to the First Lien Note Claims and the Second Lien Note Claims as provided herein or as otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

6.4           Distributions by Disbursing Agent. Other than as specifically set forth in the Plan, the Disbursing Agent shall make all distributions required to be made under this Plan. Distributions on account of Revolving Credit Facility Claims shall be made by the Disbursing Agent directly to the Revolving Credit Facility Agents. Distributions on account of the First Lien Note Claims, the Second Lien Note Claims and the Old Note Claims shall be made in

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accordance with the respective indentures or in accordance with this Plan where such indentures are silent. New Pliant and/or the Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.

6.5           Delivery of Distributions and Undeliverable or Unclaimed Distributions. Unless the First Lien Notes Indenture, the Second Lien Notes Indenture, or the Old Notes Indentures provide otherwise, the following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims and Interests.

(a)                                  Delivery of Distributions in General. Distributions to Holders of Allowed Claims or Interests shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or interests or transfers of claim filed pursuant to Bankruptcy Rule 3001.

(b)                                 Undeliverable and Unclaimed Distributions.

(i)            Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to New Pliant, the Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.

(ii)           After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

(iii)          Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim or Interest that does not assert a claim or interest pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property, New Pliant or its property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and New Pliant free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Revolving Credit Facility Lenders. Any New Common Stock, Series M Preferred Stock and Series AA Preferred Stock and the Tack-On Notes (or to the extent necessary, the New Senior Subordinated Notes) held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, New

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Pliant or the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim. This section 6.5(b) shall not apply to New Common Stock, Series M Preferred Stock and Series AA Preferred Stock held for distribution pending satisfaction of the conditions set forth in section 5.9(b) of this Plan.

6.6           Record Date for Distributions. New Pliant, the Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims or Interests that are Holders of such Claims or Interests, or participants therein, as of the close of business on the Distribution Record Date. New Pliant, the Reorganized Debtors and the Disbursing Agent shall instead be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

6.7           Allocation of Plan Distributions Between Principal and Interest. Except as otherwise expressly provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest. Notwithstanding the foregoing, the distribution in respect of the Consenting Noteholders’ Professionals Fees in accordance with the first sentence of section 3.2(g) of this Plan shall be deemed a payment under the relevant fee letters, as amended, as a result of the assumption thereof and shall not be allocated either to principal or interest in respect of the Old Note Claims.

6.8           Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of New Pliant or the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by New Pliant or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of New Pliant or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.9           Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, New Pliant and the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. New Pliant and the Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim or Interest that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to this

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Plan unless and until such Holder has made arrangements satisfactory to New Pliant and the Reorganized Debtors for the payment and satisfaction of such tax obligations.

6.10         Setoffs. The New Pliant and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by New Pliant or the Reorganized Debtors of any such claim that the Debtors or New Pliant or the Reorganized Debtors may have against such Holder.

6.11         Fractional Shares. No fractional shares of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock shall be distributed. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock, Series M Preferred Stock and Series AA Preferred Stock.

6.12         Denomination of Tack-On Notes or New Senior Subordinated Notes. The Tack-On Notes or, if issued in lieu of the Tack-On Notes, the New Senior Subordinated Notes will be issued on the Effective Date in denominations of $1,000 principal amount or integral multiples thereof. Accordingly, the Pro Rata principal amount of the Tack-On Notes or New Senior Subordinated Notes, as applicable, to be distributed to each Holder of an Old Note Claim as provided herein will be rounded down to the nearest $1,000 and no cash shall be payable with respect to the portion of the Pro Rata principal amount that was subtracted to effect such rounding.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1           Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is an executory contract that is set forth on Exhibit I hereto. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

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7.2           Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(l) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Debtors unless otherwise ordered by the Bankruptcy Court.

7.3           Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

7.4           Retiree Benefits. In furtherance of, and without in any way limiting, section 12.7, from and after the Effective Date the Debtors shall assume the obligation and shall continue to make the payment of all retiree benefits (if any), as that term is defined in Bankruptcy Code section 1114, at the level established pursuant to subsection (e)(1)(B) or (g) of said section 1114, at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits.

ARTICLE VIII

PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS
AND DISPUTED INTERESTS

8.1           Objections to and Estimation of Claims. After the Effective Date, only the applicable Reorganized Debtor against whose Estate a Claim was filed or deemed filed may object to the allowance of any Claim or Administrative Expense Claim. After the Effective Date, the applicable Reorganized Debtor against whose Estate a Claim or Administrative Expense Claim was filed or deemed filed shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall serve and file any objections to Claims and Interests as soon as practicable, but in no event later than (a) ninety (90) days after the Effective Date or (b) such later date as may be determined by the Bankruptcy Court upon a motion which may be made without further notice or hearing.

8.2           Payments and Distributions on Disputed, Contingent and Unliquidated Claims and Interests and on Claims for Which Proofs of Claim are Filed. No partial payments and no

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partial distributions will be made with respect to a disputed, contingent or unliquidated Claim or Interest, or with respect to any Claim for which a proof of claim has been filed, until the resolution of such disputes or estimation or liquidation of such claims by settlement or by final order of the Bankruptcy Court. As soon as practicable after a disputed, contingent or unliquidated Claim or Interest becomes an Allowed Claim or Interest in an amount certain, the Holder of such Allowed Claim or Interest will receive all payments and distributions to which such Holder is then entitled under the Plan.

8.3           Classes 4, 5 and 7. Claims in Classes 4 and 5 shall be deemed Allowed in aggregate amounts equal to the outstanding principal of either the First Lien Notes or the Second Lien Notes, as applicable, plus the outstanding interest accrued thereon both prior to and after the Petition Date, plus any fees, costs or charges provided under the First Lien Notes Indenture or the Second Lien Notes Indenture, as applicable. Claims in Class 7 shall be deemed Allowed in aggregate amounts equal to the outstanding principal of the Old Notes, plus outstanding interest accrued thereon prior to the Petition Date. Distributions to all Holders of Allowed Claims in Class 7 shall be delivered to the Old Indenture Trustee for further distribution to the ultimate beneficial holders, except as otherwise provided herein with respect to the Consenting Noteholders’ Professional Fees.

ARTICLE IX

CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1           Conditions to Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with section 9.2 of this Plan:

(a)                                  The Confirmation Order confirming this Plan, as such Plan may have been modified, shall have been entered by the Bankruptcy Court in form and substance reasonably satisfactory to the Debtors.

(b)                                 The Canadian Confirmation Order confirming this Plan, as such Plan may have been modified, shall have been entered by the Canadian Court in form and substance reasonably satisfactory to the Debtors.

(c)                                  The Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby, in form and substance satisfactory to the Debtors, shall have been executed and delivered by all parties thereto, and all conditions precedent thereto shall have been satisfied.

(d)                                 The Certificate of Incorporation and By-Laws and the amended certificates or articles of incorporation of the Debtors, as necessary, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions of incorporation and shall have become effective in accordance with such jurisdictions’ corporation laws.

(e)                                  All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law,

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regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on New Pliant.

(f)                                    Seven (7) members of the board of directors of New Pliant shall have been selected and shall have expressed a willingness to serve on the board of directors of New Pliant.

(g)                                 All other documents and agreements necessary to implement this Plan on the Effective Date shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred.

9.2           Waiver of Conditions. Each of the conditions set forth in section 9.1 of this Plan, with the exception of those conditions set forth in subsection (c), may be waived in whole or in part by the Debtors without any other notice to parties in interest or the Bankruptcy Court and without a hearing.

9.3           Consequences of Non-Occurrence of Effective Date. If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

ARTICLE X

EFFECT OF PLAN CONFIRMATION

10.1         Binding Effect. This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors and New Pliant.

10.2         Releases.

(a)                                  Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors-in-possession will be deemed to release and forever waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement, and that could have been asserted by

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or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the Debtors’ and their non-Debtor affiliates present and former officers and directors, (ii) the attorneys, accountants, investment bankers, restructuring consultants and financial advisors of each of the Debtors, and (iii) the Consenting Noteholders and the Consenting Noteholders’ professionals, in each case at any time up to immediately prior to the Effective Date; provided, however, that nothing in this section shall be construed to release any party from willful misconduct or gross negligence as determined by a Final Order. In addition, the releases contained in this section shall not apply to or otherwise affect the obligations of any of the Debtors’ present and former directors and officers to repay loans or advances of money or other property owed to the Debtors or their Estates.

(b)                                 Releases by Holders of Claims and Interests. As of the Effective Date, to the fullest extent permitted by law, each Holder of a Claim or Interest shall in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with this Plan, be deemed to have forever released, waived and discharged all claims, demands, debts, rights, causes of action or liabilities (other than (x) the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to (i) the Debtors, the Reorganized Debtors, the Non-Debtor Affiliates, the Chapter 11 Cases, this Plan or the Disclosure Statement against the Debtors and the Reorganized Debtors and (ii) the present and former directors, officers, employees, agents of the Debtors and the Non-Debtor Affiliates and the attorneys, accountants, investment bankers, restructuring consultants and financial advisors of each of the Debtors, limited solely to such parties’ capacity set forth in this subsection (b), in each case at any time up to immediately prior to the Effective Date; provided, however, that each Holder of a Claim or Interest that is entitled to vote on the Plan may elect by checking the appropriate box provided on the Ballot and each Holder of an Unimpaired Claim may elect by checking the appropriate box on the Unimpaired Opt-Out Election, as applicable, not to grant the releases set forth in this section 10.2(b). All Holders of Claims and Interests that do not expressly “opt-out” of the Plan releases by returning a Ballot or Unimpaired Opt-Out Election electing such “opt-out,” as applicable (including all Holders who vote to reject the Plan or abstain from voting

34

on the Plan and who do not “opt-out” on a timely filed Ballot) shall be bound by the releases contained herein.

(c)                                  Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in this section 10.2.

10.3         Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or impaired by confirmation or consummation of the Plan.

10.4         Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims under this Plan that are Allowed Claims) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. Upon the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims that are Allowed Claims), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock, Old Notes and Other Outstanding Common Stock Interests shall be terminated.

10.5         Preservation of Rights of Action and Settlement of Litigation Claims. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. New Pliant, the Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under section 547 of the Bankruptcy Code or seek to disallow any Claim to the extent it may be avoidable thereunder.

10.6         Exculpation and Limitation of Liability. Neither the Debtors, the Reorganized Debtors, New Pliant, nor any of their respective present or former members, officers, directors, employees, advisors or attorneys shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their

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respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan, except for their gross negligence or willful misconduct as determined by a Final Order, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

10.7         Injunction.

(a)                                  Except as otherwise provided in this Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors, except Allowed Claims and Interests that are Unimpaired by this Plan, are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of New Pliant, the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

(b)                                 By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this section 10.7.

10.8         Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.9         Subordination. The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with the contractual, legal and equitable subordination rights relating thereto whether arising under contract, general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise.

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ARTICLE XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, subject to section 12.21 of this Plan, over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)                                  allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)                                 grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

(c)                                  resolve any matters related to the assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(d)                                 ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

(e)                                  decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)                                    enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(g)                                 resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

(h)                                 approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any

37

contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(i)                                     hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court, provided, however, that the fees and expenses of the Reorganized Debtors, incurred after the Effective Date, including counsel fees, may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j)                                     issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(k)                                  hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

(l)                                     hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(m)                               enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

(n)                                 determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(o)                                 enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(p)                                 hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

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(q)                                 hear and determine disputes with respect to compensation of the Reorganized Debtors’ professional advisors;

(r)                                    hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(s)                                  enter an order closing the Chapter 11 Cases.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1         Surrender of Instruments. As a condition to participation under this Plan, (i) the Holder of an equity security of Pliant that desires to receive the property to be distributed on account of an Allowed Interest with respect to said equity security shall surrender such security, or evidence thereof satisfactory to the Debtors or their designee, and (ii) the Holder of a note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Debtors, or their designee (unless such Holder’s Claim will be Reinstated by the Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a Holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which  instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then such Holder shall be deemed to have surrendered such Holder’s equity security, note, debenture or other evidence of indebtedness upon surrender to Pliant of such global security by DTC or such other securities depositary or custodian thereof. Except as otherwise provided in this section, if no surrender of a security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such security, note, debenture or other evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date. The Old Notes Indentures and the Stockholders Agreement shall be rendered void as of the Effective Date.

12.2         Committees. The appointment of the Representative Committee shall terminate on the Effective Date.

12.3         Post-Confirmation Date Retention of Professionals. Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and

39

compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

12.4         Bar Date for Certain Administrative Expense Claims. All applications for final allowance of fees and expenses of professional persons employed by the Debtors or the Representative Committees pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective date shall be filed with the Bankruptcy Court and served upon the Reorganized Debtors’ counsel at the addresses set forth in section 12.15 of this Plan no later than thirty (30) days after the Effective Date. Any such claim that is not filed within this time period shall be discharged and forever barred. Objections to any application for allowance of Administrative Expense Claims described in this section 12.4 must be filed within thirty (30) days after the filing thereof, as may be extended by the Bankruptcy Court upon request of the Reorganized Debtors.

12.5         Certain Fees and Expenses of Old Indenture Trustee, First Lien Indenture Trustee, Second Lien Indenture Trustee and New Senior Subordinated Notes Indenture Trustee. On the Effective Date, the reasonable fees and expenses of the Old Indenture Trustee, the First Lien Indenture Trustee, the Second Lien Indenture Trustee and the New Senior Subordinated Notes Indenture Trustee shall be Allowed as Administrative Expense Claims against the Debtors, pursuant to section 503(b) of the Bankruptcy Code, and shall be paid by the Debtors without the need for the Old Indenture Trustee, the First Lien Indenture Trustee, the Second Lien Indenture Trustee and the New Senior Subordinated Notes Indenture Trustee to file an application for allowance with the Bankruptcy Court; provided, however, that the fees of the First Lien Indenture Trustee and the Second Lien Indenture Trustee shall be limited to the extent required by the Final DIP Order. To the extent that the New Senior Subordinated Notes are not issued, the New Senior Subordinated Notes Indenture Trustee shall still be entitled to its accrued reasonable fees and expenses in consideration for its substantial contribution to these Chapter 11 Cases. The Bankruptcy Court shall retain jurisdiction over any dispute regarding the reasonableness of such fees and expenses.

12.6         Effectuating Documents and Further Transactions. Each of the Debtors, New Pliant or the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan.

12.7         Compensation and Benefit Programs. Except as otherwise expressly provided in Exhibit I hereto, the Reorganized Debtors shall continue to perform their obligations under all employment and severance contracts and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans. New Pliant or any one of the Reorganized Debtors may prior to the Effective Date enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan. Any such agreements will be annexed to the Plan Supplement or otherwise filed with the Bankruptcy Court. In addition, on the Effective Date, the unpaid portion

40

of any insider Eligible Employee’s payment pursuant to the 2005 Management Incentive Compensation Plan shall be Allowed and shall be paid by the Debtors or Reorganized Debtors without the need for such insider Eligible Employee to file a proof of claim or an application for allowance with the Bankruptcy Court. Finally, on the Effective Date, New Pliant shall perform its obligations under the emergence bonus plan as set forth in section 5.15 of this Plan.

12.8         Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the shareholders or directors of one (1) or more of the Debtors, New Pliant or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors, New Pliant or the Reorganized Debtors are incorporated without any requirement of further action by the shareholders or directors of the Debtors, New Pliant or the Reorganized Debtors.

12.9         Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax.

12.10       Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

12.11       Amendment or Modification of the Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors may, alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan, provided that such alteration, amendment, or modification is not inconsistent with the provisions of the Term Sheet  in a manner that is materially adverse to the Consenting Noteholders. A Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

12.12       Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding,

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alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.13       Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors and New Pliant. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

12.14       Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

12.15       Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

PLIANT CORPORATION
1475 Woodfield Road
Suite 700
Schaumburg, IL 60173
Telephone:	(847) 969-3319
Facsimile:	(847) 969-3338
Attn:Stephen T. Auburn

with a copy to:

SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone:	(312) 853-7000
Facsimile:	(312) 853-7036
Attn:Larry J. Nyhan

-and-

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YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Attn: Robert S. Brady

Counsel to Debtors and Debtors-in-Possession

12.16       Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

12.17       Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

12.18       Exhibits. All Exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.

12.19       Filing of Additional Documents. On or before substantial consummation of this Plan, New Pliant, the Reorganized Debtors and the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

12.20       Reservation of Rights. Except as expressly set forth herein, the Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.

12.21       Disputes Concerning Canadian Claims against and Interests in Canadian Debtors. All disputes involving the rights of a Canadian entity that is (i) the Holder of a Claim against or an Interest in a Canadian Debtor and (ii) not subject to the personal jurisdiction of the Bankruptcy Court will be determined by the Bankruptcy Court without prejudice to such entity’s right to seek to have such dispute heard instead by the Canadian Court. Notwithstanding the foregoing, all such Canadian entities will be bound by the terms and provisions of this Plan.

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Dated:	Wilmington, Delaware	Respectfully submitted,
March 17, 2006
PLIANT CORPORATION

(for itself and on behalf of the Affiliate Debtors, as
Debtors and Debtors-in-Possession)

		By:	/s/ Stephen T. Auburn
Stephen T. Auburn
Vice President and General Counsel

SIDLEY AUSTIN LLP
Larry J. Nyhan
James F. Conlan
William A. Evanoff
Jessica C. Knowles
Laura B. Franzon
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Kenneth J. Enos (No. 4544)
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Counsel to the Debtors and Debtors-in-Possession

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Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PLIANT CORPORATION

ARTICLE ONE

The name of the corporation (which is hereinafter referred to as the “Corporation”) is Pliant Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is [The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.]

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

PART A. AUTHORIZED SHARES

The total number of shares of stock with the Corporation has the authority to issue is [                          ], consisting of:

(a)                                  335,600 shares of Series AA Redeemable Preferred Stock, par value $[      ] per share (the “Series AA Preferred Stock”);

(b)                                 8,000 shares of Series M Preferred Stock, par value $[      ] per share (the “Series M Preferred Stock”); and

(c)                                  [                    ] shares of Common Stock, par value $[      ] per share (the “Common Stock”).

The Series AA Preferred Stock and the Series M Preferred Stock are sometimes hereafter collectively referred to as the “Preferred Stock”. The Common Stock and the Preferred Stock are sometimes hereafter collectively referred to as the “Stock”.

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”);

1

provided, however, that the foregoing restriction shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code.

PART B. SERIES AA REDEEMABLE PREFERRED STOCK

Section 1. Dividends.

(a)                                  The holders of shares of Series AA Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative dividends on the Stated Value (as defined hereinafter) thereof at the rate of 13% per annum, or 3.25% per quarter for each of the quarterly periods ending on the last day of [March, June, September and December] of each year (such rate, the “Series AA Dividend Rate” and each such date, a “Series AA Dividend Payment Date”), and no more, payable in arrears on each succeeding Series AA Dividend Payment Date commencing on the first Series AA Dividend Payment Date after the date of original issue; provided that:  (i) if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day, and (ii) accumulated and unpaid dividends for any prior quarterly period may be paid at any time. The term “Business Day” means a day other than a Saturday, Sunday or day on which banking institutions in                          are authorized or required to remain closed. Such dividends shall accrue whether or not they have been declared and shall be cumulative from the date of original issue of each share of Series AA Preferred Stock, whether or not there are funds legally available for the payment of dividends on any payment date. Each such dividend shall be paid to the holders of record of the shares of Series AA Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 60 days nor less than 10 days preceding the Series AA Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee thereof. To the extent not paid on any Series AA Dividend Payment Date, such dividends shall be added to the Stated Value of such share of Series AA Preferred Stock as of such date and such dividends shall remain a part thereof until paid, and dividends shall thereafter accrue at the Series AA Dividend Rate and be paid on such share of Series AA Preferred Stock on the basis of the Stated Value, as so adjusted.

The term “Stated Value” means, as to each share of Series AA Preferred Stock, $1,000 per share, plus adjustments for accumulated and unpaid dividends as provided in the preceding paragraph and minus any distributions (other than dividends not previously added to the Stated Value) made with respect to such Series AA Preferred Stock, all as appropriately adjusted for any stock splits, combinations, recapitalizations and similar transactions with respect to the Series AA Preferred Stock. For purposes of this definition, the value of any payment or distribution by the Corporation of assets other than cash shall be the fair market value (as determined in good faith by the Board of Directors) of such assets, except where such assets consist of securities that are listed on a national securities exchange or quoted in the over-the-counter market, in which case the value of the assets shall be the market price thereof as of the date of receipt.

(b)                                 If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of Series AA Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series AA Preferred Stock (“Parity Stock”), all dividends declared upon shares of Series AA Preferred Stock and upon all

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Parity Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series AA Preferred Stock and such Parity Stock shall bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of Series AA Preferred Stock and such other shares of Parity Stock bear to each other. Unless and until full cumulative dividends on the shares of Series AA Preferred Stock in respect of all past quarterly dividend periods have been paid, and the full amount of dividends on the shares of Series AA Preferred Stock in respect of the then current quarterly dividend period shall have been or are contemporaneously declared in full and sums set aside for the payment thereof, no dividends shall be paid or declared and set aside for payment or other distribution made upon the Common Stock or any other capital stock of the Corporation ranking junior to the Series AA Preferred Stock as to dividends (together with the Common stock, “Junior Stock”), other than in shares of, or warrants or rights to acquire, Junior Stock. Holders of shares of Series AA Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of Series AA Preferred Stock that may be in arrears.

The terms “accrued dividends,” “dividends accrued” and “dividends in arrears,” whenever used herein with reference to shares of Preferred Stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such Preferred Stock (or, in the case of redemption, to the date of redemption), whether or not earned or declared and whether or not assets for the Corporation are legally available therefor, less the amount of all such dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of Preferred Stock.

(c)                                  Dividends payable on the shares of Series AA Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

Section 2. Optional Redemption.

(a)                                  The shares of Series AA Preferred Stock are redeemable at the option of the Corporation by resolution of its Board of Directors, in whole or from time to time in part, subject to the limitations set forth below, at an amount equal to the Stated Value thereof plus all accrued and unpaid dividends from and including the day after the most recent Series AA Dividend Payment up to (but excluding) the Redemption Date (as defined in Section 2(c)) (the “Redemption Price”) upon giving notice as provided below.

(b)                                 If less than all of the outstanding shares of Series AA Preferred Stock are to be redeemed, such redemption shall be made pro rata among the holders of such shares of Series AA Preferred Stock on the basis of the number of shares of Series AA Preferred Stock held by each such holder.

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(c)                                  At least 10 days but not more than 60 days prior to the date fixed for the redemption of shares of Series AA Preferred Stock, a written notice shall be mailed to each holder of record of shares of Series AA Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at such holder’s post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the “Redemption Date”), specifying the Redemption Price, and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice (which shall be in                                           , or                                           ) the certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date each holder of shares of Series AA Preferred Stock to be redeemed shall surrender the certificate or certificates for such shares to the Corporation at the place designated in such notice, and against such surrender the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)                                 From and after the Redemption Date (unless default shall be made in payment in full of the Redemption Price), all dividends on the shares of Series AA Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and shall not be deemed to be outstanding for any purpose whatsoever.

(e)                                  At its election, the Corporation prior to the Redemption Date may deposit the Redemption Price (including all accrued and unpaid dividends up to the Redemption Date) of shares of Series AA Preferred Stock called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in                                             , with irrevocable instructions and authority to redeem such shares upon surrender of certificates therefor, in which case the aforesaid notice to holders of shares of Series AA Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the Redemption Price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the Redemption Price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which remain unclaimed by the holders of such shares of Series AA Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation; thereafter, the holders of shares of Series AA Preferred Stock redeemed on such Redemption Date shall look only to the Corporation for payment of the Redemption Price therefor.

(f)                                    Shares of Series AA Preferred Stock redeemed, repurchased or retired pursuant to the provisions of this Section 2 or surrendered to the Corporation upon conversion

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shall thereupon be retired and may not be reissued as shares of Series AA Preferred Stock but shall thereafter have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of Preferred Stock.

Section 3. Voting Rights. Except as required by law or otherwise provided in Section 5(a) or Section 7 of this Part B or Part E (Board of Directors) of this Article Four, the holders of shares of Series AA Preferred Stock shall not be entitled to vote on any matter submitted to a vote of stockholders of the Corporation. Each holder of Series AA Preferred Stock shall be entitled to one vote for each share of Series AA Preferred Stock held by such stockholder that has voting power on the matter in question.

Section 4. Liquidation Rights.

(a)                                  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, the holders of shares of Series AA Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, in cash, the amount of the Stated Value for each share of Series AA Preferred Stock, plus an amount equal to all accrued and unpaid dividends on each such share from and including the day after the most recent Series AA Dividend Payment Date up to (but excluding) the date fixed for distribution, before any distribution shall be made to the holders of shares of Junior Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of Series AA Preferred Stock and all other series of Preferred Stock ranking (as to any such distribution) on a parity with the Series AA Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to such holders, then the entire assets of the Corporation so distributable shall be distributed ratably among the holders of the shares of Series AA Preferred Stock and such other series of Preferred Stock ranking (as to any such distribution) on a parity with the Series AA Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

(b)                                 For purposes of this Section 4, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) a sale or other disposition of all or substantially all of the Corporation’s assets to another corporation, or (ii) any consolidation or merger of the Corporation with or into any other corporation, provided that effective provision is made in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise for the maintenance for the holders of Series AA Preferred Stock of substantially similar rights as set forth herein or for the issuance to the holders of Series AA Preferred Stock of substantially similar securities as the Series AA Preferred Stock (subject to changes contemplated by Article Four, Section 7(c)(iii)).

(c)                                  After the payment of the full preferential amounts provided for herein to the holders of shares of Series AA Preferred Stock, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

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Section 5. Conversion.

(a)                                  At any time after [                    ], 2011, holders of a majority of the outstanding shares of Series AA Preferred Stock shall have the right, exercisable at any time after such date by affirmative vote or by written consent as provided by law, to cause all outstanding shares of Series AA Preferred Stock to be converted into:

(i)                                     in the event that a Proposed Merger (as defined in Section 7(c)) that meets the requirements set forth in clauses (i) through (iv) of Section 7(c) (the “Merger Exception”) shall not, as of the date of conversion, have been previously consummated, a number of shares of Common Stock equal to 99.9% of the number obtained by dividing (x) the number of Fully Diluted Shares of Common Stock prior to such conversion by (y) .001; or

(ii)                                  in the event that a Proposed Merger (as defined in Section 7(c)) that satisfies the requirements of the Merger Exception shall, as of the date of conversion, have been previously consummated, a number of shares of Common Stock equal to 99.9% of the number obtained by dividing (x) the number of Fully Diluted Shares of Common Stock prior to such conversion (excluding, for this purpose, any shares of Common Stock issued to the shareholders of the other party to any such Proposed Merger) by (y) .001.

The date upon which the holders of at least a majority of the outstanding shares of Series AA Preferred Stock have voted or effectively consented to the exercise of the conversion rights described in this Section 5(a) is hereinafter referred to as the “Conversion Date”. If a notice of redemption has been given pursuant to Section 2, from and after the date such notice is given, the conversion right described in this Section 5(a) shall not be exercisable, unless default shall be made in payment in full of the Redemption Price. Upon conversion, no adjustment or payment will be made for dividends or interest, but if any holder surrenders shares of Series AA Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the dividend payment date for such dividend, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such shares on such record date. In such event, such shares, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the shares so converted (unless such shares have been called for redemption and the date fixed for redemption is after such record date and on or prior to such payment date, in which case such payment need not accompany such shares).

“Fully Diluted Shares of Common Stock” means the sum of, without duplication, (i) the number of outstanding shares of Common Stock, (ii) the maximum number of shares of Common Stock issuable upon conversion or exchange of any securities (other than the Series AA Preferred) convertible into or exchangeable for shares of Common Stock and (iii) the maximum number of shares of Common Stock issuable upon exercise of any outstanding warrants, options or other rights, whether or not vested, to subscribe for or purchase Common Stock.

(b)                                 Upon exercise of the conversion right described in Section 5(a), each holder of shares of Series AA Preferred Stock shall deliver the certificate or certificates therefor

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to the principal office of any transfer agent for the Common Stock, and (if so required by the Corporation or any conversion agent) any instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to Section 5(d). The Corporation shall, as soon as practicable after such delivery and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series AA Preferred Stock were so surrendered or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. The conversion right with respect to any such shares shall be deemed to have been exercised immediately before the close of business on the Conversion Date, notwithstanding the compliance or non-compliance of any holder of shares of Series AA Preferred Stock with the provisions of this paragraph, and, effective as of the Conversion Date, the rights of each holder of shares of Series AA Preferred Stock so converted shall cease and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes (including without limitation for purposes of voting and the right to receive dividends and other distributions from the Corporation) as the record holder or holders of such shares of Common Stock.

(c)                                  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series AA Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series AA Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of (i) if the Common Stock is listed on a national securities exchange or quoted in the over-the-counter market, the closing price for the Common Stock on the last trading day preceding the date of conversion or (ii) otherwise, the fair market value (as determined in good faith by the Board of Directors) of a share of Common Stock immediately prior to conversion.

(d)                                 Upon conversion of the shares of Series AA Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. A holder of such shares, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation the payment thereof or that no such payment is due) if the shares of Common Stock issuable to such holder upon conversion are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of the first paragraph of Section 5(a).

(e)                                  The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series AA Preferred Stock, enough shares of Common Stock to permit the conversion of the then outstanding shares of Series AA Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of Series AA Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock authorized but not

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outstanding shall not be sufficient to permit conversion of all then-outstanding shares of Series AA Preferred Stock. In order that the Corporation may issue shares of Common Stock upon conversion of shares of Series AA Preferred Stock, the Corporation will as expeditiously as possible endeavor to comply with all applicable federal and state securities laws (including registration with or approval of any governmental authority) and will list on and keep listed such shares of Common Stock to be issued upon conversion on each securities exchange on which the Common Stock is listed.

(f)                                    If any of the following shall occur:  (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of Series AA Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (ii) any consolidation or merger (including a Proposed Merger that meets the requirements of the Merger Exception) to which the Corporation is a party (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock), the holder of each share of Series AA Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities, cash and other property receivable upon such consolidation, merger, reclassification or change by a holder of the number of shares of Common Stock into which such share of Series AA Preferred Stock was convertible immediately prior to such consolidation, merger, reclassification or change. In any such event, effective provision shall be made (and it shall be a condition precedent to any such consolidation, merger, reclassification or change that effective provision be made), in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash or other property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series AA Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities, cash or other property deliverable upon conversion of Series AA Preferred Stock remaining outstanding or other convertible stock or securities received by the holders of Series AA Preferred Stock in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash or other property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares of stock, other securities, cash or other property as the holders of shares of Series AA Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders of shares of Series AA Preferred Stock in place thereof, shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case shares of stock, other securities, cash or other property are deliverable upon conversion as aforesaid, then all references to shares of Common Stock in this Section 5 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities, cash or other property. The provisions of this Section 5(g) shall similarly apply to successive consolidations, mergers, sales, transfers, reclassifications, changes or statutory exchanges.

Section 6. Intentionally omitted.

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Section 7. Limitations. In addition to any other rights provided by applicable law, so long as any shares of Series AA Preferred Stock are outstanding:

(a)                                  The Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least a majority of the outstanding shares of Series AA Preferred Stock, voting separately as a class:

(i)                                     create or authorize (whether by means of amendment to this Certificate of Incorporation, a merger or consolidation to which the Corporation is a party or otherwise) or issue any class or series of Preferred Stock (other than the 8,000 shares of Series M Preferred Stock authorized by Part C of this Article Four) or any other class of capital stock ranking either as to payment of dividends or distribution of assets upon liquidation on a parity with or prior to the Series AA Preferred Stock;

(ii)                                  directly or indirectly redeem, purchase or otherwise acquire, or suffer to occur any redemption, purchase or other acquisition by any Subsidiary of, any of the Common Stock or other capital stock of the Corporation junior to the Series AA Preferred Stock (including, without limitation, warrants, options or other securities or rights exchangeable or exercisable for or convertible into or otherwise to acquire, Common Stock or other capital stock junior to the Series AA Preferred Stock); provided, however, that the foregoing shall not limit the ability of the Corporation to repurchase from a member of the Corporation’s management, upon the termination of such member’s employment with the Corporation, any capital stock of the Corporation issued to such member of management by the Corporation or any Subsidiary, if such repurchase is pursuant to a contract approved by the Board of Directors; or

(iii)                               amend, supplement or modify this Section 7(a), whether by means of an amendment to this Certificate of Incorporation, a merger or consolidation to which the Corporation is a party or otherwise.

(b)                                 The Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of Series AA Preferred Stock, voting separately as a class:

(i)                                     sell or otherwise dispose of all or substantially all of the Corporation’s assets in any transaction or series of related transactions, unless the Series AA Preferred Stock has been prior to, or will be simultaneously with, the closing of such sale or disposition redeemed in full by payment of the Redemption Price and the [                      ] (the “Tack-On Notes”)][the [                          ] (the “New Senior Subordinated Notes”)] have been prior to, or will be simultaneously with, the closing of such sale or disposition paid in full in cash; or

(ii)                                  amend, supplement or modify this Section 7(b) or any other provision of this Certificate of Incorporation, whether by means of an amendment

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to this Certificate of Incorporation, a merger or consolidation to which the Corporation is a party or otherwise, in a manner that materially and adversely affects the preferences, rights or powers of the Series AA Preferred Stock.

(c)                                  The Corporation shall not merge or consolidate with any other entity (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Series AA Preferred Stock or Common Stock) without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of Series AA Preferred Stock, voting separately as a class, unless, after giving effect to such merger or consolidation (each, a “Proposed Merger”):

(i)                                     the Pro Forma Consolidated Coverage Ratio is at least 10% higher than the Corporation’s Consolidated Coverage Ratio (in each case, using the date immediately preceding the entry by the Corporation into an agreement to effect the Proposed Merger as the date of determination);

(ii)                                  the Pro Forma Total Funded Debt and Preferred Stock/EBITDA Ratio is at least 10% less than the Corporation’s actual Total Funded Debt and Preferred Stock/EBITDA Ratio (in each case, using the date immediately preceding the entry by the Corporation into an agreement to effect the Proposed Merger as the date of determination);

(iii)                               the conversion right described in Section 5(a) is preserved so as to, if exercised, result in the conversion of all shares of Series AA Preferred Stock (or securities into which the Series AA Preferred Stock is converted pursuant to such merger or consolidation) into (x) if the Corporation is the survivor, a number of shares of Common Stock equal to at least 51% of the sum of (i) the number of Fully Diluted Shares of Common Stock plus (ii) the number of shares of Common Stock to be issued to the shareholders of the other party to the Proposed Merger, or (y) otherwise, a number of shares of common stock or an amount of other common equity, of the ultimate parent entity of the survivor of the Proposed Merger equal to at least 51% of the fully-diluted shares of common stock, or other common equity, of such entity following such conversion; and

(iv)                              the holders of the outstanding shares of Series AA Preferred Stock shall continue to have the right to appoint, after               , 2011, a majority of the board of directors of the ultimate parent entity of the survivor of such merger or consolidation, in substantially the same manner as provided in Section 1(d) of Part E of this Article Four.

In connection with any Proposed Merger that meets the requirements set forth in clauses (i) through (iv) of the preceding sentence and does not otherwise require the approval of the holders of at least two-thirds of the outstanding shares of Series AA Preferred Stock pursuant to Section 7(b)(ii) above, each holder of Series AA Preferred Stock shall, to the extent necessary to allow the Corporation to consummate such Proposed Merger, consent to or vote in favor of such

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Proposed Merger, shall raise no objections against such Proposed Merger and shall waive any dissenters rights, appraisal rights or similar rights in connection therewith.

(d)                                 Except as otherwise required by applicable law, nothing herein contained shall require a vote or consent of the holders of the Series AA Preferred Stock in connection with (i) any increase in the total number of authorized shares of Common Stock, (ii) the authorization or increase of any class or series of shares ranking, as to dividends and in liquidation, junior to the Series AA Preferred Stock or (iii) the amendment or deletion of the restriction set forth in the last sentence of Part A of this Article Four.

(e)                                  When used in this Section 7, the following terms have the following meanings:

 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has a meaning correlative to the foregoing.

“Attributable Debt” means, in respect of a Sale/Leaseback Transaction at the time of determination, the present value (discounted at 13%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Capitalized Lease Obligations” means obligations that are required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Funded Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available ending prior to the date of such determination to (b) Consolidated Interest Expense and Dividends for such four consecutive fiscal quarters.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Corporation and its Subsidiaries plus, to the extent incurred by the Corporation and its Subsidiaries in such period but not included in such interest expense, (a) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to operating leases constituting part of a Sale/Leaseback Transaction, (b) amortization of debt discount and debt issuance costs, (c) capitalized interest, (d) non-cash interest expense, (e) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing, (f) interest accruing on any indebtedness of any other Person to the extent such indebtedness is guaranteed by the Corporation or any Subsidiary or secured by the assets of the Corporation or any Subsidiary, (g) net costs associated with hedging obligations (including amortization of fees), provided, however, that if hedging obligations result in net benefits rather

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than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income, (h) dividends and distributions declared and paid in respect of all Disqualified Stock of the Corporation and all preferred stock of any of the Subsidiaries of the Corporation, to the extent held by Persons other than the Corporation or its wholly owned Subsidiary, (i) interest incurred in connection with investments in discontinued operations, and (j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Corporation) in connection with indebtedness incurred by such plan or trust. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction pursuant to which the Corporation or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Interest Expense and Dividends” means, for any period, (i) Consolidated Interest Expense for such period plus (ii) accrued dividends (whether or not paid) in respect of the Series AA Preferred Stock for such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Corporation and its Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(a)                                  any net income (loss) of any Person (other than the Corporation) if such Person is not a Subsidiary, except that (i) subject to the limitations contained in clauses (d), (e) and (f) below, the Corporation’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Corporation or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Subsidiary, to the limitations contained in clause (c) below) and (ii) the Corporation’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Corporation or a Subsidiary;

(b)                                 any net income (or loss) of any Person acquired by the Corporation or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(c)                                  any net income (or loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Subsidiary, directly or indirectly, to the Corporation, except that (i) subject to the limitations contained in clauses (d), (e) and (f) below, the Corporation’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Subsidiary during such period to the Corporation or another Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Subsidiary, to the limitation contained in this clause) and (ii) the Corporation’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

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(d)                                 any gain (loss) realized upon the sale or other disposition of any asset of the Corporation or its Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any capital stock of any Person;

(e)                                  any extraordinary gain or loss; and

(f)                                    the cumulative effect of a change in accounting principles.

“Disqualified Stock” means, with respect to any Person, any capital stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Funded Debt or Disqualified Stock (excluding capital stock convertible or exchangeable solely at the option of the Corporation or any Subsidiary thereof, provided that any such conversion or exchange shall be deemed an issuance of Funded Debt or an issuance of Disqualified Stock, as applicable) or (c) is redeemable at the option of the holder thereof, in whole or in part; provided, however, that only the portion of capital stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock; and provided further that any class of capital stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of capital stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Funded Debt, shall not be deemed Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of capital stock that is not Disqualified Stock.

“EBITDA” means the Consolidated Net Income for such period, excluding the following to the extent included in calculating such Consolidated Net Income:  (a) income tax expense of the Corporation and its Subsidiaries, (b) Consolidated Interest Expense and Dividends, (c) depreciation expense of the Corporation and its Subsidiaries, (d) amortization expense of the Corporation and its Subsidiaries (but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (e) other noncash charges of the Corporation and its Subsidiaries (excluding any such noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), (f) income or loss from discontinued operations, (g) plant closing costs (as defined by GAAP) and (h) noncash stock-based compensation expense. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Subsidiary of the Corporation shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributed as a dividend, loaned or advanced to the Corporation by such Subsidiary without prior approval of Persons other than the Board of Directors or holders of the Corporation’s Stock (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

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“Funded Debt” means, with respect to any Person on any date of determination (without duplication):  (a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (d) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock (but excluding, in each case, any accrued dividends); (e) all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, provided, however, that the amount of indebtedness of such Person shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such indebtedness of such other Persons; (f) all Capitalized Lease Obligations and all Attributable Debt of such Person; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof, including those set forth in (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) statements and pronouncements of the Financial Accounting Standards Board, (c) such other statements by such other entities as are approved by a significant segment of the accounting profession and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body.

“Pro Forma” means, as of any date of determination, the Consolidated Coverage Ratio or Total Funded Debt/EBITDA Ratio, as the case may be, after giving pro forma effect to the Proposed Merger as if such merger or consolidation occurred on the first day of the relevant four quarter period. For purposes of this definition, whenever pro forma effect is to be given to a Proposed Merger, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Corporation. Any such pro forma calculations may include operating expense reductions for the relevant four quarter period resulting from the Proposed Merger which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six

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months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an officers’ certificate signed by the Corporation’s chief financial officer and another officer which states (i) the amount of such adjustment or adjustments, and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution. If any indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement or currency agreement applicable to such indebtedness if such interest rate agreement or currency agreement has a remaining term as at the date of determination in excess of 12 months).

 “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Corporation or any of its Subsidiaries whereby the Corporation or a such Subsidiary transfers such property to a Person and the Corporation or such Subsidiary leases it from such Person, other than leases between the Corporation and a wholly owned Subsidiary of the Corporation or between wholly owned Subsidiaries of the Corporation.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership or membership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Total Funded Debt and Preferred Stock/EBITDA Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Total Funded Debt and Preferred Stock as of the end of the period of the most recent four consecutive fiscal quarters for which financial statements are available ending prior to the date of such determination to (b) EBITDA for such four consecutive fiscal quarters.

“Total Funded Debt and Preferred Stock” means, as of any date of determination, the total amount of Funded Debt plus the aggregate Stated Value of the outstanding shares of Series AA Preferred Stock and of any other class or series of capital stock of the Corporation (other than the Series M Preferred) ranking on a parity with or prior to the Series AA Preferred Stock.

Section 8. Dividend Received Deduction. For federal income tax purposes, the Corporation shall report distributions on the Series AA Preferred Stock as dividends, to the extent of the Corporation’s current and accumulated earnings and profits (as determined for federal income tax purposes). In addition, the Corporation covenants not to take any action voluntarily which could reasonably be expected to cause dividends on the Series AA Preferred

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Stock to fail to be eligible for the dividend received deduction pursuant to Section 244 of the Internal Revenue Code of 1986, as amended from time to time.

PART C. SERIES M PREFERRED STOCK

Section 1. Mandatory Redemption.

(a)                                  Subject to the Corporation having funds legally available for such purpose, the Corporation shall redeem all shares of the Series M Preferred Stock then outstanding on the date (the “Series M Mandatory Redemption Date”) immediately following the consummation of the first Liquidation Event occurring after                                    , 2006 (the “Series M Mandatory Redemption”). The per share redemption price at which the Series M Preferred Stock shall be redeemed pursuant to this Section 1(a) shall be an amount in cash equal to the product of (x) the Series M Liquidation Multiple and (y) the Net Proceeds in excess of the then applicable Hurdle Amount resulting from the first event constituting a Liquidation Event, if any (the “Series M Mandatory Redemption Price”).

(b)                                 If (x) the funds of the Corporation legally available for the Series M Mandatory Redemption shall be insufficient to permit the payment of the Series M Mandatory Redemption Price required to be paid pursuant to Section 1(a) after giving effect to the Liquidation Event, or (y) the payment of the Series M Mandatory Redemption Price or any Bonus pursuant to the Special Incentive Plan is prohibited by, or would result in or cause a default or an event of default under, any of the agreements governing any Series M Indebtedness (the “Series M Indebtedness Agreements”), then consummation of the Liquidation Event (other than an involuntary liquidation, dissolution or liquidation winding up of the affairs of the Corporation) shall be prohibited and the Series M Holders shall have no right to require the redemption of any shares of Series M Preferred Stock until (i) in the case of clause (x), the Corporation has sufficient funds legally available to permit the payment of the Series M Mandatory Redemption Price, in full and (ii) in the case of clause (y), the provisions of Section 1(g) of this Part C have been satisfied in full.

(c)                                  On and after the Series M Mandatory Redemption Date (unless a default shall be made in the payment of the Series M Mandatory Redemption Price, in which event such rights shall be exercisable until such default is cured), to the extent permitted by applicable law (x) all rights with respect to the Series M Preferred Stock, except the right (subject to Section 1(g) below) to receive the Series M Mandatory Redemption Price shall cease and terminate, and (y) such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

(d)                                 (i)                                     At any time on or after the Series M Mandatory Redemption Date, the Series M Holders shall be entitled to receive the Series M Mandatory Redemption Price in cash, by certified or official bank check or wire transfer, upon actual delivery to the Corporation or its agent of the certificates representing shares of Series M Preferred Stock; provided, however, that (i) the Corporation shall not consummate a Series M Mandatory Redemption until all the requirements of this Section 1, including without limitation the requirements of Section 1(g), have been satisfied and (ii) until the requirements of Section 1(g) have been

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satisfied, the Series M Holders shall have no right to require the redemption of any shares of Series M Preferred Stock upon the consummation of any Liquidation Event.

(ii)                                  Any portion of the Series M Mandatory Redemption Price not delivered to the Series M Holders as a result of a deferral of payment of any Net Proceeds by reason of any escrow or holdback obligation, or otherwise, shall be delivered to the Series M Holders pro rata in accordance with the payments of the Series M Mandatory Redemption Price promptly upon release of any such Net Proceeds to the Corporation’s stockholders.

(iii)                               Subject to Sections 1(i) and (j), the Board shall make all determinations, calculations and interpretations hereunder and determine whether a Liquidation Event has occurred.

(e)                                  Not less than ten (10) days and not more than sixty (60) days prior to the date of the consummation of a Liquidation Event in connection with the Series M Mandatory Redemption referred to above, the Corporation shall send by first-class mail, postage prepaid, to each Series M Holder, at the address for such Series M Holder appearing in the register maintained by or on behalf of the Corporation, a notice (a “Series M Mandatory Redemption Notice”) stating (1) that the Board has determined that a Liquidation Event is to be consummated and that all shares of Series M Preferred Stock are subject to mandatory redemption; (2) the details of the Liquidation Event, (3) the Series M Mandatory Redemption Price and the Series M Mandatory Redemption Date; (4) that, on and after the Series M Mandatory Redemption Date (unless the Corporation defaults in the payment of the Series M Mandatory Redemption Price for any shares of Series M Preferred Stock validly tendered or unless the requirements of Section 1(g) are not satisfied by the Series M Mandatory Redemption Date), to the extent permitted by applicable law, all rights with respect to such shares of Series M Preferred Stock, except the right to receive the Series M Mandatory Redemption Price, shall cease and terminate and such shares shall no longer be deemed to be outstanding as of the Series M Mandatory Redemption Date; (5) that Series M Holders whose shares of Series M Preferred Stock are being redeemed only in part will be issued new certificates representing the number of shares of Series M Preferred Stock equal to the unredeemed portion of the certificates surrendered, if any; and (6) any other procedures that a Series M Holder must follow in connection with the Series M Mandatory Redemption.

(f)                                    On the Series M Mandatory Redemption Date, the Corporation shall, to the extent lawful and to the extent permitted by the terms (or any waiver of the terms) of the Series M Indebtedness, (i) accept for redemption the number of shares of Series M Preferred Stock validly tendered and (ii) promptly mail to each Series M Holder of shares so accepted the Series M Mandatory Redemption Price therefor and execute and issue a new Series M Preferred Stock certificate representing the number of shares of Series M Preferred Stock equal to any unredeemed shares of Series M Preferred Stock represented by a certificate so surrendered, if any.

(g)                                 If the provisions of any Series M Indebtedness Agreement would prohibit the Corporation from making a Series M Mandatory Redemption or paying the Series M Mandatory Redemption Price (including any limitations on dividends or distributions) or any

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Bonus pursuant to the Special Incentive Plan, or if immediately after consummating the Series M Mandatory Redemption or giving  effect to the payment of the Series M Mandatory Redemption Price or any Bonus pursuant to the Special Incentive Plan, a default or event of default under any such agreement or instrument would be caused thereby, as a condition to the consummation of a Liquidation Event and the redemption of any shares of Series M Preferred Stock upon the consummation of any Liquidation Event, the Corporation shall, to the extent required to permit the redemption of Series M Preferred Stock pursuant to this Section 1, (i) obtain the consent of the requisite holders of such Series M Indebtedness to permit the consummation of the Series M Mandatory Redemption by the Corporation, (ii) refinance all such Series M Indebtedness outstanding with the proceeds of other Series M Indebtedness or equity securities that permit or do not prohibit the consummation of the Series M Mandatory Redemption by the Corporation or (iii) otherwise comply with the terms of such Series M Indebtedness required to permit the consummation of the Series M Mandatory Redemption by the Corporation, including, without limitation, compliance with the Senior Facility and the Indenture Covenants. The Corporation shall not consummate a Liquidation Event unless the conditions contained in this Section 1(g) are satisfied or waived by the Requisite Series M Holders.

(h)                                 If the Corporation has issued any outstanding Preferred Stock (other than the Series AA Preferred Stock or Series M Preferred Stock), and the Corporation is required to make a redemption or repurchase offer or to make a distribution with respect to such other Preferred Stock in the event of a Liquidation Event, (i) the Corporation shall not consummate any such offer or distribution with respect to such other Preferred Stock until such time as the Corporation shall have paid the Series M Mandatory Redemption Price in full to the Series M Holders and shall otherwise have consummated the Series M Mandatory Redemption and (ii) the Corporation shall not issue any such other Preferred Stock with change of control provisions requiring the redemption or repurchase of such Preferred Stock, or the making of distributions thereon, on a basis senior to, or on parity with, the Series M Mandatory Redemption.

(i)                                     If the Requisite Series M Holders dispute (the “Disputed Items”) the determination by the Board of the cash value of any non-cash Applicable Net Proceeds or the fair market value of any assets to be distributed to stockholders of the Corporation in connection with any determination of Aggregate Distributions, the Requisite Series M Holders may (within ten (10) days following receipt of notice of such determination) notify the Corporation of such dispute in writing (the “Dispute Notice”). If the Requisite Series M Holders deliver the Dispute Notice in a timely manner, then, within a further period of twenty (20) days following receipt of the Dispute Notice by the Corporation, the Requisite Series M Holders and the Corporation will attempt to resolve in good faith any disputed items and reach a written agreement with respect thereto. Failing such resolution, each of the Corporation and the Requisite Series M Holders shall submit the unresolved disputed items to an appraiser (the “Appraiser”) jointly selected by the Corporation and the Requisite Series M Holders. If the Requisite Series M Holders and the Corporation cannot agree upon a mutually acceptable Appraiser, then the Appraiser shall be one of the “big four” national accounting firms or four nationally recognized investment banking firms (two designated by the Corporation and two by the Requisite Series M Holders) selected by lot; provided, however, that the Appraiser selected shall not have had any material prior business relationship with the Corporation or the Series M Holders. The fees and expenses of the Appraiser shall be paid by the Corporation. The Appraiser’s determination of the Disputed Items shall be (a) in writing, (b) furnished to the Corporation and the Series M Holders as soon

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as practicable after the items in dispute have been referred to the Appraiser and (c) made in accordance with the terms hereof. If the Appraiser’s determination of the cash value or fair market value of the Disputed Items exceeds the Board’s determination of the Disputed Items by more than five percent, then the final determination hereunder of the Disputed Items shall be the amount calculated by the Appraiser; otherwise the Board’s determination of the cash value or the fair market value of the Disputed Items shall constitute the final determination hereunder. The final determinations of the cash value or fair market value of the Disputed Items, whether by the Appraiser or the Board, as applicable, shall be non-appealable and incontestable by the Corporation and the Series M Holders and each of their respective affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. For purposes of this Section 1(i) and Section 1(j), the “Board” shall not include any Series M Holder.

(j)                                     In the event of any dispute between the Requisite Series M Holders and the Corporation regarding any determination, calculation or interpretation hereunder, any determination by the Board shall be subject to de novo review by any forum deciding the disputed issue; provided, however, that such de novo review shall not otherwise change or shift the burden of proof in connection with any dispute resolution proceeding (including the appraisal proceedings described in Section 1(i)).

Section 2. Dividends.

(a)                                  Upon a redemption by the Corporation of any shares of Series AA Preferred Stock pursuant to terms thereof, to the extent the Redemption Proceeds are in excess of the then applicable Hurdle Amount, the Series M Holders shall be entitled to receive for each share of Series M Preferred Stock, a cash dividend equal to the product of (x) the Series M Liquidation Multiple and (y) a fraction, the numerator of which is equal to the Redemption Proceeds and the denominator of which is equal to one (1) minus 8,000 times the Series M Liquidation Multiple. The Corporation shall not redeem any shares of Series AA Preferred Stock unless (x) after giving effect to such transaction the Corporation has sufficient funds legally available to pay the dividends required by this paragraph, and create any Bonus Pool required by the Special Incentive Plan, in full and (y) prior thereto or simultaneously therewith the Board has declared the dividend required by this paragraph in full, and set aside funds sufficient to pay such dividend in full. Notwithstanding the foregoing, the Corporation shall not make any dividend payment pursuant to this Section 2, and no Series M Holder shall have any right to require the payment of any dividend pursuant to this Section 2, unless the requirements of Section 2(c) have been satisfied.

(b)                                 Upon a Qualified Public Offering, and immediately prior to the automatic conversion of the Series M Preferred Stock pursuant to Section 3 below, the Series M Holders shall be entitled to receive for each share of Series M Preferred Stock, a cash dividend equal to the product of (x) the Series M Liquidation Multiple and (y) a fraction, the numerator of which is equal to the Aggregate Distributions made prior to, or substantially simultaneously with, such Qualified Public Offering and the denominator of which is equal to one (1) minus 8,000 times the Series M Liquidation Multiple.

(c)                                  Notwithstanding the foregoing, the Corporation shall not make any dividend payment pursuant to this Section 2, and no Series M Holder shall have any right to

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require the payment of any dividend pursuant to this Section 2, unless the requirements of Section 2 have been satisfied.

(d)                                 If the provisions of any Series M Indebtedness Agreement would prohibit the Corporation from declaring or paying the dividends required to be paid pursuant to Section 2(a) or (b) or paying a Bonus pursuant to the Bonus Pool, or if immediately after paying or declaring such dividend or Bonus, a default or event of default under any such agreement or instrument would be caused thereby, then prior to the consummation of the redemption of any shares of Series AA Preferred Stock or Qualified Public Offering, the Corporation shall, to the extent required to permit the payment of such dividend in full, (i) obtain the consent of the requisite holders of such Series M Indebtedness to permit the payment of such dividend in full, (ii) refinance all such Series M Indebtedness outstanding with the proceeds of other Series M Indebtedness or equity securities that permit or do not prohibit the payment of such dividend or (iii) otherwise comply with the terms of such Series M Indebtedness required to permit the payment of such dividend in full.

Section 3. Automatic Conversion.

(a)                                  Upon the consummation of a Qualified Public Offering, each share of Series M Preferred Stock then outstanding shall, by virtue of and simultaneously with such occurrence, be deemed automatically converted into that number of fully paid and nonassessable shares of the class of common equity security issued by the Corporation and outstanding immediately following the consummation of such Qualified Public Offering equal to the product of (x) the Series M Liquidation Multiple and (y) the total number of shares of such class of equity security outstanding, (assuming the exercise of all outstanding options, warrants and rights to purchase equity securities (including any non-equity securities which are convertible into equity securities) and the conversion of all outstanding non-equity securities which are convertible into equity securities), immediately following the consummation of the Qualified Public Offering and after giving effect to the automatic conversion provided by this Section 3(a). For the purposes hereof, such conversion shall be deemed to have occurred immediately after any redemption of Series AA Preferred Stock and the payment of any Redemption Proceeds (other than Redemption Proceeds paid in equity securities of the Corporation) which is consummated in connection with, or upon application of the proceeds of, such Qualified Public Offering, and the payment of any dividend required with respect to the Series M Preferred Stock in connection therewith pursuant to Section 2.

(b)                                 As promptly as practicable after the consummation of the Qualified Public Offering and delivery to the Corporation of the certificate or certificates of Series M Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to such Series M Holder, or upon the written order of any Series M Holder, to the place designated by such Series M Holder, a certificate or certificates for the number of shares of each class of equity security to which such Series M Holder is entitled as provided in Section 3(a) above. The Person in whose name the certificate or certificates such equity securities are to be issued shall be deemed to have become a stockholder of record on the date of the consummation of the Qualified Public Offering and on such date the Series M Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

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Section 4. Rights, Generally and Voting Rights.

(a)                                  Except for those rights and privileges specifically conferred to the Series M Holders under this Certificate of Incorporation, the Series M Holders do not have any rights, privileges, preferences, or powers with respect to the Series M Preferred Stock whether by created by law, contract or otherwise.

(b)                                 The Series M Holders shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required under Delaware law or as expressly set forth in this Part C.

(c)                                  The Corporation may, upon first obtaining the affirmative written consent or approval of the Requisite Series M Holders, alter and change the terms, designations, powers, preferences or relative, participating, optional or other special rights of the Series M Preferred Stock in any manner materially adverse to the Series M Holders. The Requisite Series M Holders shall be entitled to waive, on behalf of all the Series M Holders, any terms, designations, powers,  preferences or relative, participating, optional or other special rights of the Series M holders hereunder.

Section 5. Reissuance of Series M Preferred Stock. Shares of Series M Preferred Stock that have been issued and reacquired in any manner, including without limitation shares purchased, redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

Section 6. Definitions. As used in this Part C, the following terms shall have the following meanings:

“Aggregate Distributions” means the aggregate amount of (x) cash distributions actually paid, and (y) the fair market value of any assets (other than cash), in each case, actually distributed by the Corporation to its stockholders solely in respect of their shares of capital stock of the Corporation during the period commencing on                            , 2006 through, the date of the consummation of a Liquidation Event or Qualified Public Offering, as the case may be. The Board shall in good faith calculate the fair market value of any such assets. Notwithstanding the foregoing, Aggregate Distributions shall not include (i) any accruing but unpaid dividends payable on any shares of capital stock of the Corporation or interest payable on any Exchange Note until such time as such dividends or interest are actually paid in cash, (ii) any Applicable Net Proceeds, (iii) Redemption Proceeds or (iv) any shares of capital stock issued in connection with a Qualified Public Offering, which remain outstanding immediately after the consummation thereof.

“Applicable Net Proceeds” means (a) in connection with an Asset Sale or a Liquidation, the Net Asset Proceeds and (b) in connection with a Stock Sale or a Merger, the Net Stock Proceeds.

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“Asset Sale” shall have the meaning set forth in the definition of “Liquidation Event”.

“Board” means the Board of Directors of the Corporation.

“Bonus Pool” has the meaning set forth in the Special Incentive Plan.

“Hurdle Amount” means an amount equal to $            ; provided, that upon any redemption by the Company of Series AA Preferred Stock in accordance with the terms thereof, the Hurdle Amount shall be reduced by an amount equal to the aggregate Redemption Proceeds in connection with such redemption plus the amount of any Bonus Pool created in connection with such redemption; provided, that in no event shall the Hurdle Amount be less than zero.

“Indebtedness” means:

(a)                                  indebtedness of the Corporation for borrowed money;

(b)                                 obligations of the Corporation evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  all obligations of the Corporation in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(d)                                 all obligations of the Corporation to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; and

(e)                                  all capitalized lease obligations.

“JPMP” means J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership and its Affiliates.

“Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any merger reincorporation of the Corporation in another jurisdiction. The merger or consolidation of the Corporation into or with, any other corporation or other entity or the merger or consolidation of any other corporation or other entity into or with the Corporation shall not be deemed a Liquidation within the meaning of this definition.

“Liquidation Event” means any of (i) the consummation of the transfer (including in one or a series of related transactions) of all or substantially all of the Corporation’s consolidated assets to a person or a group of persons acting in concert (other than to a Subsidiary of the Corporation) (an “Asset Sale”); (ii) the sale or transfer (including in one or a series of related transactions) of a majority of the outstanding Common Stock (assuming conversion of all then outstanding capital stock which is directly or indirectly convertible into Common Stock) to one person or a group of persons acting in concert (other than to JPMP or any of its affiliates) (a

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“Stock Sale”); (iii) the merger (other than a reincorporation merger) or consolidation of the Corporation with or into another person (a “Merger”), or (iv) the consummation of a Liquidation; provided, that, in the case of clauses (ii) and (iii) above, a Liquidation Event shall only occur under circumstances in which all of the holders of the voting power of the outstanding Common Stock immediately prior to such transaction own, directly or indirectly, less than a majority in voting power of the outstanding Common Stock or other voting securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. Notwithstanding the foregoing, a Qualified Public Offering shall not be a Liquidation Event.

“Merger” shall have the meaning set forth in the definition of “Liquidation Event”.

“Net Asset Proceeds” means the aggregate net proceeds payable to the stockholders of the Corporation (solely in respect of their shares of capital stock of the Corporation) (before deduction of any amount payable in connection with any Bonus Pool created in connection therewith pursuant to the Special Incentive Plan) assuming a dissolution of the Corporation immediately following a Liquidation Event resulting from an Asset Sale or Liquidation, after the repayment and prepayment of all Series M Indebtedness of the Corporation and its Subsidiaries (including premium, interest and fees in respect thereof), all corporate taxes and similar fees and charges, all transaction fees and expenses (including but not limited to accounting, legal and investment banking fees) and all costs and expenses incurred upon such Liquidation Event (i.e., Net Asset Proceeds are intended to include both amounts which would be distributable to stockholders and the amount of any Bonus Pool created in connection with such Asset Sale)..

“Net Proceeds” means the sum of (x) Aggregate Distributions plus (y) Applicable Net Proceeds. Any Net Proceeds which are deposited into an escrow account (whether such escrow account is established by the Corporation or any purchaser, acquiror or other similar party in connection with a Liquidation Event) or subject to being held-back by the purchaser for distribution upon the occurrence or satisfaction of any event shall not be included in calculating “Net Proceeds” until such time as such amounts are released to the stockholders of the Corporation.

“Net Stock Proceeds” means the sum of (x) the fair market value as of the date of determination of the aggregate consideration (whether cash, notes stock or other securities) actually received by the stockholders of the Corporation (solely in respect of their shares of capital stock of the Corporation) upon a Liquidation Event resulting from a Stock Sale or Merger (before deduction of any Bonus Pool created in connection therewith pursuant to the Special Incentive Plan) (i.e., Net Stock Proceeds are intended to include both amounts which are payable to stockholders in connection with such Stock Sale or Merger and the amount of any Bonus Pool created in connection therewith) minus all transaction fees and expenses (including but not limited to accounting, legal and investment banking fees) and all cost and expenses incurred by the stockholders of the Corporation, upon such Stock Sale or Merger plus (y) the fair market value as of the date of determination of all the capital stock of the Corporation (based on the value attributed to such capital stock in connection with such Liquidation Event) not transferred, if any, by the stockholders of the Corporation in connection with such Liquidation Event. For the purpose of calculating the fair market value of any publicly traded equity securities issued in

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consideration of the capital stock transferred by the stockholders of the Corporation in connection with such Liquidation Event, the fair market value of such securities shall equal the average closing trading price of such securities over the thirty-day period prior to the date of such Liquidation Event.

“Qualified Public Offering” shall mean the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of capital stock of the Corporation to the public resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than one hundred million dollars ($100 million).

“Redemption Proceeds” means the cash proceeds received upon redemption of the Series AA Preferred Stock.

“Requisite Series M Holders” means, as of any date of determination, the Series M Holders holding not less than fifty one percent (51%) of the then outstanding shares of Series M Preferred Stock.

“Series M Holders” means, at any time of determination, the holders of record of the outstanding shares of Series M Preferred Stock.

“Series M Indebtedness” means as of any date of determination, the aggregate amount (including the current portions thereof), without duplication, of all of the Company’s and its Subsidiaries (a) indebtedness for money borrowed from others and purchase money indebtedness; (b) obligations relating to or arising under hedging contracts, interest note protection contracts or similar contracts, if any; (c) obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Company and its Subsidiaries as of such date computed in accordance with GAAP; (d) to the extent not included under clauses (a) through (c) above, any Indebtedness (including commitments in respect thereof) under the Senior Facility; and (e) interest expense accrued and but unpaid on, or relating to, any of the items specified in clauses (a) through (d hereof, as applicable.

“Series M Liquidation Multiple” means, with respect to each share of Series M Preferred Stock, .000009375; provided, however, that upon obtaining approval thereof from holders of a majority of the shares of Common Stock held by the Bond Stockholders, the Series M Liquidation Multiple shall increase, without further action, to .00001.

“Special Incentive Plan” shall mean that certain Deferred Special Incentive Plan adopted by the Board and effective on or about                              , 2006.

“Stock Sale” shall have the meaning set forth in the definition of “Liquidation Event”.

PART D. COMMON STOCK

Section 1. Dividends. Subject to the rights and preferences of the Preferred Stock, as and when dividends are declared or paid on the Common Stock, whether in cash,

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securities or other property, out of the assets of the Corporation which are legally available therefor, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

Section 2. Voting Rights. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

Section 3. Liquidation Rights. Subject to the rights and preferences of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of the Stock in any liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction in capital stock of the Corporation, in and of itself, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

Section 4. Amendment and Waiver. Any provision of this Part D may be waived by holders of a majority of the shares of Common Stock outstanding at the time such action is taken. No amendment or modification of this Part D will be binding or effective with respect to any provision of this Part D without (a) the affirmative vote, or the prior written consent as provided by the law, of the Board of Directors of the Corporation and (b) the affirmative vote, or the prior written consent, as provided by law, of the holders of at least a majority of the shares of Common Stock outstanding at the time such action is taken.

PART E. BOARD OF DIRECTORS

Section 1. Number and Election of Directors. (a) Subject to Section 1(d), the number of directors that shall constitute the whole Board of Directors of the Corporation shall be seven (7).

(b)                                 In the election of directors of the Corporation, the holders of the Common Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock, shall be entitled to elect five (5) directors (the “Common Stock Directors”) to serve on the Board of Directors, with each such director to serve on the Board until the successor of such director is duly elected or until such director is removed from office by the holders of the of Common Stock. A Common Stock Director may only be removed by the vote of the holders of record of a majority of the outstanding shares of Common Stock. Any vacancy in the office of a Common Stock Director may be filled by the affirmative vote or the written consent, as provided by law, of the Common Stock Directors remaining in office or by vote of the holders of record of the outstanding shares of Common Stock.

(c)                                  In the election of directors of the Corporation, the holders of the Series AA Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock, shall be entitled to elect two (2) directors (the “Series AA Directors”) to serve on the Board of Directors, with each such director to serve on the Board

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until the successor of such director is duly elected or until such director is removed from office by the holders of the Series AA Preferred Stock. In any such election the holders of outstanding shares of Series AA Preferred Stock shall be entitled to cast one vote per share of Series AA Preferred Stock held of record on the record date for the determination of stockholders entitled to vote on such election (or, if no such record date is established, on the date such vote is taken). A Series AA Director may only be removed by the vote of the holders of record of a majority of the outstanding shares of Series AA Preferred Stock. Any vacancy in the office of a Series AA Director may be filled by the affirmative vote, or the written consent as provided by law, of the Series AA Director remaining in office or by vote of the holders of record of the outstanding shares of Series AA Preferred Stock.

(d)                                 If the Series AA Preferred Stock has not been redeemed pursuant to Section 2 of Part B of this Article Four, otherwise repurchased or acquired by the Corporation or converted pursuant to Section 5 of Part B of this Article Four, in any case by the 60th day after [                      ](1), 2011, then (a) the number of directors that shall constitute the whole Board of Directors shall automatically be increased, without any action by the Board of Directors or the stockholders of the Corporation, by the number of (i) directors elected by the holders of Common Stock minus (ii) one, (b) the holders of the Series AA Preferred Stock, voting separately as a class, shall have the right, exercisable at any time after such date, to elect the directors to such newly created directorships (such directors, the “Additional Series AA Directors”) and (c) the Board of Directors shall promptly call a special meeting of the holders of the Series AA Preferred Stock for the purpose of electing the Additional Series AA Directors. An Additional Series AA Director may only be removed by the vote of the holders of record of a majority of the outstanding shares of Series AA Preferred Stock. Any vacancy in the office of an Additional Series AA Director may be filled by the affirmative vote, or the written consent as provided by law, of a majority of the Additional Series AA Directors remaining in office or by vote of the holders of record of the outstanding shares of Series AA Preferred Stock.

(1)                                  Fifth anniversary of the effective date of the Plan

Section 2. Voting Rights. (a)  Except as provided in paragraph (b) of this Section 2, each director shall be entitled to one vote on all matters to be voted on by the Corporation’s directors.

(b)                                 On and after [                  ], 2010, on any matter that is considered by the Board of Directors and that relates to a proposed Sale of the Corporation (including the initiation of a process that is intended to result in a Sale of the Corporation), each Common Stock Director shall be entitled to one vote and each Series AA Director shall be entitled to three votes.

“Sale of the Corporation” means (i) any sale or transfer of all or substantially all of the assets of the Corporation and the subsidiaries of the Corporation on a consolidated basis in any transaction or series of transactions or (ii) any merger or consolidation of the Corporation with any other entity, other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a

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subdivision or combination) in, outstanding shares of Series AA Preferred Stock or Common Stock.

PART F. RESTRICTIONS ON TRANSFER OF COMMON STOCK

The following restrictions shall apply to any transfer of shares of Common Stock:

Section 1. Certain Transfers Prohibited. (a) If an individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act (each, for purposes of this Part F, a “Person”), shall attempt to transfer in any manner whatsoever, including by way of sale, transfer, assignment, conveyance or other disposition, including without limitation by merger, operation of law, bequest or pursuant to any domestic relations order, whether voluntarily or involuntarily (other than a sale, transfer, assignment, conveyance or other disposition by or to the Corporation), any shares of Common Stock (any such transfer or assignment being a “Transfer”), provided, however, that a transaction that is a pledge shall not be deemed a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer), then such Transfer shall be void and shall not be recognized by the Corporation, except as authorized pursuant to this Part F.

(b)                                 The restrictions contained in this Part F are for the purpose of insuring that the Common Stock is held of record, for purposes of Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), by less than 500 persons. In connection therewith, and to provide for the effective policing of these provisions, a potential transferor or transferee who proposes to effect a Transfer, prior to the date of the proposed Transfer, must submit a request in writing (a “Request”) that the Corporation review the proposed Transfer and authorize or not authorize the proposed Transfer pursuant to Section 2 hereof. A Request shall be mailed or delivered to the General Counsel of the Corporation at the Corporation’s principal place of business or telecopied to the Corporation’s telecopier number at its principal place of business. Such Request shall be deemed to have been delivered when actually received by the Corporation. A Request shall include (i) the name, address and telephone number of the proposed transferee, (ii) a description of the interest proposed to be Transferred by the proposed transferee, (iii) the date on which the proposed Transfer is expected to take place, (iv) the name of the proposed transferor of the interest to be Transferred, (v) the percentage of the proposed transferor’s total interest to be Transferred and (vi) a Request that the Corporation authorize, if appropriate, the Transfer pursuant to Section 2 hereof and inform the proposed transferor and transferee of his or her determination regarding the proposed Transfer. If the proposed transferor or transferee seeks to effect a Transfer, the Corporation will act, within fifteen (15) business days after receipt of a Request, to determine whether to authorize the proposed Transfer described in the Request under Section 2 hereof. Each such Request shall be reviewed, on behalf of the Corporation, by the Corporation’s General Counsel or, if the Corporation does not have a General Counsel at the time of such Request, by the Chief Financial Officer of the Corporation (such reviewing executive hereinafter referred to as the “Reviewer”). Subject to Section 2 hereof, the Reviewer shall conclusively determine whether to authorize the proposed Transfer, in his or her sole discretion and judgment, and shall immediately inform the proposed transferee or transferor making the Request of such determination.

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Section 2. Authorization of Transfer of Capital Stock. Notwithstanding anything to the contrary set forth in Section 1 hereof, the Reviewer shall authorize (A) any Transfer by a record holder of Common Stock to another record holder of Common Stock, (B) any Transfer of all shares of Common Stock owned by the proposed transferor to a single Person who is treated as a single record holder under the Securities Exchange Act or (C) any Transfer if, following such Transfer, the outstanding Common Stock will be held of record, for purposes of Section 12(g) of the Securities Exchange Act, by 500 or fewer persons. For the avoidance of doubt, the Reviewer shall address requests for Transfers contemplated in the order in which the Requests are received. In deciding whether to approve any proposed Transfer, the Reviewer may seek the advice of outside counsel to the Corporation and may request all relevant information from the proposed transferor and/or the transferee necessary to make such determination.

Section 3. Effect of Unauthorized Transfer. Any Transfer attempted to be made in violation of this Part F will be null and void. The proposed transferee shall not be entitled to any rights of a holder of Common Stock, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions, with respect to the Common Stock that was the subject of such attempted Transfer.

Section 4. Prompt Enforcement; Further Actions. After learning of a Transfer not in compliance with this Part F, the Corporation shall demand the surrender, or cause to be surrendered, to it, the certificates representing the Common Stock that was the subject of such attempted transfer, or any proceeds received upon a sale of such securities, and any dividends or other distributions made after such noncompliant transfer with respect to such securities, if any. Nothing in this Section 4 shall be deemed inconsistent with the Transfer of such securities being deemed null and void pursuant to Section 3 hereof.

Section 5. Legend on Certificates. (a)  For so long as the restrictions on transfer in this Part F are in effect, all certificates for shares of Common Stock shall conspicuously bear the following legend (in addition to any other legends required to be placed thereon):

THE CERTIFICATE OF INCORPORATION OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER OF ANY COMMON STOCK WITHOUT THE PRIOR AUTHORIZATION OF THE CORPORATION. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

(b)                                 In the event that the Common Stock shall cease to be subject to the restrictions on transfer of this Part F, the Corporation shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such stock without such legend.

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Section 6. Conditions to Transfer; Responsibilities of Transfer Agent. The Corporation may require, as a condition precedent to the registration of the Transfer of any of its Common Stock or the payment of any distribution on any of its Common Stock, that the proposed transferor and transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Common Stock. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Part F, including, without limitation, instructing the transfer agent not to register any Transfer of Common Stock on the Corporation’s stock transfer records if it has knowledge that such Transfer is prohibited by this Part F, and/or authorizing such transfer agent to require an affidavit from a transferee or transferor regarding such Person’s actual and constructive ownership of Common Stock and other evidence that a Transfer will not be prohibited by this Part F, as a condition to registering any Transfer.

Section 7. Severability. If any provision of this Part F is judicially determined to be invalid or otherwise unenforceable, such invalidity or unenforceability shall not affect the remainder of the provisions of this Part F, which shall be thereafter interpreted as if the invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with insuring that the Common Stock is held of record, for purposes of Section 12(g) of the Securities Exchange Act, by less than 500 persons.

Section 8. Expiration. The provisions of this Part F shall apply until the earliest of (i) any public offering of Common Stock registered under the Securities Act of 1933, as amended, (ii) the filing by the Corporation of a registration statement pursuant to Section 12(g) of the Securities Exchange Act, and (iii) such time as the Board of Directors determines that the provisions of this Part F are no longer necessary for the preservation of the Corporation’s status as a non-reporting company under the Securities Exchange Act.

ARTICLE FIVE

The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE SEVEN

Section 1. Exculpation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General

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Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Seven by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2. Corporate Opportunity. To the maximum extent permitted from time to time under the General Corporation Law of Delaware, and notwithstanding anything contained in this Article Seven to the contrary, in the event that any director of the Corporation acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (A) the Corporation or any subsidiary of the Corporation, on the one hand, and (B) such director or any of its Affiliates, on the other hand, or any other Person, no director shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any subsidiary of the Corporation and shall not be liable to the Corporation or any subsidiary of the Corporation or any of their Affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that such director directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Corporation or any subsidiary of the Corporation or any of their Affiliates.

ARTICLE EIGHT

Each person who is or was a director or officer of the Corporation after [                    ](2), 2006, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

(2)                                  Effective date of the Plan to be inserted.

ARTICLE NINE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned, being the incorporator named above, has executed this Certificate of Incorporation on this [      ] day of [                        ], 2006.

PLIANT CORPORATION,
a Delaware corporation

By:
Name:
Its:

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Exhibit B

Amended and Restated

Bylaws

of

Pliant Corporation

i

ii

AMENDED AND RESTATED
BYLAWS
OF

PLIANT CORPORATION

ARTICLE I

Stockholders Meetings

Section 1.1                                      Annual Meetings.

(a)                                  An annual meeting of stockholders shall be held for the election of directors and the transaction of such other business as may properly be brought before the meeting in accordance with these Bylaws at such date, time and place, if any, as may be fixed by resolution of the Board of Directors of the Corporation from time to time. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. Subject to paragraph (b) of this Section 1.1, any other proper business may be transacted at an annual meeting.

(b)                                 Only such business shall be conducted at an annual meeting of stockholders as shall have been properly brought before the meeting. For business to be properly brought before the meeting, it must be: (i) authorized by the Board of Directors and specified in the notice, or a supplemental notice, of the meeting or (ii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof to the Secretary of the Corporation, delivered or mailed to and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting if such stockholder wishes to have its proposal included in the Corporation’s proxy statement for such meeting, or not less than 30 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation otherwise; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the anniversary date of the preceding year’s annual meeting date, written notice by a stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which the first public disclosure of the date of the annual meeting was made. Delivery shall be by hand or by certified or registered mail, return receipt requested. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth as to each item of business the stockholder proposes to bring before the meeting: (1) a description of such item and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on the Corporation’s records to the knowledge of the stockholder proposing such business, of such stockholder, (3) a representation that the stockholder is a holder of record of shares of stock of the Corporation entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business, (4) the class and number of shares of stock of the Corporation which are beneficially owned by the stockholder (for purposes of the regulations under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended), and (5) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business. No business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the meeting at which any business is proposed by a stockholder shall, if the facts warrant, determine and declare to the meeting that such business was not properly brought before the meeting in accordance with the provisions of this paragraph (b), and, in such event, the business not properly before the meeting shall not be transacted.

Section 1.2                                      Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Chairman of the Board, if any, or pursuant to a resolution approved by a majority of the whole Board of Directors or by a committee of the Board of Directors authorized to call such meetings or by one or more stockholders that collectively beneficially own at least 10% of the number of shares of stock entitled to vote on a matter for which such special meeting is called. The Board of Directors may, in its sole discretion, determine that the special meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. The business transacted at a special meeting of stockholders shall be limited solely to matters relating to the purpose or purposes stated in the notice of meeting.

Section 1.3                                      Notice of Meetings. A written notice of each annual or special meeting of stockholders shall be given stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, such notice of meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting, personally, by mail or, to the extent and in the manner permitted by applicable law, electronically. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 1.4                                      Adjournments. Any annual or special meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for

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more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with Section 1.3.

Section 1.5                                      Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting shall constitute a quorum at each meeting of stockholders. In the absence of a quorum, the stockholders so present may, by the affirmative vote of the holders of stock having a majority of the votes which could be cast by all such holders, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum is present. If a quorum is present when a meeting is convened, the subsequent withdrawal of stockholders, even though less than a quorum remains, shall not affect the ability of the remaining stockholders lawfully to transact business.

Section 1.6                                      Conduct; Remote Communication. (a)  Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or if there is none or in his or her absence, by the President, or in his or her absence, by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)                                 If authorized by the Board of Directors in accordance with these Bylaws and applicable law, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, (1) participate in a meeting of stockholders and (2) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 1.7                                      Voting.

(a)                                  Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power on the matter in question.

(b)                                 Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so required by Section 1.9 of these Bylaws or so determined by the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote which are present in person or by proxy at such

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meeting. Unless otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast in the election of directors. Each other question shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on such question which are present in person or by proxy at the meeting.

(c)                                  Stock of the Corporation standing in the name of another corporation and entitled to vote may be voted by such officer, agent or proxy as the Bylaws or other internal regulations of such other corporation may prescribe or, in the absence of such provision, as the board of directors or comparable body of such other corporation may determine.

(d)                                 Stock of the Corporation standing in the name of a deceased person, a minor, an incompetent or a debtor in a case under Title 11, United States Code, and entitled to vote may be voted by an administrator, executor, guardian, conservator, debtor-in-possession or trustee, as the case may be, either in person or by proxy, without transfer of such shares into the name of the official or other person so voting.

(e)                                  A stockholder whose voting stock of the Corporation is pledged shall be entitled to vote such stock unless on the transfer records of the Corporation the pledgor has expressly empowered the pledgee to vote such shares, in which case only the pledgee, or such pledgee’s proxy, may represent such shares and vote thereon.

(f)                                    If voting stock is held of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares,  unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:  (i) if only one votes, such act binds all; (ii) if more than one vote, the act of the majority so voting binds all; and (iii) if more than one votes, but the vote is evenly split on any particular matter each faction may vote such stock proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery of the State of Delaware or such other court as may have jurisdiction to appoint an additional person to act with the persons so voting the stock, which shall then be voted as determined by a majority of such persons and the person appointed by the Court. If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split for the purpose of this subsection shall be a majority or even split in interest.

(g)                                 Stock of the Corporation belonging to the Corporation, or to another corporation a majority of the shares entitled to vote in the election of directors of which are held by the Corporation, shall not be voted at any meeting of stockholders and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 1.7 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.

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Section 1.8                                      Proxies.

(a)                                  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy filed with the Secretary before or at the time of the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

(b)                                 A stockholder may authorize another person or persons to act for such stockholder as proxy (i) by executing a writing authorizing such person or persons to act as such, which execution may be accomplished by such stockholder or such stockholder’s authorized officer, director, partner, employee or agent (or, if the stock is held in a trust or estate, by a trustee, executor or administrator thereof) signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature, or (ii) by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission (a “Transmission”) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such Transmission; provided that any such Transmission must either set forth or be submitted with information from which it can be determined that such Transmission was authorized by such stockholder.

(c)                                  Any inspector or inspectors appointed pursuant to Section 1.9 of these Bylaws shall examine Transmissions to determine if they are valid. If no inspector or inspectors are so appointed, the Secretary or such other person or persons as shall be appointed from time to time by the Board of Directors shall examine Transmissions to determine if they are valid. If it is determined that a Transmission is valid, the person or persons making that determination shall specify the information upon which such person or persons relied. Any copy, facsimile telecommunication or other reliable reproduction of such a writing or Transmission may be substituted or used in lieu of the original writing or Transmission for any and all purposes for which the original writing or Transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or Transmission.

Section 1.9                                      Voting Procedures and Inspectors of Elections.

(a)                                  If the Corporation has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 stockholders, the Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors (individually an “Inspector,” and collectively the “Inspectors”) to act at such meeting and make a written report thereof. The Board of Directors may designate one or more persons as alternate Inspectors to replace any Inspector who shall fail to act. If no Inspector or alternate is able to act at such meeting, the chairman of the meeting shall appoint one or more other persons to act as Inspectors. Each Inspector, before entering upon the discharge of his or her duties, shall

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take and sign an oath faithfully to execute the duties of Inspector with strict impartiality and according to the best of his or her ability.

(b)                                 The Inspectors shall (i) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each, (ii) determine the number of shares of stock of the Corporation present in person or by proxy at such meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the Inspectors and (v) certify their determination of the number of such shares present in person or by proxy at such meeting and their count of all votes and ballots. The Inspectors may appoint or retain other persons or entities to assist them in the performance of their duties.

(c)                                  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting. No ballots, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the Inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by any stockholder shall determine otherwise.

(d)                                 In determining the validity and counting of proxies and ballots, the Inspectors shall be limited to an examination of the proxies, any envelopes submitted with such proxies, any information referred to in paragraphs (b) and (c) of Section 1.8 of these Bylaws, ballots and the regular books and records of the Corporation, except that the Inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by a stockholder of record to cast or more votes than such stockholder holds of record. If the Inspectors consider other reliable information for the limited purpose permitted herein, the Inspectors, at the time they make their certification pursuant to paragraph (b) of this Section 1.9, shall specify the precise information considered by them, including the person or persons from whom such information was obtained, when and the means by which such information was obtained and the basis for the Inspectors’ belief that such information is accurate and reliable.

Section 1.10                                Fixing Date of Determination of Stockholders of Record.

(a)                                  In order that the Corporation may determine the stockholders entitled (i) to notice of or to vote at any meeting of stockholders or any adjournment thereof, (ii) to receive payment of any dividend or other distribution or allotment of any rights, (iii) to exercise any rights in respect of any change, conversion or exchange of stock, (iv) to express consent to corporate action in writing without a meeting, or (iv) to take, receive or participate in any other action, the Board of Directors may fix a record date, which shall not be earlier than the date upon which the resolution fixing the record date is adopted by the Board of Directors and which (1) in the case of a determination of stockholders entitled to notice of or to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, be not more than 60 nor less than ten days before the date of such meeting; (2) in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall be not more than ten days after the date upon which the resolution fixing the record date is adopted

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by the Board of Directors; and (3) in the case of any other action, shall be not more than 60 days before such action.

(b)                                 If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)                                  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.11                                List of Stockholders Entitled to Vote. The Secretary shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 1.12                                Action By Consent of Stockholders.

(a)                                  Unless the power of stockholders to act by consent without a meeting is restricted or eliminated by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed

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by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

(b)                                 Every written consent shall bear the date of signature of each stockholder (or his, her or its proxy) signing such consent. Prompt notice of the taking of corporate action without a meeting of stockholders by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of persons to authorize or take the action were delivered to the Corporation in the manner required by this Section 1.12. All such written consents shall be delivered to the Corporation at its registered office in the State of Delaware, at its principal place of business or to the Secretary. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

(c)                                  A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of these Bylaws, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. Any consent by means of telegram, cablegram or electronic transmission shall be deemed to have been signed on the date on which it was transmitted. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, at its principal place of business or to the Secretary. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to the Secretary if, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation.

(d)                                 No written consent shall be effective to authorize or take the corporate action referred to therein unless, within 60 days of the earliest dated written consent delivered to the Corporation in the manner required by this Section 1.12, written consents signed by a sufficient number of persons to authorize or take such action are delivered to the Corporation at its registered office in the State of Delaware, at its principal place of business or to the Secretary. All such written consents shall be filed with the minutes of proceedings of the stockholders, and actions authorized or taken under such written consents shall have the same force and effect as those authorized or taken pursuant to a vote of the stockholders at an annual or special meeting.

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ARTICLE II

Board of Directors

Section 2.1                                      Number. The initial Board of Directors shall consist of seven directors. Thereafter, the number of directors may be amended from time to time by amendment to the Certificate of Incorporation; provided that no such amendment may shorten the term of any incumbent director.

Section 2.2                                      Election; Resignation; Vacancies.

(a)                                  At each annual meeting of stockholders the stockholders shall elect directors each of whom shall hold office until the next annual meeting of stockholders and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

(b)                                 Only persons who are nominated in accordance with the procedures set forth in this paragraph (b) shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by the Board of Directors or by any stockholder of the Corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (b). Any nomination by a stockholder must be made by written notice to the Secretary delivered or mailed to and received at the principal executive offices of the Corporation: (i) with respect to an election to be held at an annual meeting of stockholders, (A) not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting if such stockholder wishes to have its nomination included in the Corporation’s proxy statement for such meeting, or (B) otherwise, not less than 30 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the anniversary date of the preceding year’s annual meeting date, written notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was made, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which the first public disclosure of the date of the special meeting was made. Delivery shall be by hand, or by certified or registered mail, return receipt requested. In no event shall the public announcement of an adjournment of any annual or special meeting commence a new time period for giving of a stockholder notice as described above. A stockholder’s notice to the Secretary shall set forth (x) as to each person whom the stockholder proposes to nominate for election or re-election as a director:  (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of stock of the Corporation which are beneficially owned by such person (for the purposes of the regulations under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended), (4) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as a director of the

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Corporation pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, had the nominee been nominated by the Board of Directors, and (5) such person’s written consent to being named in any proxy statement as a nominee and to serving as a director if elected; and (y) as to the stockholder giving notice: (1) the name and address of such stockholder, as they appear on the Corporation’s records to the knowledge of such stockholder, (2) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder (determined as provided in clause (x)(3) above), (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote on the election of directors at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (4) a description of all agreements, arrangements or understandings between the stockholder and each nominee of the stockholder and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. The chairman of the meeting at which a stockholder nomination is presented shall, if the facts warrant, determine and declare to the meeting that such nomination was not made in accordance with the procedures prescribed by this paragraph (b), and, in such event, the defective nomination shall be disregarded.

(c)                                  Any director may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance.

(d)                                 Any newly created directorship or any vacancy occurring in the Board of Directors for any reason shall be filled as provided in the Certificate of Incorporation. Each director elected to replace a former director shall hold office until the expiration of the term of office of the director whom he or she has replaced and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. A director elected to fill a newly created directorship shall serve until the next annual meeting of stockholders and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Section 2.3                                      Regular Meetings. Unless otherwise determined by the Board of Directors, a regular annual meeting of the Board of Directors shall be held, without call or notice, immediately after and, if the annual meeting of stockholders is held at a place, at the same place as the annual meeting of stockholders, for the purpose of organizing the Board of Directors, electing officers and transacting any other business that may properly come before such meeting. If the stockholders shall elect the directors by written consent of stockholders as permitted by Section 1.12 of these Bylaws, a special meeting of the Board of Directors shall be called as soon as practicable after such election for the purposes described in the preceding

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sentence. Additional regular meetings of the Board of Directors may be held without call or notice at such times as shall be fixed by resolution of the Board of Directors.

Section 2.4                                      Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if any, the President, the Secretary or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least fourty-eight hours before the special meeting. The purpose or purposes of a special meeting need not be stated in the call or notice.

Section 2.5                                      Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or if there is none or in his or her absence, by the President, or in his or her absence, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. A majority of the directors present at a meeting, whether or not they constitute a quorum, may adjourn such meeting to any other date, time or place without notice other than announcement at the meeting.

Section 2.6                                      Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Unless the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7                                      Committees. The Board of Directors may, designate one or more committees, each committee to consist of at least one Common Stock Director (as defined in the Certificate of Incorporation) and at least one Series AA Director (as defined in the Certificate of Incorporation). The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members present at any meeting and not disqualified from voting, whether or not a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in these Bylaws or in the resolution of the Board of Directors designating such committee, or an amendment to such resolution, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 2.8                                      Telephonic Meetings. Directors, or any committee of directors designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.8 shall constitute presence in person at such meeting.

Section 2.9                                      Informal Action by Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any

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meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing (which may be in counterparts) or by electronic transmission, and the written consent or consents or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be made in paper form if the minutes of the Corporation are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.10                                Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article II of these Bylaws.

Section 2.11                                Reliance upon Records. Every director, and every member of any committee of the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director or member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including, but not limited to, such records, information, opinions, reports or statements as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s capital stock might properly be purchased or redeemed.

Section 2.12                                Interested Directors. A director who is directly or indirectly a party to a contract or transaction with the Corporation, or is a director or officer of or has a financial interest in any other corporation, partnership, association or other organization which is a party to a contract or transaction with the Corporation, may be counted in determining whether a quorum is present at any meeting of the Board of Directors or a committee thereof at which such contract or transaction is considered or authorized, and such director may participate in such meeting and vote on such authorization to the extent permitted by applicable law, including Section 144 of the General Corporation Law of the State of Delaware.

Section 2.13                                Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors. The directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board of Directors or a committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for services as a director or committee member. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

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ARTICLE III

Officers

Section 3.1                                      Executive Officers; Election; Qualification; Term of Office. The Board of Directors shall elect a President and may, if it so determines, elect a Chairman of the Board from among its members. The Board of Directors shall also elect a Secretary and may elect one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Any number of offices may be held by the same person. Each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Section 3.2                                      Resignation; Removal; Vacancies. Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. A vacancy occurring in any office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.

Section 3.3                                      Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 3.4                                      President. The President shall be the chief executive officer of the Corporation and shall in general supervise and control all of the business affairs of the Corporation, subject to the direction of the Board of Directors. The President may execute, in the name and on behalf of the Corporation, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors or a committee thereof has authorized to be executed, except in cases where the execution shall have been expressly delegated by the Board of Directors or a committee thereof to some other officer or agent of the Corporation.

Section 3.5                                      Secretary. In addition to such other duties, if any, as may be assigned to the Secretary by the Board of Directors, the Chairman of the Board, if any, or the President, the Secretary shall (i) keep the minutes of proceedings of the stockholders, the Board of Directors and any committee of the Board of Directors in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (iii) be the custodian of the records and seal of the Corporation; (iv) affix or cause to be affixed the seal of the Corporation or a facsimile thereof, and attest the seal by his or her signature, to all certificates for shares of stock of the Corporation and to all other documents the execution of which under seal is authorized by the Board of Directors; and (v) unless such duties have been delegated by the Board of Directors to a transfer agent of the

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Corporation, keep or cause to be kept a register of the name and address of each stockholder, as the same shall be furnished to the Secretary by such stockholder, and have general charge of the stock transfer records of the Corporation.

ARTICLE IV

Stock Certificates and Transfers

Section 4.1                                      Certificate. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board, if any, or the President or a Vice President, and by the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on the certificate may be facsimile, stamp or other imprint. In case any officer, transfer agent, or registrar who has signed or whose facsimile, stamp or other imprint signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar continued to be such at the date of issue.

Section 4.2                                      Lost, Stolen or Destroyed Certificates; Issuance of New Certificates. The Corporation may issue a new certificate for stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such stockholder’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 4.3                                      Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for stock of the Corporation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer or, if the relevant stock certificate is claimed to have been lost, stolen or destroyed, upon compliance with the provisions of Section 4.2 of these Bylaws, and upon payment of applicable taxes with respect to such transfer, and in compliance with any restrictions on transfer applicable to such stock certificate or the shares represented thereby of which the Corporation shall have notice and subject to such rules and regulations as the Board of Directors may from time to time deem advisable concerning the transfer and registration of stock certificates, the Corporation shall issue a new certificate or certificates for such stock to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Transfers of stock shall be made only on the books of the Corporation by the registered holder thereof or by such holder’s attorney or successor duly authorized as evidenced by documents filed with the Secretary or transfer agent of the Corporation. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificate or certificates representing such stock are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

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Section 4.4                                      Stockholders of Record. The Corporation shall be entitled to treat the holder of record of any stock of the Corporation as the holder thereof and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Delaware.

ARTICLE V

Notices

Section 5.1                                      Manner of Notice. (a)  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, whenever notice is required to be given to any stockholder, director or member of any committee of the Board of Directors, such notice may be given by (i) personal delivery, (ii) depositing it, in a sealed envelope, in the United States mails, first class, postage prepaid, addressed, (iii) delivering to a company for overnight or second day mail or delivery, (iv) delivering it to a telegraph company, charges prepaid, for transmission, or by transmitting it via telecopier, or (v) any other reliable means permitted by applicable law (including, subject to Section 5.1(b), electronic transmission) to such stockholder, director or member, either at the address of such stockholder, director or member as it appears on the records of the Corporation or, in the case of such a director or member, at his or her business address; and such notice shall be deemed to be given at the time when it is thus personally delivered, deposited, delivered or transmitted, as the case may be. Such requirement for notice shall also be deemed satisfied, except in the case of stockholder meetings, if actual notice is received orally or by other writing by the person entitled thereto as far in advance of the event with respect to which notice is being given as the minimum notice period required by law or these Bylaws.

(b)                                 Without limiting the foregoing, any notice to stockholders given by the Corporation pursuant to these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation and shall also be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary of the Corporation, the transfer agent or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission in accordance with these Bylaws shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by another form of electronic transmission, when directed to the stockholder.

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Section 5.2                                      Dispensation with Notice.

(a)                                  Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any stockholder to whom (i) notice of two consecutive annual meetings of stockholders, and all notices of meetings of stockholders or of the taking of action by stockholders by written consent without a meeting to such stockholder during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities of the Corporation during a 12-month period, have been mailed addressed to such stockholder at the address of such stockholder as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting which shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth the then current address of such stockholder, the requirement that notice be given to such stockholder shall be reinstated.

(b)                                 Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any person with whom communication is unlawful, the giving of such notice to such person shall not be required, and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.

Section 5.3                                      Waiver of Notice. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee or directors need be specified in any written waiver of notice.

ARTICLE VI

Indemnification

Section 6.1                                      Right to Indemnification.

(a)                                  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as in effect on the date of adoption of these Bylaws or as it may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including

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judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred (collectively, “Losses”) by such person. The Corporation may indemnify and hold harmless, to the fullest extent permitted by law as in effect on the date of the adoption of these Bylaws or as it may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation against any and all Losses by such person. Any standard of conduct applicable to whether a director or officer may be indemnified shall be equally applicable to an employee or agent under this Article VI. The Corporation shall not be required to indemnify a person in connection with a proceeding initiated by such person, including a counterclaim or crossclaim, unless the proceeding was authorized by the Board of Directors.

(b)                                 For purposes of this Article VI:  (i) any reference to “other enterprise” shall include all plans, programs, policies, agreements, contracts and payroll practices and related trusts for the benefit of or relating to employees of the Corporation and its related entities (“employee benefit plans”); (ii) any reference to “fines”, “penalties”, “liability” and “expenses” shall include any excise taxes, penalties, claims, liabilities and reasonable expenses (including reasonable legal fees and related expenses) assessed against or incurred by a person with respect to any employee benefit plan; (iii) any reference to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation or trustee or administrator of any employee benefit plan which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, beneficiaries, fiduciaries, administrators and service providers; (iv) any reference to serving at the request of the Corporation as a director, officer, employee or agent of a partnership or trust shall include service as a partner or trustee; and (v) a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” for purposes of this Article VI.

Section 6.2                                      Prepayment of Expenses. The Corporation shall pay or reimburse the reasonable expenses incurred in defending any proceeding in advance of its final disposition if the Corporation has received an undertaking by the person receiving such payment or reimbursement to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3                                      Claims. If a person entitled to indemnification hereunder is successful, in whole or in part, in any suit to compel indemnification or payment of expenses under this Article VI or in any defense to a suit brought by the Corporation to recover an advancement of expenses pursuant to an undertaking, such person shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 6.4                                      Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter

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acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5                                      Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, partner or agent of another corporation, partnership, joint venture or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture or other enterprise.

Section 6.6                                      Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

General

Section 7.1                                      Fiscal year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors. Absent any contrary resolution, the fiscal year shall end on December 31 of each year.

Section 7.2                                      Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3                                      Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, electronic format or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 7.4                                      Definitions. (a)  For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b)                                 For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

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Section 7.5                                      Amendment of Bylaws. These Bylaws may be altered or repealed, and new Bylaws made, by the majority vote of the whole Board of Directors provided that such vote includes the affirmative vote of at least one Series AA Director, but the stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation’s common stock; provided, however, that neither Section 2.7 nor this Section 7.5 may be amended without the approval of the holders of at least two-thirds of the outstanding shares of the Corporation’s Series AA Preferred Stock.

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Exhibit C

NEW PLIANT STOCKHOLDERS AGREEMENT

STOCKHOLDERS’ AGREEMENT dated as of [                ], 2006 (this “Agreement”), among Pliant Corporation, a Delaware corporation (the “Company”); the Investor Stockholders (as defined herein); the Bond Stockholders (as defined herein); and the other stockholders of the Company signatory hereto from time to time (the “Other Stockholders”).

WHEREAS, Pliant (Utah), certain of the Investor Stockholders and certain of the Bond Stockholders are parties to the Support Agreement dated as of December     , 2005 (as amended, modified or supplemented, the “Support Agreement”), which Support Agreement provided for the Debtors (as defined herein) to file the Plan with the Bankruptcy Court.

WHEREAS, on January 3, 2006, Pliant (Utah) and certain of its subsidiaries, Uniplast Holdings, Inc., Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd. (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

WHEREAS, pursuant to the Support Agreement, the Debtors filed the Plan with the Bankruptcy Court, which Plan, among other things, provides for the execution and delivery of this Agreement by the Company, the Investor Stockholders, the Bond Stockholders and the Other Stockholders.

WHEREAS, the Debtors, the creditors and other interest-holders of Pliant (Utah) have approved, and the Bankruptcy Court has confirmed, the Plan.

WHEREAS, the Bankruptcy Court has entered an order pursuant to Section 1129 of the Bankruptcy Code, confirming the Plan and authorizing and approving this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth herein.

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1          Definitions

As used in this Agreement, the following terms shall have the meanings set forth below.

“2003 Indenture” means the indenture, dated as of May 30, 2003, as amended, modified, restated or supplemented from time to time, by and among Pliant (Utah), the guarantors party thereto and Wilmington Trust Company, a Delaware banking corporation, as trustee.

“2003-Indenture Permitted Holder” means any “Permitted Holder” as such term is defined in the 2003 Indenture.

“2004 Indenture” means the amended and restated indenture, dated as of February 17, 2004, as amended and restated as of May 6, 2005 and as may be further amended, modified, restated or supplemented from time to time, by and among Pliant (Utah), the guarantors party thereto and Wilmington Trust Company, a Delaware banking corporation, as trustee.

“2004-Indenture Permitted Holder” means any “Permitted Holder” as such term is defined in the 2004 Indenture.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person and/or one or more Affiliates thereof.

“Agreement” has the meaning ascribed to it in the caption.

“Approved Sale” has the meaning ascribed to it in Section 2.3(a).

“Approved Sale Notice” has the meaning ascribed to it in Section 2.3(b).

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Board” means the board of directors of the Company.

“Bond Stockholders” means, collectively: (a) the Persons listed on Exhibit A attached hereto and made a part hereof; (b) any Person who becomes a party to this Agreement as a Bond Stockholder pursuant to Section 2.1(b); and (c) any Person who is or becomes a holder of Stockholder Shares by Transfer of Stockholder Shares from a Bond Stockholder and who becomes a party to this Agreement as a Bond Stockholder pursuant to Section 2.1(c), in each case, only for so long as such Person holds Stockholder Shares.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are not required by law to be open in New York, New York.

“By-laws” means the By-laws of the Company, as amended, modified, supplemented or restated and in effect from time to time.

“Certificate” means the certificate of incorporation of the Company, as amended, modified, supplemented or restated and in effect from time to time, including any certificates of

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designation, correction or amendment filed with the Secretary of State of the State of Delaware pursuant to the terms thereof.

“Commission” means the Securities and Exchange Commission and any other Governmental Authority at the time administering the Securities Act.

“Common Stock” means, collectively, all of the common stock of the Company of any class and any other class of capital stock of the Company hereafter authorized that is not limited to a fixed sum or percentage of par or stated value with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Common Stock Directors” has the meaning ascribed to it in the Certificate.

“Company” has the meaning ascribed to it in the caption.

“Control” means, (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting Securities, by contract or otherwise.

“Debtors” has the meaning ascribed to it in the recitals.

“Demand Registration” has the meaning ascribed to such term in Section 5.1(a).

“Directors” has the meaning ascribed to it in Section 4.1(c).

“Eligible Stockholder” means, as determined from time to time, a Stockholder who (i) is an “accredited investor” as such term is defined in Rule 501 of the Securities Act and (ii) holds in excess of     %(1) of the then outstanding Stockholder Shares.

“Equity Incentive Plan” means, [                        ].(2)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute then in force, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Excluded Securities” has the meaning ascribed to it in Section 3.2.

 “Form S-1,” “Form S-3,” “Form S-4” or “Form S-8” means Form S-1, Form S-3, Form S-4 or Form S-8, as appropriate, promulgated under the Securities Act (or any successor forms thereto).

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether executive, legislative

(1)          Should be high enough to pick up all Investor and Bond Stockholders.

(2)          Name of Series M Equity Plan.

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or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Inclusion Request” has the meaning ascribed to such term in Section 5.1(a).

“Indentures” means the 2003 Indenture and the 2004 Indenture.

“Information” has the meaning ascribed to such term in Section 5.5(i).

“Initial Public Offering” means the first underwritten Public Offering of Common Stock pursuant to a Registration Statement.

“Initial Subscribing Stockholder” has the meaning ascribed to it in Section 3.1(d).

“Initiating Request” has the meaning ascribed to such term in Section 5.1(a).

“Inspectors” has the meaning ascribed to such term in Section 5.5(i).

“Investor Stockholders” means, collectively: (a) (i) Flexible Films, LLC, a Delaware limited liability company, (ii) Flexible Films II, LLC, a Delaware limited liability company, (iii) Southwest Industrial Films, LLC, a Delaware limited liability company, (iv) Southwest Industrial Films II, LLC, a Delaware limited liability company, (v) New York Life Capital Partners, L.P., (vi) The Northwestern Mutual Life Insurance Company, and (vii) Wachovia Capital Partners, LLC; (b) any Person who is or becomes a holder of Stockholder Shares by Transfer of Stockholder Shares from an Investor Stockholder and who becomes a party to this Agreement as an Investor Stockholder pursuant to Section 2.1(c); and (c) any Person who becomes a party to this Agreement as an Investor Stockholder pursuant to Section 2.1(b), in each case, only for so long as such Person holds Stockholder Shares.

“Joinder Agreement” has the meaning ascribed to it in Section 2.1(b).

“Material Transaction” means any material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Board reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such Subsidiary’s ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public, competitive or sensitive information prior to such time as it would otherwise be required to be disclosed.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means The National Association of Securities Dealers Automated Quotations System.

“New Investor” has the meaning ascribed to it in Section 3.1(c).

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“New Senior Subordinated Notes” means [                  ].(3)

“Offered Securities” has the meaning ascribed to it in Section 3.1(a).

“Other Eligible Stockholder” has the meaning ascribed to it in Section 3.1(d).

“Other Shares” means, at any time, those shares of Common Stock which do not constitute Registrable Shares or Primary Shares.

“Other Stockholders” means, collectively: (a) the meaning ascribed to it in the caption; (b) any Person who is or becomes a holder of Stockholder Shares by Transfer of Stockholder Shares from an Other Stockholder and who becomes a party to this Agreement as an Other Stockholder pursuant to Section 2.1(c); and (c) any Person who becomes a party to this Agreement as an Other Stockholder pursuant to Section 2.1(b), in each case, only for so long as such Person holds Stockholder Shares.

“Percentage Ownership” means with respect to any Stockholder, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock held by such Stockholder and the denominator of which is the total number of shares of Common Stock issued and outstanding at the time of determination.

“Permitted-Holder Directors” has the meaning ascribed to it in Section 4.1(a)(i).

“Permitted Holder” has the meaning ascribed to such term in the applicable Indenture.

“Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Plan” means the Debtors’ joint plan of reorganization filed with the Bankruptcy Court on [              ].

“Pliant (Utah)” means Pliant Corporation, a Utah corporation.

“Primary Shares” means, at any time, the authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company.

“Prospectus” means the prospectus included in any Registration Statement, including any amendment or prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

(3)          To be determined.

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“Public Offering” means the closing of a public offering of Common Stock pursuant to a Registration Statement declared effective under the Securities Act, except that a Public Offering shall not include an offering of Securities to be issued as consideration in connection with a business acquisition or an offering of Securities issuable pursuant to an employee benefit plan.

“Records” has the meaning ascribed to it in Section 5.5(i).

“Refused Securities” has the meaning ascribed to it in Section 3.1(c).

“Registrable Holders” means, on the date of determination, those Stockholders who hold in the aggregate more than fifty percent (50%) of the Registrable Shares held by all of the Investor Stockholders and the Bond Stockholders in the aggregate on such date of determination.

“Registrable Shares” means at any time, and with respect to any Stockholder, the shares of Common Stock (including any shares of Common Stock issued upon conversion of any other Securities) held by, or issuable to, such Stockholder. As to any particular Registrable Shares, such Registrable Shares shall cease to be Registrable Shares: (a) when an offering of such Registrable Shares has been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and such Registrable Shares have been disposed of pursuant to and in the manner described in such effective Registration Statement; (b) following an Initial Public Offering, when such Registrable Shares are sold or distributed to the public, or eligible to be sold or distributed, through a broker, dealer or market maker pursuant to Rule 144(k); (c) when such Registrable Shares have ceased to be outstanding; or (d) following an Initial Public Offering, if such Registrable Shares are freely tradeable pursuant to Section 1145 of the Bankruptcy Code; provided, that in the cases of clauses (b) and (d), such shares shall be deemed Registrable Shares for purposes of an Initial Public Offering.

“Registration Date” means the date upon which the Registration Statement filed by the Company to effect its Initial Public Offering shall have been declared effective by the Commission.

“Registration Request Notice” has the meaning ascribed to it in Section 5.1(a).

“Registration Statement” means any registration statement of the Company filed with the Commission that covers an offering of any Registrable Shares, and all amendments and supplements to any such registration statement, including post-effective amendments, in each case, including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Requisite Bond Stockholders” means, on the date of determination, those Bond Stockholders who hold in the aggregate more than fifty percent (50%) of the Common Stock held by all of the Bond Stockholders on such date of determination.

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“Requisite Investor Stockholders” means, on the date of determination, those Investor Stockholders who hold in the aggregate more than fifty percent (50%) of the Common Stock held by all of the Investor Stockholders on such date of determination.

 “Rule 144” means Rule 144 (including Rule 144(k) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

“Sale of the Company” means the consummation of (a) the transfer (in one or a series of related transactions) of all or substantially all of the Company’s consolidated assets to a Person or a group of Persons acting in concert (other than to a Subsidiary of the Company); (b) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding equity Securities of the Company to one Person or a group of Persons acting in concert; or (c) the merger or consolidation of the Company with or into another Person, in the case of clauses (b) and (c) above, under circumstances in which the holders of a majority of the voting power of the outstanding equity Securities of the Company immediately prior to such transaction own less than a majority in voting power of the outstanding equity Securities of the Company or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more Subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a “Sale of the Company.”

“Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Series AA Directors” has the meaning ascribed to it in the Certificate.

“Series AA Preferred Stock” means the Series AA Redeemable Preferred Stock of the Company, par value [ ] per share.

“Series M Preferred Stock” means the Series M Preferred Stock of the Company, par value [ ] per share.

“Stockholder Shares” means (a) the Common Stock or (b) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in clause (a) above by way of conversion, exercise or exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering them. For the

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avoidance of doubt, shares of Series AA Preferred Stock shall not be considered Stockholder Shares.

“Stockholders” means the holders of Stockholder Shares in each case, who are parties hereto, and shall include any other Person who hereafter becomes a party to this Agreement pursuant to a Joinder Agreement, in each case, only for so long as such Person holds Stockholder Shares.

“Stockholders’ Counsel” has the meaning ascribed to it in Section 5.5(b).

“Subscription Offer Acceptance Notice” has the meaning ascribed to it in Section 3.1(b).

“Subscription Offer Notice” has the meaning ascribed to it in Section 3.1(a).

“Subscription Offer Period” has the meaning ascribed to it in Section 3.1(a).

“Subsidiary” means, at any time, with respect to any Person (the “Subject Person”), any other Person of which either (a) fifty percent (50%) or more of the Securities or other interests entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) an interest of 50% or more in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more subsidiaries of the Subject Person.

“Support Agreement” has the meaning ascribed to it in the recitals.

“Suspension Period” has the meaning ascribed to it in Section 5.10.

“Tack-On Notes” means [                    ].(4)

“Transfer” of Securities shall be construed broadly and shall include any sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise.

“Transferee” means a Person acquiring or intending to acquire Stockholder Shares through a Transfer.

“Transferor” means a Stockholder Transferring or intending to Transfer Stockholder Shares.

1.2                               Rules of Construction

The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this

(4)          To be determined.

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Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

ARTICLE II

ISSUANCES AND TRANSFERS OF SECURITIES

2.1                               Issuances and Transfers of Securities

(a)                                  The provisions in this Article II shall apply to all Stockholder Shares now owned or hereafter acquired by a Stockholder, including Stockholder Shares acquired by reason of original issuance, dividend, distribution, exchange, conversion and acquisition of outstanding Stockholder Shares from another Person, and such provisions shall apply to any Stockholder Shares obtained by a Stockholder upon the exercise, exchange or conversion of any option, warrant or other derivative Security (including upon the conversion of the Series AA Preferred Stock or the Series M Preferred Stock).

(b)                                 Any Person who is not already a party to this Agreement and who subscribes for Stockholder Shares shall, as a condition to such acquisition, execute and deliver to the Company a joinder agreement in substantially the form attached hereto as Exhibit B (a “Joinder Agreement”), pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement.

(c)                                  No Stockholder shall Transfer any Stockholder Shares to a Person not already a party to this Agreement as a Stockholder unless (i) such Person executes and delivers to the Company a Joinder Agreement, pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement, as a Stockholder hereunder and (ii) such Transfer is made in compliance with this Article II. Any Transfer of Stockholder Shares in violation of this Section 2.1(c) shall be deemed to be a breach of this Agreement by the Transferor.

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(d)                                 On or before the fifth anniversary of the date hereof, no Stockholder who is both a 2003-Indenture Permitted Holder and 2004-Indenture Permitted Holder shall Transfer (other than pursuant to a Transfer effected in compliance with, Article Four, Part B, Section 7(c) of the Certificate) any Stockholder Shares to any Person unless (i) no “Change of Control” (as defined in the applicable Indenture) occurs under the applicable Indenture (if such Indenture is then in effect) as a result of such Transfer and the Transferee agrees to be bound by the restrictions set forth in this Section 2.1(d) with respect to any subsequent proposed Transfer of such Stockholder Shares by such Transferee, or (ii) such Transfer is made only after all shares of the Series AA Preferred Stock have been redeemed, repurchased, converted or exchanged and [the Tack-On Notes or the New Senior Subordinated Notes](5) have been repaid in full in cash.

(5)          To be determined.

(e)                                  On or before the fifth anniversary of the date hereof, the Company shall not issue or sell any Securities to any Person in the event that such issuance or sale would cause a “Change of Control” as defined in either Indenture (if such Indenture is then in effect) without the prior written consent of the Requisite Investor Stockholders and the Requisite Bond Stockholders.

2.2                               Intentionally Omitted

2.3                               Required Sale in Connection with a Sale of the Company

(a)                                  Subject to the provisions set forth in Section 2.1(d) and this Section 2.3, if the Requisite Investor Stockholders and the Board approve a Sale of the Company (an “Approved Sale”), each Stockholder shall consent to, vote in favor of and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of the issued and outstanding capital stock of the Company (whether by merger, recapitalization, consolidation or Transfer of Stockholder Shares, other Securities or otherwise), then each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such Sale of the Company and each Stockholder shall agree to sell his, her or its Stockholder Shares on the terms and conditions approved by the Requisite Investor Stockholders and the Board. Each Stockholder shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including, but not limited to, the execution of such agreements and instruments and other actions necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreement and other provisions and agreements relating to such Approved Sale. In the event that any Stockholder fails for any reason to take any of the foregoing actions after reasonable notice thereof, he, she or it hereby grants an irrevocable power of attorney and proxy to the Company or its designees to take all necessary actions and execute and deliver all documents deemed necessary or desirable by such Person to effectuate the terms of this Section 2.3. The restrictions on Transfers of Stockholder Shares and the other terms set forth in Sections 2.1 (other than Section 2.1(d), if applicable) and 2.2 shall not apply in connection with an Approved Sale.

(b)                                 The Company shall deliver written notice to each Stockholder setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale (the “Approved Sale Notice”). Within ten (10) days following receipt of the Approved Sale

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Notice, each Stockholder shall deliver to the Company written notice (in form and substance reasonably satisfactory to the Company) setting forth such holders’ agreement to consent to and raise no objections against, or impediments to, the Approved Sale (including waiving all dissenter’s and similar rights) and (ii) if the Approved Sale is structured as a sale of stock, to sell his, her or its Stockholder Shares on the terms and conditions set forth in the Approved Sale Notice.

(c)                                  The obligations of the Stockholders to participate in any Approved Sale pursuant to this Section 2.3 are subject to the satisfaction of the following conditions:

(i)                                     upon the consummation of the Approved Sale, each Stockholder shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate as in effect immediately prior to such Approved Sale (giving effect to applicable orders of priority and the provisions of the various agreements relating to vested stock or vested options of the Company);

(ii)                                  if any Stockholders are given an option as to the form and amount of consideration to be received with respect to Securities in a class, all holders of Securities of such class will be given the same option;

(iii)                               no Stockholder shall be obligated to pay more than his, her or its pro rata amount of reasonable expenses incurred in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (expenses incurred by or on behalf of a Stockholder for its or his sole benefit not being considered expenses incurred for the benefit of all Stockholders);

(iv)                              with respect to the obligations of the Bond Stockholders only to so participate in such an Approved Sale, and except in a transaction effected in compliance with, Article Four, Part B, Section 7(c) of the Certificate, the terms of the Approved Sale shall provide that the holders of the Series AA Preferred Stock shall receive an amount in cash equal to at least the aggregate liquidation preference of all outstanding shares of Series AA Preferred Stock and that the [Tack-On Notes / New Senior Subordinated Notes](6) shall be repaid in full upon the closing of such Approved Sale; and

(v)                                 any indemnification obligations for breaches of representations, warranties and covenants made by the Company and its Subsidiaries shall be pro-rata among the Stockholders based on the aggregate consideration payable with respect to the equity Securities of the Company.

(d)                                 The obligations of the Stockholders set forth in this Section 2.3 shall apply solely with respect to the Stockholder Shares and shall not apply with respect to any shares of Series AA Preferred Stock owned by any Stockholder.

(6)          To be determined.

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ARTICLE III

RIGHTS TO SUBSCRIBE FOR SECURITIES

3.1                               General

(a)                                  Prior to the occurrence of a Public Offering, in the event that the Company proposes to issue any equity Securities (the “Offered Securities”), other than Excluded Securities, the Company shall deliver to each Eligible Stockholder written notice (which notice shall state the number or amount of the Offered Securities proposed to be issued, the purchase price therefor and any other terms or conditions of the proposed issuance, including any linked or grouped Securities which comprise Offered Securities) of such issuance (the “Subscription Offer Notice”) at least fifteen (15) days prior to the date of the proposed issuance (the “Subscription Offer Period”).

(b)                                 Each Eligible Stockholder shall have the option, exercisable at any time during the Subscription Offer Period by delivering written notice to the Company (a “Subscription Offer Acceptance Notice”), (i) to subscribe for the number or amount of such Offered Securities up to its Percentage Ownership (excluding for the purposes of this calculation Stockholder Shares held by Stockholders who are not Eligible Stockholders) of the total number or amount of Offered Securities proposed to be issued and (ii) to offer to subscribe for up to its Percentage Ownership (excluding for the purposes of this calculation Stockholder Shares held by Stockholders who are not Eligible Stockholders) of the Offered Securities not subscribed for by other Eligible Stockholders (as further described below). Any Offered Securities not subscribed for by an Eligible Stockholder shall be deemed to be re-offered to and accepted by the Eligible Stockholders exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (x) the amount specified in their respective Subscription Offer Acceptance Notices and (y) an amount equal to their respective Percentage Ownership (excluding for the purposes of this calculation Stockholder Shares held by Stockholders who have not exercised their option specified in clause (ii) of the immediately preceding sentence) with respect to such deemed re-offer. Such deemed re-offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (i) all of the Offered Securities are accepted by the Eligible Stockholders or (ii) no Eligible Stockholders desire to subscribe for more Offered Securities. The Company shall notify each Eligible Stockholder within five (5) Business Days following the expiration of the Subscription Offer Period of the number or amount of Offered Securities which such Eligible Stockholder has subscribed to purchase.

(c)                                  If Subscription Offer Acceptance Notices are not given by the Eligible Stockholders for all the Offered Securities, the Company may issue the part of such Offered Securities as to which Subscription Offer Acceptances Notices have not been given by the Eligible Stockholders (the “Refused Securities”) to any Person (a “New Investor”) in accordance with the terms and conditions set forth in the Subscription Offer Notice. Any Refused Securities not purchased by one or more New Investors in accordance with this Section 3.1 within ninety (90) days after the date of the Subscription Offer Notice may not be sold or otherwise disposed of until they are again offered to the Eligible Stockholders under the procedures specified in this Section 3.1.

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(d)                                 Notwithstanding anything to the contrary contained herein, the Company may, in order to expedite the issuance of the Offered Securities hereunder, issue all or a portion of the Offered Securities to one or more Persons (each, an “Initial Subscribing Stockholder”), without complying with the provisions of this Section 3.1; provided, that prior to such issuance, either: (i) each Initial Subscribing Stockholder agrees to offer to sell to each Eligible Stockholder who is not an Initial Subscribing Stockholder (each such Stockholder, an “Other Eligible Stockholder”) such Other Eligible Stockholder’s respective Percentage Ownership (excluding for the purposes of this calculation Stockholder Shares held by Stockholders who are not Eligible Stockholders) of such Offered Securities on the same terms and conditions as issued to the Initial Subscribing Stockholders and in a manner which provides such Other Eligible Stockholder with rights substantially similar to the rights outlined in Sections 3.1(b) and 3.1(c); provided, however, that the purchase price payable by the Other Eligible Stockholders to the Initial Subscribing Stockholders may include (A) an amount equal to any accrued and unpaid dividends thereon or (B) a reasonable rate of interest, in each case calculated from the date such Initial Subscribing Stockholder purchase such Offered Securities through the date of sale to the Other Eligible Stockholders; or (ii) the Company shall offer to sell an additional amount of Offered Securities to each Other Eligible Stockholder only in an amount and manner which provides such Other Eligible Stockholder with rights substantially similar to the rights outlined in Sections 3.1(b) and 3.1(c). The Initial Subscribing Stockholders or the Company, as applicable, shall offer to sell such Offered Securities to each Other Eligible Stockholder within sixty (60) days after the closing of the purchase of the Offered Securities by the Initial Subscribing Stockholders.

3.2                               Excluded Securities

The rights of the Eligible Stockholders under Section 3.1 shall not apply to the following Securities issued by the Company at any time (the “Excluded Securities”):

(a)                                  Securities issued as a stock dividend or distribution or upon any stock split, recapitalization or other subdivision or combination of Securities;

(b)                                 Securities issued upon the exercise, conversion or exchange of any warrants, options or any other derivative or convertible Securities of the Company (including the Series AA Preferred Stock and the Series M Preferred Stock);

(c)                                  Securities issued in connection with (i) the acquisition (whether by stock sale, merger, recapitalization, asset sale or otherwise) of another Person (or portion thereof), or (ii) a joint venture or strategic alliance with another Person, in each case, that is approved by the Board;

(d)                                 Securities issued in a Public Offering;

(e)                                  Securities issued pursuant to the terms of the Equity Incentive Plan;

(f)                                    Securities issued as a bona fide “equity kicker” to a lender or placement agent in connection with a financing; and

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(g)                                 Securities issued for non-cash consideration or upon the conversion of debt.

3.3                               Application

This Article III shall not apply in connection with an Approved Sale.

ARTICLE IV

BOARD

4.1                               Election of Directors; Voting

(a)                                  Subject to the provisions of Section 4.1(b) hereof, except with the prior written consent of the Requisite Investor Stockholders and the Requisite Bond Stockholders, each Stockholder hereby covenants and agrees to vote all of his, her or its Stockholder Shares against any proposed amendment to or restatement of the Certificate that would cause the number of directors constituting the Board to be any greater than, or less than, seven (7). At each annual meeting of the Stockholders, and at each special meeting of the holders of any class of Stockholder Shares called for the purpose of electing Common Stock Directors, and at any time at which holders of Stockholder Shares shall have the right to vote for or consent in writing to the election of Common Stock Directors, then, and in each such event, each Stockholder shall vote all of the Stockholder Shares owned by them for, or consent in writing with respect to such shares in favor of, the election of Common Stock Directors to the Board constituted as follows:

(i)                                     four (4) representatives designated by the holders of a majority of the shares of Common Stock held by the Stockholders who are both 2003-Indenture Permitted Holders and 2004-Indenture Permitted Holders (the “Permitted-Holder Directors”), which designees shall, in accordance with the Plan, initially be [               and                 ];

(ii)                                  one (1) representative who shall be, if the Company has employed a permanent chief executive officer at such time, the chief executive officer of the Company from time to time.

(b)                                 The Stockholders shall vote their shares (i) to remove any Permitted-Holder Director whose removal is required by the Permitted Holders and (ii) to promptly fill any vacancy created by the removal, resignation or death of a director, in each case for the election of a new Common Stock Director designated, if approval is required, in accordance with the provisions of this Section 4.1. The Company and the Stockholders shall use their best efforts to fill any vacancies of the Common Stock Directors as soon as practicable following the date such vacancy is created.

(c)                                  The Company shall pay all reasonable out-of-pocket fees, charges and expenses (including travel and related expenses) incurred by each of the members of the Board, including, for the avoidance of doubt, the Series AA Directors (collectively, the “Directors”) in connection with (i) attending the meetings of the Board and all committees thereof and (ii) conducting any other Company business requested by the Company. So long as any Director

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serves on the Board and for three (3) years thereafter, the Company shall maintain directors and officers indemnity insurance coverage reasonably satisfactory to the Requisite Investor Stockholders and the Requisite Bond Stockholders, and the Company’s Certificate and By-laws shall provide for indemnification and exculpation of Directors to the fullest extent permitted under applicable law.

4.2                               Subsidiaries

At the election of the Series AA Directors (such election to be made in writing at least five (5) Business Days prior to the effectiveness thereof), the board of directors or board of managers, as applicable, of each Subsidiary of the Company shall include one of the Series AA Directors on such board.

ARTICLE V

REGISTRATION RIGHTS

5.1                               Required Registration

(a)                                  If, at any time following the third-year anniversary of the date hereof, the Company shall be requested in writing (an “Initiating Request”) by the Registrable Holders to effect the registration under the Securities Act of an offering of Registrable Shares (a “Demand Registration”), then the Company shall, subject to Sections 5.1(b), (c) and (d) below, promptly use its reasonable best efforts to effect a registration under the Securities Act of an offering of all the Registrable Shares that the Company has been requested pursuant to such Initiating Request and in any Inclusion Request (as hereinafter defined) to register for sale in accordance with this Section 5.1(a) and with the method of distribution specified in the Initiating Request. The Company shall promptly give written notice to all Stockholders (a “Registration Request Notice”) of the Company’s requirement to register such offering. The Stockholders shall have 30 days after delivery of a Registration Request Notice to deliver to the Company a request in writing (an “Inclusion Request”) that the Company include in such registration the number of Registrable Shares of all Stockholders so specified in the Inclusion Request.

(b)                                 Anything contained in Sections 5.1(a) to the contrary notwithstanding, the Company may delay the filing or effectiveness of any Registration Statement for a period of up to 120 days after the date that the Registrable Holders make a Demand Registration, if at the time of such Demand Registration: (i) any other registration statement (other than on Form S-4 or Form S-8) pursuant to which equity Securities of the Company are to be or were offered and sold has been filed and not withdrawn or has been declared effective within the prior ninety (90) days (180 days in the case of the Initial Public Offering); or (ii) the Board determines in good faith that (A) it is in possession of material, non-public information concerning pending or threatened litigation and disclosure of such information would jeopardize such litigation or otherwise materially harm the Company or (B) a Material Transaction that has not been publicly disclosed is reasonably likely to occur; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

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(c)                                  With respect to any registration pursuant to Section 5.1(a), the Company may include in such registration any other Registrable Shares, Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would materially adversely affect the offering and sale (including pricing) of all such Securities, then the number of Registrable Shares, Primary Shares, and Other Shares proposed to be included in such registration shall be included in the following order:

(i)                                     first, the Registrable Shares owned by the Stockholders, pro rata based upon the number of Registrable Shares owned by each such Stockholder at the time of such registration;

(ii)                                  second, the Primary Shares; and

(iii)                               third, the Other Shares.

(d)                                 Notwithstanding anything contained herein to the contrary, the Company shall not be required pursuant to Section 5.1(a) to effect more than two (2) registrations of offerings of Registrable Shares on Form S-1.

(e)                                  If any offering pursuant to a Demand Registration involves an underwritten offering, the Registrable Holders shall select the managing underwriter or underwriters to administer the offering, which managing underwriters shall be a firm of nationally recognized standing.

5.2                               Piggyback Registration

(a)                                  If the Company at any time proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8), it shall promptly give written notice to each Stockholder of its intention to register the Primary Shares or Other Shares and, upon the written request of any Stockholder (given within twenty (20) days after delivery of any such notice to each Stockholder by the Company) to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Company shall use its reasonable best efforts to cause all such Registrable Shares requested to be included in such registration to be included on the same terms and conditions as the Securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares or Other Shares proposed to be included in such registration would interfere with the successful offering and sale (including pricing) of Primary Shares proposed to be offered and sold by the Company, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i)                                     first, the Primary Shares;

(ii)                                  second, the Registrable Shares owned by the Stockholders requesting that their Registrable Shares be included in such registration pursuant to the

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terms of this Section 5.2, pro rata based upon the number of Registrable Shares owned by each such Stockholder at the time of such registration; and

(iii)                               third, the Other Shares.

(b)                                 The number of requests by the Stockholders permitted by this Section 5.2 shall be unlimited.

5.3                               Registrations on Form S-3

(a)                                  Subject to Sections 5.3(c) and (d), at such time as the Company shall have qualified for the use of Form S-3, the Stockholders shall have the right to request registrations on Form S-3, and to effect a registration under the Securities Act of Registrable Shares in accordance with this Section 5.3.

(b)                                 If the Company shall be requested in writing by any Stockholder to effect a registration under the Securities Act of Registrable Shares in accordance with this Section 5.3, then the Company shall promptly give written notice of such proposed registration to all Stockholders and shall include in such proposed registration any Registrable Shares requested to be included in such proposed registration by all Stockholders provided that such Stockholders respond in writing to the Company’s notice within twenty (20) days after delivery by the Company of such notice (which response shall specify the number of Registrable Shares proposed to be included in such registration). The Company shall promptly use its commercially reasonable efforts to effect such registration on Form S-3 of the Registrable Shares that the Company has been so requested to register.

(c)                                  The Company shall not be obligated to effect any registration under the Securities Act requested by the Stockholders under this Section 5.3 if either: (i) with respect to any request made by a Stockholder pursuant to this Section 5.3, the anticipated gross offering price of all Registrable Shares to be included in such registration would be less than $5,000,000; or (ii) the Company shall have effected four (4) or more Registration Statements on Form S-3 pursuant to this Section 5.3 during the twelve-month period prior to the date of such request for registration (unless the Company shall have waived such limitation).

(d)                                 The Company may delay the filing or effectiveness of any Registration Statement for a period not to exceed one hundred twenty (120) days after the date of a request for registration pursuant to this Section 5.3 if (i) any other registration statement (other than on Form S-4 or Form S-8) pursuant to which Securities of the Company are to be or were offered and sold has been filed and not withdrawn or has been declared effective within the prior ninety (90) days; or (ii) the Board determines in good faith that (A) it is in possession of material, non-public information concerning pending or threatened litigation and disclosure of such information would jeopardize such litigation or otherwise materially harm the Company or (B) a Material Transaction that has not been publicly disclosed is reasonably likely to occur; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(e)                                  With respect to any registration pursuant to this Section 5.3, the Company may include in such registration any Registrable Shares, Primary Shares or Other Shares;

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provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would materially adversely affect the offering or sale (including pricing) of all such securities, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i)                                     first, the Registrable Shares owned by the Stockholders, pro rata based upon the number of Registrable Shares owned by each such Stockholder at the time of such registration;

(ii)                                  second, the Primary Shares; and

(iii)                               third, the Other Shares.

(f)                                    The number of requests by the Stockholders permitted by this Section 5.3 shall be unlimited.

5.4                               Holdback Agreement

(a)                                  If the Company at any time shall register an offering and sale of shares of Common Stock under the Securities Act in an underwritten offering and such offering and sale is the first Public Offering for the account of the Company or is effected pursuant to Section 5.1(a), the Stockholders shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any Securities of the Company (other than (i) those Registrable Shares included in such registration pursuant to Section 5.1 or 5.2 or (ii) subject to the consent of the underwriters, a Transfer to an Affiliate) without the prior written consent of the Company for a period as shall be determined by the managing underwriters, which period cannot begin more than seven (7) days prior to the effectiveness of such Registration Statement and cannot last more than 180 days after the effective date of such Registration Statement.

(b)                                 If the Company at any time shall register an offering and sale of shares of Common Stock for the account of the Company under the Securities Act in an underwritten offering pursuant to any registration under the Securities Act other than the first Public Offering for the account of the Company (other than on Form S-4 or Form S-8), the Stockholders participating in such registered offering shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any Securities of the Company (other than (i) those Registrable Shares included in such registration pursuant to Sections 5.1, 5.2 or 5.3 or (ii) subject to the consent of the underwriters, a Transfer to an Affiliate) without the prior written consent of the Company for a period as shall be determined by the managing underwriters, which period cannot begin more than seven (7) days prior to the effectiveness of such Registration Statement and cannot last more than ninety (90) days after the effective date of such Registration Statement.

5.5                               Preparation and Filing

If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its reasonable best efforts to effect the registration of an offering and sale of any Registrable Shares, the Company shall, as expeditiously as practicable:

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(a)                                  use its reasonable best efforts to cause a Registration Statement that registers such offering of Registrable Shares to become and remain effective for a period of 120 days or until all of such Registrable Shares have been disposed of (if earlier);

(b)                                 furnish, at least five (5) Business Days before filing a Registration Statement that registers such Registrable Shares, a draft Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel (the “Stockholders’ Counsel”) selected by the Registrable Holders, copies of all such documents proposed to be filed (it being understood that such five (5) Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and shall reflect in each such document, when so filed with the Commission, such comments as the Stockholders whose Registrable Shares are to be covered by such Registration Statement may reasonably propose;

(c)                                  prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of at least 120 days or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the offering and sale or other disposition of such Registrable Shares;

(d)                                 notify the Stockholders’ Counsel promptly in writing of (i) any comments by the Commission with respect to such Registration Statement or Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto; (ii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose; and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e)                                  use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things that may reasonably be necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5.5(e);

(f)                                    furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the public offering and sale or other disposition of such Registrable Shares;

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(g)                                 use its reasonable best efforts to cause such offering and sale of Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

(h)                                 promptly notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i)                                     make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), all pertinent financial, business and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall reasonably be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement; (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law; (iii) such Information has been made generally available to the public; or (iv) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential);

(j)                                     use its reasonable best efforts to obtain from its independent certified public accountants a “cold comfort” letter in customary form and covering such matters of the type customarily covered by cold comfort letters;

(k)                                  use its reasonable best efforts to obtain, from its counsel, an opinion or opinions in customary form (which shall also be addressed to the Stockholders selling Registrable Shares in such registration);

(l)                                     provide and maintain a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Shares;

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(m)                               issue to any underwriter to which any seller of Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n)                                 list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, take all reasonable action required to qualify such Registrable Shares for quotation on the NASDAQ OTC Bulletin Board Service;

(o)                                 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than eighteen (18) months after the effective date, earnings statements (which need not be audited) covering a period of twelve (12) months beginning within three (3) months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(p)                                 use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction as soon as is practicable;

(q)                                 use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby; and

(r)                                    cause officers or key employees of the Company, as applicable, to participate in any “road show” or “road shows” reasonably requested by the managing underwriter.

5.6                               Expenses

All expenses incident to the Company’s performance of or compliance with Sections 5.1, 5.2, 5.3 and 5.5, including, without limitation: (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange and the Commission (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of the NASD); (b) all fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel for the underwriters or Stockholders in connection with “blue sky” qualifications of the Registrable Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters may designate); (c) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depository Trust Company) and of printing prospectuses, all fees and disbursements of counsel for the Company and of all independent certified public accountants of the issuer (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance); (d) Securities Act liability insurance if the Company so desires or the underwriters so require; (e) all fees and expenses incurred in connection with the listing of the Registrable Shares on any securities exchange and all rating agency fees; (f) all reasonable fees and disbursements of the

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Stockholders’ Counsel to represent such Stockholders in connection with such registration; (g) all fees and disbursements of underwriters customarily paid by the issuer or sellers of Securities, excluding underwriting discounts and commissions and transfer taxes, if any, and fees and disbursements of counsel to underwriters (other than such fees and disbursements incurred in connection with any registration or qualification of Registrable Shares under the securities or “blue sky” laws of any state); and (h) fees and expenses of other Persons retained by the Company, will be borne by the Company, regardless of whether the Registration Statement becomes effective. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

5.7                               Indemnification

(a)                                  In connection with any registration of any offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject, whether commenced or threatened, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any offering and sale of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or “blue sky” laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or “blue sky” laws, and the Company shall promptly reimburse such seller, underwriter, broker, controlling Person or Representative for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any such Person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment thereto, or any document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Person, or a Person duly acting on their behalf, specifically for use in the preparation thereof; provided, further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement or allegedly untrue statement in, or omission or alleged omission made in any preliminary Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any indemnified party

22

from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus had been timely made available to such indemnified party and such final Prospectus was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

(b)                                 In connection with any registration of an offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.7(a)) the Company, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any untrue statement or allegedly untrue statement in or omission or alleged omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any such offering and sale of Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller or a Person duly acting on such Seller’s behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c)                                  Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 5.7, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is materially prejudiced by such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or in conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 5.7, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any one lead counsel (plus appropriate special and local counsel) retained by the

23

indemnified party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 5.7.

(d)                                 If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

(e)                                  The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Registrable Shares.

5.8                               Underwriting Agreement

(a)                                  If requested by the managing underwriters in connection with a request for a Demand Registration under Sections 5.1 or 5.3, the Company shall enter into a firm commitment underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to the Company, the Registrable Holders and the underwriters, and to contain such representations, warranties and undertakings (including undertakings with respect to holdback periods) by the Company and such other terms as are customary in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 5.7.

(b)                                 No Stockholder may participate in any registration hereunder that is underwritten unless such Stockholder agrees (i) to sell such Stockholder’s Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements acceptable to the Company in the case of an offering of Primary Shares, or, in the case of an offering pursuant to Section 5.1 hereof, the Company and the Registrable Holders and (ii) as expeditiously as possible, to notify the Company of the occurrence of any event concerning such Stockholder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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5.9                               Information by Holder

Each holder of Registrable Shares to be included in any registration shall furnish to the Company and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

5.10                        Suspension

Anything contained in this Agreement to the contrary notwithstanding, the Company may (not more than once in any twelve-month period), by notice in writing to each holder of Registrable Shares to which a Prospectus relates, require such holder to suspend, for up to 90 days (the “Suspension Period”), the use of any Prospectus included in a Registration Statement filed under Sections 5.1, 5.2 or 5.3 if a Material Transaction exists that would require an amendment to such Registration Statement or supplement to such Prospectus (including any such amendment or supplement made through incorporation by reference to a report filed under Section 13 of the Exchange Act). The period during which such Prospectus must remain effective shall be extended by a period equal to the Suspension Period. The Company may (but shall not be obligated to) withdraw the effectiveness of any Registration Statement subject to this provision.

5.11                        Exchange Act Compliance

From and after the Registration Date or such earlier date as a registration statement filed by the Company pursuant to the Exchange Act relating to any class of the Company’s Securities shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission that are conditions to the availability of Rule 144 for the sale of the Common Stock. The Company shall cooperate with each Stockholder in supplying such information as may be necessary for such Stockholder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

ARTICLE VI

MANAGEMENT INCENTIVE PLAN

The Company shall not, without the written consent of the Requisite Bond Stockholders, (i) except for 8,000 shares of Series M Preferred Stock authorized by the [Management Stock Plan], grant any shares of capital stock, or options, warrants or rights to purchase capital stock, of the Company to any director, officer or employee of the Company, (ii) except as authorized by the [Special Incentive Plan], grant any other stock appreciation rights or other equity participation interests to any director, officer or employee of the Company, (iii) increase the Series M Liquidation Multiple (as defined in the Certificate) from ..0000009375 to .000001 or (iv) increase the Applicable Percentage under the [Special Incentive Plan] from 7.5% to 8.0%.

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ARTICLE VII

LEGENDS; NO REPRESENTATIONS

7.1                               Restrictive Legends

(a)                                  Each certificate for Stockholder Shares held by an Affiliate of the Company shall be stamped or otherwise imprinted with a legend in substantially the following terms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

(b)                                 Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT DATED AS OF [              ], 2006 (AS AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, THE “AGREEMENT”), AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS. THE TERMS OF SUCH AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS. A COPY OF THE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c)                                  The legend set forth in paragraph (b) shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with the terms of this Agreement.

7.2                               No Representations

THE COMPANY MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE REGISTRABLE SHARES ISSUED UNDER THE PLAN. THE COMPANY RECOMMENDS THAT STOCKHOLDERS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

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ARTICLE VIII

AMENDMENT AND WAIVER

8.1                               Amendment

The terms and provisions of this Agreement may not be amended, modified or waived except pursuant to a writing signed by (a) the Company; (b) the Requisite Investor Stockholders; and (c) the Requisite Bond Stockholders; provided, however, that any amendment, modification or waiver that discriminates against any Stockholder or treats any Stockholder in a manner materially adversely different from the treatment afforded to such Stockholders in this Agreement as of the date hereof shall not be effective as to such Stockholder without his, her or its prior written consent.

8.2                               Waiver

No course of dealing between the Company and the Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

ARTICLE IX

TERMINATION

The provisions of this Agreement, except as otherwise expressly provided herein, shall terminate upon the first to occur of (a) the dissolution, liquidation or winding-up of the Company; (b) a Sale of the Company; or (c) the approval of such termination by the Company, the Requisite Investor Stockholders and the Requisite Bond Stockholders; provided, however, that Article II (other than Section 2.3) and Article III shall terminate upon the consummation of an Initial Public Offering. Anything contained herein to the contrary notwithstanding, as to any particular Stockholder, this Agreement shall no longer be binding or of further force or effect as to such Stockholder, except as otherwise expressly provided herein, as of the date such Stockholder has Transferred all of such Stockholder’s Stockholder Shares.

ARTICLE X

MISCELLANEOUS

10.1                        Severability

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability

27

of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.2                        Entire Agreement

This Agreement and the other agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way.

10.3                        Independence of Agreements and Covenants

All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial agreement or covenant.

10.4                        Successors and Assigns

Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and permitted assigns of each of them, so long as they hold Stockholder Shares. Except as specifically set forth herein, the Company may not assign its rights or obligations hereunder without the prior written consent of the Requisite Investor Stockholders.

10.5                        Counterparts; Facsimile Signatures; Validity

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

10.6                        Remedies

(a)                                  Each Stockholder shall have all rights and remedies reserved for such Stockholder pursuant to this Agreement and all rights and remedies which such holder has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of

28

any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b)                                 It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any party hereto if any other Person party hereto fails to comply with any of the obligations imposed on it upon them in this Agreement and that in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such aggrieved party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

10.7                        Notices

All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail with postage prepaid, return receipt requested, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to the Company, to:

Pliant Corporation

1475 Woodfield Road, Suite 700
Schaumburg, Illinois  60173
Attention: President
Facsimile: (847) 969-3338

Telephone: (847) 969-3330

with copies to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603
Attention: Larry J. Nyhan, Esq.
                                                          John R. Box, Esq.

Facsimile: (312) 853-7036

Telephone: (312) 853-7425; and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attn: Ilan S. Nissan, Esq.
Facsimile:  (212) 326-2061
Telephone: (212) 408-2443

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(b)                                 if to any Stockholder to it at its address set forth on Schedule I attached hereto. Any such notice or communication shall be deemed to have been given and received (a) when delivered, if personally delivered; (b) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy); (c) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (d) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

10.8                        Governing Law

EXCEPT AS SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS OR PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. ALL MATTERS WHICH ARE THE SUBJECT OF THIS AGREEMENT RELATING TO MATTERS OF INTERNAL GOVERNANCE OF THE COMPANY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. WITH RESPECT TO ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR BROUGHT WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, EACH OF THE PARTIES HERETO IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL AND DELAWARE STATE COURTS LOCATED IN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE; (b) WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT; (c) WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (d) FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PART.

10.9                        Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO

30

FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.10                 Further Assurances

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby or thereby.

10.11                 Prior Agreements

Upon the execution and delivery of this Agreement, the Stockholders’ Agreement and the Registration Rights Agreement, each dated as of May 31, 2000, as amended from time to time, by and between Pliant (Utah) and its stockholders, shall each be terminated and of no further force or effect.

10.12                 Regulatory Covenants

The Company shall comply, and the Stockholders will cause the Company to comply, with the terms and provisions contained in Exhibit C attached hereto and made a part hereof.

10.13                 Third Party Reliance

Anything contained herein to the contrary notwithstanding, the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Stockholders to enter into this Agreement (and the Company acknowledges that the Stockholders have expressly relied thereon) and (b) are solely for the benefit of the Stockholders. Accordingly, no third party (including, without limitation, any holder of Securities of the Company) or anyone acting on behalf of any thereof other than the Stockholders, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Stockholders or the Company with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

10.14                 Confidentiality

Except as otherwise required by law, each Stockholder shall, and shall cause its Representatives to, hold in confidence all nonpublic information of the Company provided or made available to such Stockholder and Representative until such time as such information has become publicly available other than as a consequence of any breach by such Stockholder or Representative of its confidentiality obligations hereunder (provided that such information may be disclosed to any other Stockholder, Representative, or, in the case of a Stockholder that is a private investment fund, any partner in such fund) so long as such Person agrees to keep such

31

information confidential upon receipt thereof). The obligations of each Stockholder under this Section 10.14 shall terminate upon the earlier of (a) the second anniversary of the date on which such Stockholder has Transferred all of such Stockholder’s Stockholder Shares or (b) the termination of this Agreement.

*******

32

IN WITNESS WHEREOF, the undersigned have duly executed this Stockholders’ Agreement as of the date first written above.

PLIANT CORPORATION

By:
Name:
Title:

FLEXIBLE FILMS, LLC
FLEXIBLE FILMS II, LLC
SOUTHWEST INDUSTRIAL FILMS, LLC
SOUTHWEST INDUSTRIAL FILMS II, LLC

By:	J.P. Morgan Partners (BHCA), L.P.,
its Member,

	By:	JPMP Master Fund Manager, L.P.,
its General Partner

		By:	JPMP Capital Corp.,
its General Partner

By:
Name:
Title:

NEW YORK LIFE CAPITAL PARTNERS, L.P.

By:	NYLCAP Manager LLC, its Investment Manager

By:
Name:
Title:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

WACHOVIA CAPITAL PARTNERS, LLC

By:
Name:
Title:

[OTHERS]

[BOND HOLDERS]

By: [ ]

By:
Name:
Its:

[OTHER STOCKHOLDERS]

Schedule I

Stockholders

Name and Address of Investor Stockholders

Flexible Films, LLC

Flexible Films II, LLC

Southwest Industrial Films, LLC

Southwest Industrial Films II, LLC
c/o J.P. Morgan Partners, LLC

1221 Avenue of the Americas
New York, New York  10020
Attention: Timothy Walsh
Facsimile:  (2120 899-3755

Telephone: (212) 899-3400

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attn: Ilan S. Nissan, Esq.
Facsimile:  (212) 326-2061

Telephone: (212) 408-2443

New York Life Capital Partners, L.P.
c/o [                      ]

[Address]

[City, State Zip]

Attention:  [                    ]

Facsimile:  [                    ]

Telephone: [                    ]

The Northwestern Mutual Life Insurance Company
c/o [                      ]

[Address]

[City, State Zip]

Attention:  [                    ]

Facsimile:  [                    ]

Telephone: [                    ]

i

Wachovia Capital Partners, LLC
c/o [                      ]

[Address]

[City, State Zip]

Attention:  [                    ]

Facsimile:  [                    ]

Telephone: [                    ]

[Bond Stockholders]
c/o [                      ]

[Address]

[City, State Zip]

Attention:  [                    ]

Facsimile:  [                    ]

Telephone: [                    ]

Name and Address of Other Stockholders

ii

Exhibit A to Stockholders Agreement

Bond Stockholders

Exhibit B to Stockholders Agreement

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Stockholders’ Agreement dated as of [          ], 2006 (as amended, modified, restated or supplemented from time to time, the “Stockholders’ Agreement”), among Pliant Corporation, a Delaware corporation (the “Company”), and its stockholders named therein.

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders’ Agreement in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned agrees that the undersigned shall be [a] [an] [Investor Stockholder] [Other Stockholder] [Bond Stockholder], as such term[s] [is] [are] defined in the Stockholders’ Agreement.(7)

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of                                                      .

Signature of Stockholder

Print Name of Stockholder

Address

Facsimile

Telephone

(7) Type of Stockholder shall be the same as the transferor of the transferred Securities. Any Person purchasing Stockholder Shares from the Company shall sign either as the same type of Stockholder that such Person is if at the time of the purchase, such Person is already a Stockholder, or as an Other Stockholder if such Person is not already a Stockholder at the time of such purchase. A Stockholder cannot be classified into more than one type of Stockholder simultaneously (e.g., a Stockholder cannot simultaneously be an Other Stockholder and a Bond Stockholder).

[To Lender]

Exhibit C to Stockholders Agreement

Section 1.                                          Regulatory Matters Generally.

(a)                                  In the event that any Investor reasonably determines that it has a Regulatory Problem, the Company agrees to take all such actions as are reasonably requested by the Investor in order (i) to effectuate and facilitate any transfer by the Investor of any equity interests of the Company then held by the Investor to any Person designated by the Investor, (ii) to permit the Investor (or any of its Affiliates) to exchange all or any portion of the voting equity interests then held by such Person on a share-for-share basis for shares of a class of non-voting equity interests of the Company, which non-voting equity interests shall be identical in all respects to such voting equity interests, except that such new equity interests shall be non-voting and shall be convertible into voting equity interests on such terms as are requested by the Investor and reasonably acceptable to the Company in light of regulatory considerations then prevailing, and (iii) to grant the Investor or its designee the reasonable equivalent of any voting rights arising out of the Investor’s ownership of voting equity interests and/or provided for in the By-laws and the Stockholders’ Agreement that were diminished as a result of the transfers and amendments referred to above; provided, that, in the case of clause (i) above, such transferee shall agree to be bound by and subject to the terms of the By-laws and the Stockholders’ Agreement in the same manner as the Investor. If the Investor elects to transfer equity interests of the Company in order to avoid a Regulatory Problem to an Affiliate (subject to limitations on its voting or total ownership interest in the Company), the Company and such Affiliate shall enter into such mutually acceptable agreements as such Affiliate may reasonably request in order to assist such Affiliate in complying with applicable Laws. Such agreements may include restrictions on the redemption, repurchase or retirement of equity interests of the Company that would result or be reasonably expected to result in such Affiliate holding more voting equity interests or total interests (determined by such Affiliate’s ownership of equity and debt of the Company) than it is permitted to hold under such Laws.

(b)                                 In the event any Investor has the right to acquire any of the Company’s equity interests from the Company or any other Person (as the result of a preemptive offer, pro rata offer or otherwise), and the Investor reasonably determines that it has a Regulatory Problem, at the Investor’s request the Company will offer to sell to the Investor non-voting equity interests (or, if the Company is not the proposed seller, will arrange for the exchange of any voting equity interests for non-voting equity interests immediately prior to or simultaneous with such sale) on the same terms as would have existed had the Investor acquired the equity interests so offered and immediately requested their exchange for non-voting equity interests pursuant to subsection (a) above.

(c)                                  In furtherance of its obligations pursuant to Section 1(b), the Company shall take all corporate actions necessary so as to permit the issuance of non-voting equity interests.

(d)                                 In the event that any Affiliate of the Company ever offers to issue any of its securities to an Investor, then the Company will cause such Affiliate to enter into an agreement with the Investor with terms substantially similar to those contained in this Agreement.

Section 2.                                          Cross Marketing Activities.

The Company hereby represents and warrants that neither the Company nor any of the Subsidiaries (i) offers or markets, directly or through any arrangement, any product or service of any depository institution that is owned by J.P. Morgan Chase & Co. or (ii) permits any of its products or services to be offered or marketed, directly or through any arrangement, by or through any depository institution that is owned by J.P. Morgan Chase & Co.

Section 3.                                          Covenants.

(a)                                  The Company shall give the Investor thirty (30) days prior written notice before taking any affirmative steps which would cause the representations and warranties contained in Section 2 to become untrue.

(b)                                 The Company shall use its best efforts to notify the Investor promptly at any time in which the Company reasonably believes the representations contained in Section 2 to be untrue, whether as a result of the Company’s affirmative action or otherwise.

Section 4.                                          Participation Interests and Pledge.

Notwithstanding anything to the contrary contained in the Stockholders’ Agreement, an Investor shall be permitted to grant participation interests in the Company’s equity interests held by the Investor to Affiliates of the Investor without prior disclosure or consent of the Company or any other Person, so long as the participation agreement or other agreement or document pursuant to which such participation interest is granted requires such Affiliate to comply with the Stockholders’ Agreement as if it were a record owner of such equity interests and a direct party to the Stockholders’ Agreement.

Section 5.                                          No Change of Control.

Notwithstanding anything to the contrary set forth in this Exhibit C, the Investor shall comply with its obligations under Section 2.1(d) of the Stockholders’ Agreement and the Company shall take no action under this Exhibit C that would facilitate a Transfer of Stockholder shares by the Investor in contravention of such Section 2.1(d).

Section 6.                                          Definitions.

Any terms used in this Exhibit C and not otherwise defined in the Stockholders’ Agreement shall have the meanings ascribed to them as follows:

“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their Affiliates, including without limitation, the Bank Holding Company Act and the Federal Reserve Act.

“Investor” means, collectively: (i) Flexible Films, LLC, a Delaware limited liability company; (ii) Flexible Films II, LLC, a Delaware limited liability company; (iii) Southwest Industrial Films, LLC, a Delaware limited liability company; and (iv) Southwest Industrial Films II, LLC, a Delaware limited liability company.

“Law” with respect to any Person, means (i) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, including, without limitation, Banking Regulations, and (ii) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Regulatory Problem” means any set of facts or circumstances in which the Investor’s ownership of equity interests issued by the Company (i) gives rise to a violation of Law by the Investor or any of its Affiliates, or gives rise to a reasonable belief by the Investor that such a violation is likely to occur or (ii) gives rise to a limitation in Law that will impair the ability of the Investor or any Affiliate to conduct its business or gives rise to a reasonable belief by the Investor that such a limitation is likely to arise.

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PLIANT CORPORATION

STOCKHOLDERS’ AGREEMENT

DATED AS OF [                        ], 2006

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS; RULES OF CONSTRUCTION	1

1.1	Definitions	1

1.2	Rules of Construction	8

ARTICLE II	ISSUANCES AND TRANSFERS OF SECURITIES	9

2.1	Issuances and Transfers of Securities	9

2.2	Intentionally Omitted	10

2.3	Required Sale in Connection with a Sale of the Company	10

ARTICLE III	RIGHTS TO SUBSCRIBE FOR SECURITIES	12

3.1	General	12

3.2	Excluded Securities	13

3.3	Application	14

ARTICLE IV	BOARD	14

4.1	Election of Directors; Voting	14

4.2	Subsidiaries	15

ARTICLE V	REGISTRATION RIGHTS	15

5.1	Required Registration	15

5.2	Piggyback Registration	16

5.3	Registrations on Form S-3	17

5.4	Holdback Agreement	18

5.5	Preparation and Filing	18

5.6	Expenses	21

5.7	Indemnification	22

5.8	Underwriting Agreement	24

5.9	Information by Holder	25

5.10	Suspension	25

5.11	Exchange Act Compliance	25

ARTICLE VI	MANAGEMENT INCENTIVE PLAN	25

ARTICLE VII	LEGENDS; NO REPRESENTATIONS	26

7.1	Restrictive Legends	26

7.2	No Representations	26

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ARTICLE VIII	AMENDMENT AND WAIVER	27

8.1	Amendment	27

8.2	Waiver	27

ARTICLE IX	TERMINATION	27

ARTICLE X	MISCELLANEOUS	27

10.1	Severability	27

10.2	Entire Agreement	28

10.3	Independence of Agreements and Covenants	28

10.4	Successors and Assigns	28

10.5	Counterparts; Facsimile Signatures; Validity	28

10.6	Remedies	28

10.7	Notices	29

10.8	Governing Law	30

10.9	Waiver of Jury Trial	30

10.10	Further Assurances	31

10.11	Prior Agreements	31

10.12	Regulatory Covenants	31

10.13	Third Party Reliance	31

10.14	Confidentiality	31

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Exhibit D

SERIES AA REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT dated as of [               ], 2006 (this “Agreement”), by and between Pliant Corporation, a Delaware corporation (the “Company”), the Bond Stockholders (as defined herein) and the Other Stockholders (as defined herein).

WHEREAS, Pliant (Utah) (as defined herein), certain of the Other Stockholders and certain of the Bond Stockholders are parties to the Support Agreement dated as of December    , 2005 (as amended, modified or supplemented, the “Support Agreement”), which Support Agreement provides for the Debtors (as defined herein) to file the Plan with the Bankruptcy Court.

WHEREAS, on January 3, 2006, Pliant (Utah) and certain of its subsidiaries, Uniplast Holdings, Inc., Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd. (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

WHEREAS, the Debtors, the creditors and other interest-holders of Pliant (Utah) have approved, and the Bankruptcy Court has confirmed, the Plan.

WHEREAS, the Bankruptcy Court has entered an order pursuant to Section 1129 of the Bankruptcy Code, confirming the Plan and authorizing and approving this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

Section 1.                                          Definitions.

(a)           As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning ascribed to it in the caption.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Board” means the board of directors of the Company.

“Bond Stockholders” means, collectively: (a) the Persons listed on Exhibit A attached hereto and made a part hereof; and (b) any Person who (i) becomes a holder of

Registrable Shares by transfer of Registrable Shares from a Bond Stockholder and (ii) becomes a party to this Agreement as a “Bond Stockholder” by executing a Joinder Agreement acknowledged by the Company, in each case, only for so long as such Person holds Registrable Shares.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are not required by law to be open in New York, New York.

“Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Company” has the meaning ascribed to it in the caption.

“Debtors” has the meaning ascribed to it in the recitals.

“Demand Registration” has the meaning ascribed to such term in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute then in force, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Form S-1,” “Form S-4” or “Form S-8” means Form S-1, Form S-4 or Form S-8, as appropriate, under the Securities Act or any successor forms thereto.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Inclusion Request” has the meaning ascribed to such term in Section 2(a).

“Information” has the meaning ascribed to such term in Section 3(i).

“Initiating Request” has the meaning ascribed to such term in Section 2(a).

“Inspectors” has the meaning ascribed to such term in Section 3(i).

“Joinder Agreement” means the Joinder Agreement in the form of Exhibit B attached hereto.

“Material Transaction” means any material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Board reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such Subsidiary’s ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public, competitive or sensitive information prior to such time as it would otherwise be required to be disclosed.

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“NASDAQ” means The National Association of Securities Dealers Automated Quotations System.

“NASD” means the National Association of Securities Dealers, Inc.

“Other Stockholders” means, collectively: (a) (i) Flexible Films, LLC, a Delaware limited liability company, (ii) Flexible Films II, LLC, a Delaware limited liability company, (iii) Southwest Industrial Films, LLC, a Delaware limited liability company, (iv) Southwest Industrial Films II, LLC, a Delaware limited liability company, (v) New York Life Capital Partners, L.P., (vi) The Northwestern Mutual Life Insurance Company and (vii) Wachovia Capital Partners, LLC; and (b) any Person who (i) becomes a holder of Registrable Shares by transfer of Registrable Shares from an Other Stockholder and (ii) becomes a party to this Agreement as an “Other Stockholder” by executing a Joinder Agreement acknowledged by the Company, in each case, only for so long as such Person holds Registrable Shares.

“Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Plan” means the Debtors’ joint plan of reorganization filed with the Bankruptcy Court on [           ].

“Pliant (Utah)” means Pliant Corporation, a Utah corporation.

“Primary Shares” means, at any time, the authorized but unissued shares of Series AA Preferred Stock or shares of Series AA Preferred Stock held in the treasury of the Company.

“Prospectus” means the prospectus included in any Registration Statement, including any amendment or prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Records” has the meaning ascribed to it in Section 3(i).

“Registrable Shares” means at any time, the shares of Series AA Preferred Stock held by, or issuable to, a Stockholder. Any particular Registrable Shares shall cease to be Registrable Shares (a) when an offering of such Registrable Shares has been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and such Registrable Shares have been disposed of pursuant to and in the manner described in such effective Registration Statement or (b) when such Registrable Shares have ceased to be outstanding.

“Registration Request Notice” has the meaning ascribed to it in Section 2(a).

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“Registration Statement” means any registration statement of the Company that covers an offering of any of the Registrable Shares, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representative” of a Person shall be construed broadly and shall include such Person’s partners, members, officers, directors, managers, investment advisors, employees, agents, advisors, counsel, accountants and other representatives.

“Requisite Bond Stockholders” means, on the date of determination, those Bond Stockholders who hold in the aggregate more than fifty percent (50%) of the Registrable Shares held by all of the Bond Stockholders on such date of determination.

“Requisite Other Stockholders” means, on the date of determination, those Other Stockholders who hold in the aggregate more than fifty percent (50%) of the Registrable Shares held by all of the Other Stockholders on such date of determination.

“Requisite Stockholders” means, with respect to any Registration Statement filed or to be filed by the Company pursuant to this Agreement, those Stockholders who hold in the aggregate more than fifty percent (50%) of the Registrable Shares held by all of the Stockholders whose shares are offered for sale or to be offered for sale pursuant to such Registration Statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Series AA Preferred Stock” means the Series AA Redeemable Preferred Stock of the Company, par value [ ] per share.

“Stockholders” means the Bond Stockholders and the Other Stockholders.

“Stockholders’ Counsel” has the meaning ascribed to it in Section 3(b).

“Subsidiary” means, at any time, with respect to any Person (the “Subject Person”), any other Person of which either (a) fifty percent (50%) or more of the Securities or other interests entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) an interest of 50% or more in the profits or capital of such

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Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more subsidiaries of the Subject Person.

“Support Agreement” has the meaning ascribed to it in the recitals.

(b)           The use in this Agreement of the term “including” means “including, without limitation.”  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

Section 2.                                          Required Registration.

(a)           If, at any time following the nine-month anniversary of the date hereof and prior to the second anniversary of the date hereof, the Company shall be requested in writing (an “Initiating Request”) by the Requisite Bond Stockholders to effect the registration under the Securities Act of an underwritten offering of Registrable Shares (a “Demand Registration”), then the Company shall, subject to Sections 2.1(c) and (d) below, promptly use its reasonable best efforts to effect a registration under the Securities Act of an offering of all the Registrable Shares that the Company has been requested pursuant to such Initiating Request and in any Inclusion Request (as hereinafter defined) to register for sale in accordance with this Section 2.1(a) and with the method of distribution specified in the Initiating Request. The Company shall promptly give written notice to all Stockholders (a “Registration Request Notice”) of the Company’s requirement to register such offering. The Stockholders shall have thirty (30) days after delivery of a Registration Request Notice to deliver to the Company a request in writing (an “Inclusion Request”) that the Company include in such registration the number of Registrable Shares of all Stockholders so specified in the Inclusion Request.

(b)           Anything contained in Section 2.1(a) to the contrary notwithstanding, the Company may delay the filing or effectiveness of any Registration Statement for a period of up to 120 days after the date that the Requisite Bond Stockholders make an Initiating Request, if at the time of such Initiating Request: (i) any other registration statement (other than on Form S-4

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or Form S-8) pursuant to which shares of Series AA Preferred Stock are to be or were offered and sold has been filed and not withdrawn or has been declared effective within the prior ninety (90) days; or (ii) the Board determines in good faith that (A) it is in possession of material, non-public information concerning pending or threatened litigation and disclosure of such information would jeopardize such litigation or otherwise materially harm the Company or (B) a Material Transaction that has not been publicly disclosed is reasonably likely to occur.

(c)           The Company may not include any Securities other than Registrable Shares and Primary Shares in any Demand Registration without the consent of the Requisite Stockholders; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares and Primary Shares proposed to be included in such registration would materially adversely affect the offering and sale (including pricing) of all such Securities, then the number of Registrable Shares and Primary Shares proposed to be included in such registration shall be included in the following order:

(i)            first, the Registrable Shares owned by the Stockholders, pro rata based upon the number of Registrable Shares owned by each such Stockholder at the time of such registration; and

(ii)           second, the Primary Shares.

(d)           Notwithstanding anything contained herein to the contrary, the Company shall not be required to effect more than one (1) registration of an offering of Registrable Shares on Form S-1 pursuant to Section 2(a).

(e)           The Requisite Stockholders shall select the managing underwriter or underwriters to administer the offering, which managing underwriters shall be a firm of nationally recognized standing.

(f)            Any Stockholder initiating or requesting the inclusion of Registrable Shares in a Demand Registration may, by written notice to the Company delivered prior to the effectiveness of the Registration Statement, withdraw its request to have its Registrable Shares included in such Demand Registration. In the event that either: (i) the conditions to closing specified in an underwriting agreement to which the Company is a party with respect to a Demand Registration are not satisfied or waived; or (ii) any Registration Statement filed pursuant to this Section 2 is not declared effective for any reason, then in each such case such withdrawn registration shall not be deemed a Demand Registration for purposes of this Section 2.

(g)           The Requisite Bond Stockholders shall have the right to terminate or withdraw any registration initiated pursuant to this Section 2 by written notice to the Company delivered prior to the effectiveness of such Registration Statement and such withdrawn registration shall not be deemed a Demand Registration for purposes of this Section 2 if the Bond Stockholders within 30 days after the delivery of such written notice fully reimburse the Company for all costs, fees and expenses incurred by the Company (including legal fees) in connection with such withdrawn registration.

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Section 3.                                          Preparation and Filing.

If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its reasonable best efforts to effect the registration of an offering and sale of any Registrable Shares, the Company shall, as expeditiously as practicable:

(a)           use its reasonable best efforts to cause a Registration Statement that registers such offering of Registrable Shares to become and remain effective for a period of 120 days or until all of such Registrable Shares have been disposed of (if earlier);

(b)           furnish, at least five (5) Business Days before filing a Registration Statement that registers such Registrable Shares, a draft Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel (the “Stockholders’ Counsel”) selected by the Requisite Stockholders, copies of all such documents proposed to be filed (it being understood that such five (5) Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and shall reflect in each such document, when so filed with the Commission, such comments as the Stockholders whose Registrable Shares are to be covered by such Registration Statement may reasonably propose;

(c)           prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of at least 120 days or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the offering and sale or other disposition of such Registrable Shares;

(d)           notify the Stockholders’ Counsel promptly in writing of (i) any comments by the Commission with respect to such Registration Statement or Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto; (ii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose; and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e)           use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things that may reasonably be necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 3(e);

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(f)            furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the public offering and sale or other disposition of such Registrable Shares;

(g)           use its reasonable best efforts to cause such offering and sale of Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

(h)           promptly notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i)            make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), all pertinent financial, business and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall reasonably be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement; (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law; (iii) such Information has been made generally available to the public; or (iv) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential);

(j)            use its reasonable best efforts to obtain from its independent certified public accountants a “cold comfort” letter in customary form and covering such matters of the type customarily covered by cold comfort letters;

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(k)           use its reasonable best efforts to obtain, from its counsel, an opinion or opinions in customary form (which shall also be addressed to the Stockholders selling Registrable Shares in such registration);

(l)            provide and maintain a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Shares;

(m)          issue to any underwriter to which any seller of Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n)           list such Registrable Shares on any national securities exchange on which any shares of the Series AA Preferred Stock are listed or, if the Series AA Preferred Stock is not listed on a national securities exchange, take all reasonable action required to qualify such Registrable Shares for quotation on the NASDAQ OTC Bulletin Board Service;

(o)           otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than eighteen (18) months after the effective date, earnings statements (which need not be audited) covering a period of twelve (12) months beginning within three (3) months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(p)           use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction as soon as is practicable;

(q)           use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby; and

(r)            cause officers or key employees of the Company, as applicable, to participate in any “road show” or “road shows” reasonably requested by the managing underwriter.

Section 4.                                          Expenses.

All expenses incident to the Company’s performance of or compliance with Sections 2 and 3, including without limitation (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange and the Commission (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of the NASD); (b) all fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel for the underwriters or Stockholders in connection with “blue sky” qualifications of the Registrable Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters may designate); (c) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depository Trust Company) and of printing prospectuses, all fees and disbursements of counsel for the Company and of all

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independent certified public accountants of the issuer (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance); (d) Securities Act liability insurance if the Company so desires or the underwriters so require; (e) all fees and expenses incurred in connection with the listing of the Registrable Shares on any securities exchange and all rating agency fees; (f) all reasonable fees and disbursements of the Stockholders’ Counsel to represent such Stockholders in connection with such registration; (g) all fees and disbursements of underwriters customarily paid by the issuer or sellers of Securities, excluding underwriting discounts and commissions and transfer taxes, if any, and fees and disbursements of counsel to underwriters; and (h) fees and expenses of other Persons retained by the Company, will be borne by the Company, regardless of whether the Registration Statement becomes effective. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

Section 5.                                          Indemnification.

(a)           In connection with any registration of any offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject, whether commenced or threatened, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any offering and sale of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or “blue sky” laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or “blue sky” laws, and the Company shall promptly reimburse such seller, underwriter, broker, controlling Person or Representative for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable to any such Person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment thereto, or any document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Person, or a Person duly acting on their behalf, specifically for use in the preparation thereof; provided, further, however, that the foregoing indemnity agreement is subject to the condition that, insofar

10

as it relates to any untrue statement or allegedly untrue statement in, or omission or alleged omission made in any preliminary Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any indemnified party from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus had been timely made available to such indemnified party and such final Prospectus was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

(b)           In connection with any registration of an offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5(a)) the Company, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any untrue statement or allegedly untrue statement in or omission or alleged omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any such offering and sale of Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller or a Person duly acting on such Seller’s behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c)           Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 5, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is materially prejudiced by such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or in conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 5, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such

11

indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any one lead counsel (plus appropriate special and local counsel) retained by the indemnified party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 5.

(d)           If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

(e)           The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Registrable Shares.

Section 6.                                          Underwriting Agreement.

(a)           If requested by the managing underwriters in connection with a request for a Demand Registration under Section 2, the Company shall enter into a firm commitment underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to the Company, the Requisite Stockholders and the underwriters, and to contain such representations, warranties and undertakings (including undertakings with respect to holdback periods) by the Company and such other terms as are customary in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 5.

(b)           No Stockholder may participate in any registration hereunder unless such Stockholder agrees (i) to sell such Stockholder’s Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements acceptable to the Company and the Requisite Stockholders and (ii) as expeditiously as possible, to notify the Company of the occurrence of any event concerning such Stockholder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 7.                                          Information by Holder.

Each holder of Registrable Shares to be included in any registration shall furnish to the Company and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 8.                                          Public Market for Series AA Preferred Stock.

 The Company shall take all actions necessary to permit the Series AA Preferred Stock to be eligible for quotation, and use commercially reasonable and lawful efforts to encourage at least two market makers to quote the Series AA Preferred Stock, in the NASDAQ OTC Bulletin Board Service, in each case as soon as practicable after the date of this Agreement.

Section 9.                                          Termination.

This Agreement shall terminate and be of no further force or effect when there shall not be any Registrable Shares outstanding; provided, however, that Sections 4 and 5 shall survive the termination of this Agreement.

Section 10.                                   Successors and Assigns.

(a)           This Agreement shall bind and inure to the benefit of the Company and the Stockholders and, subject to Section 10(b), their respective successors and permitted assigns. The Company may not assign its rights or obligations hereunder without the prior written consent of the Requisite Bond Stockholders and the Requisite Other Stockholders.

(b)           Each Stockholder may assign its rights hereunder to any Person acquiring Registrable Shares; provided, however, that such Person shall, as a condition to the effectiveness of such assignment, be required to execute a Joinder Agreement agreeing to be treated as a Stockholder hereunder, as applicable, whereupon such purchaser shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement.

Section 11.                                   Notices.

All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail with postage prepaid, return receipt requested, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

Pliant Corporation
1475 Woodfield Road, Suite 700
Schaumburg, Illinois 60173
Attention: President
Facsimile: (847) 969-3338
Telephone: (847) 969-3330

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with copies to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Larry J. Nyhan, Esq.
John R. Box, Esq.
Facsimile: (312) 853-7036
Telephone: (312) 853-7425; and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attn: Ilan S. Nissan, Esq.
Facsimile: 212-326-2061
Telephone: 212-408-2443

(b)	if to any Stockholder, as set forth on Annex I hereto.

Any such notice or communication shall be deemed to have been given and received (a) when delivered, if personally delivered; (b) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy); (c) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (d) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

Section 12.                                   Modifications; Amendments; Waivers.

The terms and provisions of this Agreement may not be amended, modified or waived except pursuant to a writing signed by the Company, the Requisite Bond Stockholders and the Requisite Other Stockholders; provided, however, that any amendment, modification or waiver that discriminates against any Stockholder or treats any Stockholder in a manner materially adversely different from the treatment afforded to such Stockholders in this Agreement as of the date hereof shall not be effective as to such Stockholder without his, her or its prior written consent.

Section 13.                                   Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such

14

provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.                                   Counterparts and Facsimile Execution.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 15.                                   Governing Law; Choice or Jurisdiction and Venue.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS OR PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. WITH RESPECT TO ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR BROUGHT WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, EACH OF THE PARTIES HERETO IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL AND DELAWARE STATE COURTS LOCATED IN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE; (b) WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT; (c) WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (d) FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

Section 16.                                   Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY

15

CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 17.                                   Entire Agreement.

This Agreement and the other documents, certificates, instruments, writings and agreements referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety any and all prior agreements and understandings between the parties hereto with respect to subject matter hereof, all of which are hereby terminated in their entirety and of no further force or effect.

Section 18.                                   Headings.

The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

*******

16

IN WITNESS WHEREOF, the undersigned have duly executed this Registration Rights Agreement as of the date first written above.

PLIANT CORPORATION

By:
Name:
Title:

[BOND STOCKHOLDERS]

By:	[ ]

By:
Name:
Title:

FLEXIBLE FILMS, LLC
FLEXIBLE FILMS II, LLC
SOUTHWEST INDUSTRIAL FILMS, LLC
SOUTHWEST INDUSTRIAL FILMS II, LLC

By:	J.P. Morgan Partners (BHCA), L.P.,
its Member,

	By:	JPMP Master Fund Manager, L.P.,
its General Partner

		By:	JPMP Capital Corp.,
its General Partner

By:
Name:
Title:

NEW YORK LIFE CAPITAL PARTNERS, L.P.

By:	NYLCAP Manager LLC,
its Investment Manager

By:
Name:
Title:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

WACHOVIA CAPITAL PARTNERS, LLC

By:
Name:
Title:

[OTHERS]

Annex I

Notice Provisions

[Bond Stockholders]

[                             ]
[                             ]
Attention: [              ]
Facsimile:  [              ]

Telephone: [              ]

with a copy to:

[                                ]
[                                ]
[                                ]
[                                ]
Attention: [                           ]
Facsimile:  [                           ]

Telephone: [                           ]

Flexible Films, LLC

Flexible Films II, LLC

Southwest Industrial Films, LLC

Southwest Industrial Films II, LLC
c/o J.P. Morgan Partners, LLC

1221 Avenue of the Americas
New York, New York 10020
Attention: Timothy Walsh
Facsimile:  (2120 899-3755

Telephone: (212) 899-3400

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attn: Ilan S. Nissan, Esq.
Facsimile:  (212) 326-2061

Telephone: (212) 408-2443

New York Life Capital Partners, L.P.
c/o [                   ]

[Address]

[City, State Zip]

Attention:  [                   ]

Facsimile:  [                   ]

Telephone: [                   ]

The Northwestern Mutual Life Insurance Company
c/o [                   ]

[Address]

[City, State Zip]

Attention:  [                   ]

Facsimile:  [                   ]

Telephone: [                   ]

Wachovia Capital Partners, LLC
c/o [                   ]

[Address]

[City, State Zip]

Attention:  [                   ]

Facsimile:  [                   ]

Telephone: [                   ]

Exhibit A to Registration Rights Agreement

Bond Stockholders

Exhibit B to Registration Rights Agreement

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Registration Rights Agreement dated as of [                    ], 2006 (as amended, modified, supplemented or restated from time to time, the “Registration Rights Agreement”), among Pliant Corporation, a Delaware corporation (the “Company”), and certain of its stockholders signatory thereto.

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned agrees that the undersigned shall be [a] [an] [Bond Stockholder] [Other Stockholder], as such term[s] [is] [are] defined in the Registration Rights Agreement.(1)

Accordingly, the undersigned has executed and delivered this Registration Rights Agreement Joinder as of [                   ].

Signature of Stockholder

Print Name of Stockholder

Address

Facsimile

Telephone

(1)   Type of Stockholder shall be the same as the transferor of the transferred Securities.  A Stockholder cannot be classified into more than one type of Stockholder simultaneously (e.g., a Stockholder cannot simultaneously be an Other Stockholder and a Bond Stockholder).

PLIANT CORPORATION

REGISTRATION RIGHTS AGREEMENT

[             ], 2006

Exhibit E

MANAGEMENT STOCK AND BONUS PLANS

[To be supplemented.]

Exhibit F

FORM OF TACK-ON NOTE

[FORM OF FACE OF $20 MILLION TACK-ON SENIOR
SECURED NOTES - ADDITIONAL SECURITY]

[Global Securities Legend](1)

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, THIS INSTRUMENT IS CONSIDERED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT. FOR INFORMATION CONCERNING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THIS INSTRUMENT, CONTACT JOE KWEDERIS, SENIOR VICE-PRESIDENT FINANCE OF THE ISSUER AT 1475 WOODFIELD ROAD, SUITE 700, SCHAUMBURG, ILLINOIS 60173, TEL:  (847) 407-5117.

No.	$

11 5/8% Senior Secured Note due 2009

CUSIP No.
ISIN No.

(1)  Insert the following two paragraphs if Security is to be issued in global form.

1

PLIANT CORPORATION, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal amount [listed on the Schedule of Increases or Decreases in Global Security attached hereto](2) [of $        ](3) on June 15, 2009.

Interest Payment Dates:  June 15 and December 15.

Record Dates:  June 1 and December 1.

Additional provisions of this Security are set forth on the other side of this Security.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

PLIANT CORPORATION,

by

Name:
Title:

by

Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

WILMINGTON TRUST COMPANY,

as Trustee, certifies that this is one of the
Securities referred to in the Indenture.

by

Authorized Signatory

(2)  Insert if Security is to be issued in global form.

(3)  Insert if Security is to be issued in definitive form

2

[FORM OF REVERSE SIDE OF $20 MILLION TACK-ON SENIOR
SECURED NOTES - ADDITIONAL SECURITY]

11 5/8% Senior Secured Note due 2009

1.             INTEREST

PLIANT CORPORATION, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Additional Security at the rate per annum shown above.

Interest on the Additional Securities will accrue from the date of issuance at a rate of 11 5/8% per annum until maturity, and will be payable semiannually on each June 15 and December 15 commencing [June 15, 2006], to holders of record on the immediately preceding June 1 or December 1. On each Interest Payment Date, the Company shall, in lieu of the payment of interest on the Additional Securities in cash, pay interest on the Additional Securities through the issuance of Additional Securities in an aggregate principal amount equal to the aggregate amount of interest (rounded to the nearest whole cent) that would be payable with respect to the Additional Securities if such interest were paid in cash. On or before each such Interest Payment Date, the Company shall deliver to the Trustee and the Paying Agent [an order to increase the principal amount of this Additional Security by the amount required to pay such interest (or, if requested by the Trustee or the Holder of this Additional Security, to authenticate a new global Security executed by the Company with such increased principal amounts)](4) [new Additional Securities in the amount required to pay such interest and an order to authenticate and deliver such Additional Securities to the record Holder of this Additional Security](5). Any Additional Securities so issued shall be dated the applicable Interest Payment Date, shall bear interest from and after such date, shall mature on June 15, 2009 and shall be governed by, and be subject to the terms of the Indenture and shall have the same rights and benefits as the Additional Securities. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(4)  Insert if the Security is to be issued in global form.

(5)  Insert if the Security is to be issued in definitive form.

2.             METHOD OF PAYMENT

The Company shall pay interest on the Additional Securities (except defaulted interest) to the registered Holders at the close of business on the June 1 or December 1 next preceding the Interest Payment Date even if the Additional Securities are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Additional Securities to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and, except as set forth in paragraph 1, interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Additional Securities represented by a Global Security (including principal and premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor

3

depositary; PROVIDED that any such payment of interest in the form of Additional Securities shall be made in accordance with paragraph 1. The Company will make all payments in respect of a certificated Additional Security (including principal and premium, if any, and interest), at the office of the Paying Agent; PROVIDED, HOWEVER, that payments on the Additional Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Additional Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion); PROVIDED further that any such payment of interest in the form of Additional Securities shall be made in accordance with paragraph 1.

3.             PAYING AGENT AND REGISTRAR

Initially, WILMINGTON TRUST COMPANY, a Delaware banking corporation (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4.             INDENTURE

The Company issued the Securities under an Indenture dated as of February 17, 2004, as amended and restated as of May 6, 2005, (as amended and restated, the “Indenture”), among the Company, the Note Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Securities are senior secured obligations of the Company. The Company shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Securities pursuant to Section 2.01 of the Indenture. This Security is one of the Additional Securities referred to in the Indenture. The Securities include the Consenting Securities, the Non-Consenting Securities, the Additional Securities, the Exchange Notes and the Private Exchange Notes issued in exchange for the Initial Securities pursuant to the Indenture. The Consenting Securities, the Non-Consenting Securities, the Additional Securities, the Exchange Notes and the Private Exchange Notes are treated as a single class of securities under the Indenture, except as specifically stated otherwise therein. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, make asset sales and incur Liens. The Indenture also imposes limitations on the ability of the Company and each Note Guarantor to consolidate or merge with or into any other Person or the Company to convey, transfer or lease all or substantially all of its property.

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To guarantee the due and punctual payment of the principal and interest on the Securities and all other amounts payable by the Company under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Note Guarantors have, jointly and severally, unconditionally guaranteed the Guaranteed Obligations on a senior secured basis pursuant to the terms of the Indenture.

The Securities are secured (i) on a first-priority basis with respect to the First-Priority Collateral and (ii) on a second-priority basis with respect to the Second-Priority Collateral, in each case, by the Liens created by the Security Documents pursuant to, and subject to, the terms of the Indenture and the Intercreditor Agreement.

5.             OPTIONAL REDEMPTION

Except as set forth in the following paragraph, the Additional Securities shall not be redeemable at the option of the Company prior to June 15, 2007. On or after June 15, 2007, the Additional Securities shall be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days prior notice, at the following redemption prices (expressed as percentages of the sum of the principal amount plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date)), if redeemed during the six-month period commencing on the date set forth below (or, in the case of June 15, 2009, on such date):

REDEMPTION
YEAR	PRICE

June 15, 2007	111.625%
December 15, 2007	108.719%
June 15, 2008	105.813%
December 15, 2008	102.906%
June 15, 2009	100.000%

In addition, prior to June 15, 2007, the Company may redeem up to a maximum of 35% of the principal amount of the Additional Securities (calculated without including any Additional Securities included in calculating the principal amount of any other Securities to be redeemed) with the Net Cash Proceeds of one or more Equity Offerings by the Company at a redemption price equal to 111.625% of the sum of the principal amount plus accrued and unpaid interest thereon at the date of redemption; PROVIDED, HOWEVER, that after giving effect to any such redemption, at least 65% of the principal amount of the Additional Securities (calculated without including any Additional Securities included in calculating the principal amount of any other Securities to be redeemed) remains outstanding, and any such redemption shall be made within 120 days of such Equity Offering upon not less than 30 nor more than 60 days notice mailed to each Holder of Additional Securities being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

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6.             SINKING FUND

The Additional Securities are not subject to any sinking fund.

7.             NOTICE OF REDEMPTION

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Additional Securities to be redeemed at his or her registered address. Additional Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000 principal amount. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Additional Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Additional Securities (or such portions thereof) called for redemption.

8.             REPURCHASE OF SECURITIES AT THE OPTION OF HOLDERS UPON CHANGE OF CONTROL

Upon a Change of Control, any Holder of Additional Securities will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Additional Securities of such Holder at a purchase price equal to 101% of the sum of the principal amount of the Additional Securities to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Company will be required to offer to purchase Additional Securities upon the occurrence of certain events.

9.             DENOMINATIONS; TRANSFER; EXCHANGE

The Additional Securities are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000 principal amount; PROVIDED that the aggregate principal amount of the Additional Securities issued on the date hereof shall equal $20,000,000 and be issued pro rata to the holders of claims (as defined in Section 101(5) of title 11 of the United States Code) arising under or evidenced by the previously existing 13% Senior Subordinated Notes due 2010 being relinquished pursuant to the Joint Plan of Reorganization of the Company and its subsidiaries, rounding down such pro rata amount to the nearest $1,000 or integral multiple thereof; PROVIDED further that Additional Securities issued as payment of interest on the Additional Securities shall be issued in denominations of $0.01 and integral multiples of $0.01. A Holder may transfer or exchange Additional Securities in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Additional Securities selected for redemption (except, in the case of an Additional Security to be redeemed in part, the portion of the Security

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not to be redeemed) or to transfer or exchange any Additional Securities for a period of 15 days prior to a selection of Additional Securities to be redeemed.

10.           PERSONS DEEMED OWNERS

Except as provided in paragraph 2 hereof, the registered Holder of this Additional Security may be treated as the owner of it for all purposes.

11.           UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment and not to the Trustee for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

12.           DISCHARGE AND DEFEASANCE

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on, the Securities to redemption or maturity, as the case may be.

13.           AMENDMENT, WAIVER

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Securities, the Security Documents or the Intercreditor Agreement may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities; PROVIDED that without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the outstanding Securities, no amendment or waiver may (x) release any Collateral from the Lien of the Indenture and the Security Documents (except as permitted by the terms of the Security Documents or the Intercreditor Agreement), (y) change the provisions applicable to the application of the proceeds from the sale of Collateral or (z) change or alter the priority of the security interests in the Collateral and (ii) any default or compliance with any provisions of the Indenture may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture or the Securities (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article 5 of the Indenture; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to add Note Guarantees with respect to the Securities or to secure further the Securities; (v) to add additional covenants or to surrender rights and powers conferred on the Company; (vi) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vii) to make any change that does not materially and adversely affect the rights of any Holder under the provisions of the Indenture; (viii) to provide for the issuance of the Additional Securities, the Exchange Notes or Private

7

Exchange Notes; and (ix) if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or the Security Documents.

14.           DEFAULTS AND REMEDIES

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities may declare the principal of and accrued but unpaid interest on all the Securities to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Securities shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Securities may rescind any such acceleration with respect to the Securities and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Securities unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Securities have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Securities have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Securities are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification or security reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

15.           TRUSTEE DEALINGS WITH THE COMPANY

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company, a Note Guarantor or its Affiliates and may otherwise deal with the Company, a Note Guarantor or its Affiliates with the same rights it would have if it were not Trustee.

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16.           NO RECOURSE AGAINST OTHERS

A director, officer, employee or stockholder, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company or any Note Guarantor under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

17.           AUTHENTICATION

This Additional Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

18.           ABBREVIATIONS

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.           GOVERNING LAW

THIS ADDITIONAL SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.           CUSIP AND ISIN NUMBERS

The Company has caused CUSIP and ISIN numbers to be printed on the Additional Securities and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Additional Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.           DESIGNATED SENIOR INDEBTEDNESS

For purposes of the Senior Subordinated Notes Indentures, the Securities and the Note Guarantees shall constitute Designated Senior Indebtedness (as such term is defined in the Senior Subordinated Notes Indentures) of the Company and the Note Guarantors, as the case may be.

THE COMPANY WILL FURNISH TO ANY HOLDER OF ADDITIONAL SECURITIES UPON WRITTEN REQUEST AND WITHOUT CHARGE TO THE HOLDER A COPY OF THE INDENTURE.

9

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:

Date:
Signature must be guaranteed	Signature of Signature
by a participant in a	Guarantee
recognized signature guaranty
medallion program or other
signature guarantor acceptable
to the Trustee

10

OPTION OF HOLDER TO ELECT PURCHASE

IF YOU WANT TO ELECT TO HAVE THIS SECURITY PURCHASED BY THE COMPANY PURSUANT TO SECTION 4.06 (ASSET DISPOSITION) OR 4.08 (CHANGE OF CONTROL) OF THE INDENTURE, CHECK THE BOX:

ASSET DISPOSITION ☐  CHANGE OF CONTROL ☐

IF YOU WANT TO ELECT TO HAVE ONLY PART OF THIS SECURITY PURCHASED BY THE COMPANY PURSUANT TO SECTION 4.06 OR 4.08 OF THE INDENTURE, STATE THE AMOUNT ($1,000 PRINCIPAL AMOUNT OR AN INTEGRAL MULTIPLE THEREOF):

$

DATE:	YOUR SIGNATURE:
(SIGN EXACTLY AS YOUR NAME APPEARS ON THE OTHER SIDE OF THE SECURITY)

SIGNATURE GUARANTEE:
SIGNATURE MUST BE GUARANTEED BY A PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTY MEDALLION PROGRAM OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE

11

 [TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is $[         ]. The following increases or decreases in this Global Security have been made:

Date of increase or decrease in principal amount of this Global Security	Signature of authorized signatory of securities custodian of this Global Security	Amount of increase in principal amount of this Global Security	Amount of decrease in principal amount of this Global Security	Principal Amount of this Global Security following such increase or decrease

12

Exhibit G

FORM OF NEW SENIOR SUBORDINATED NOTE

[FORM OF FACE OF $35 MILLION SENIOR SUBORDINATED NOTES]

[Global Securities Legend](1)

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, THIS INSTRUMENT IS CONSIDERED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT. FOR INFORMATION CONCERNING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THIS INSTRUMENT, CONTACT JOE KWEDERIS, SENIOR VICE-PRESIDENT FINANCE OF THE ISSUER AT 1475 WOODFIELD ROAD, SUITE 700, SCHAUMBURG, ILLINOIS 60173, TEL:  (847) 407-5117.

No.	$

13% Senior Subordinated Note due 2010

CUSIP No.
ISIN No.

(1)  Insert the following two paragraphs if Security is to be issued in global form.

PLIANT CORPORATION, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum [listed on the Schedule of Increases or Decreases in Global Security attached hereto](2) [of $        ](3) on                 [X], 2010.

Interest Payment Dates:                     [X] and                     [Y].

Record Dates:                     [X-15] and                   [Y-15].

Additional provisions of this Security are set forth on the other side of this Security.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

PLIANT CORPORATION,

by

Name:
Title:

by

Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK TRUST
COMPANY, N.A.,

as Trustee, certifies
that this is one of
the Securities referred
to in the Indenture.

by:
Authorized Signatory

Dated:

(2)  Insert if Security is to be issued in global form.

(3)  Insert if Security is to be issued in definitive form.

2

[FORM OF REVERSE SIDE OF $35 MILLION SENIOR SUBORDINATED NOTES]

13% Senior Subordinated Note due 2010

1.             INTEREST

PLIANT CORPORATION, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

Interest on the Securities will accrue from the date of issuance at the rate of 13% per annum until maturity, and will be payable semiannually on each                 [X] and                 [Y] commencing                 [Y], 2006, to holders of record on the immediately preceding                  [X-15] or                 [Y-15]. Interest on the Securities shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from                 [X], 2006 until the principal hereof is due. On each of the first two interest payment dates, the Company shall, in lieu of the payment of interest on the Securities in cash, pay interest on the Securities through the issuance of additional Securities in an aggregate principal amount equal to the aggregate amount of interest (rounded down to the nearest whole dollar) that would be payable with respect to the Securities if such interest were paid in cash. On or before each such interest payment date, the Company shall deliver to the Trustee and the Paying Agent [an order to increase the principal amount of this Security by the amount required to pay such interest (or, if requested by the Trustee or the Holder of this Security, to authenticate a new global Security executed by the Company with such increased principal amounts)](4) [additional Securities in the amount required to pay such interest and an order to authenticate and deliver such additional Securities to the record Holder of this Security](5). Any additional Securities so issued shall be dated the applicable interest payment date, shall bear interest from and after such date, shall mature on                 [X], 2010 and shall be governed by, and be subject to the terms of the Indenture and shall have the same rights and benefits as the Securities. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(4)  Insert if the Security is to be issued in global form.

(5)  Insert if the Security is to be issued in definitive form.

2.             METHOD OF PAYMENT

The Company shall pay interest on the Securities (except defaulted interest) to the Persons who are registered holders at the close of business on the                 [X-15] or                 [Y-15] next preceding the interest payment date even if the Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and, except as set forth in paragraph 1, interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to

3

the accounts specified by The Depository Trust Company or any successor depositary; PROVIDED that any such payment in the form of additional Securities shall be made in accordance with paragraph 1. The Company will make all payments in respect of a certificated Security (including principal, premium, if any, and interest), at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof; PROVIDED, HOWEVER, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion); PROVIDED further that any such payment in the form of additional Securities shall be made in accordance with paragraph 1.

3.             PAYING AGENT AND REGISTRAR

Initially,                                , a                     banking corporation (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4.             INDENTURE

The Company issued the Securities under an Indenture dated as of                       [X], 2006 (the “Indenture”), among the Company, the Note Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Securities are senior subordinated unsecured obligations of the Company limited to $35,000,000 aggregate principal amount at any one time outstanding (subject to Sections 2.07 and 2.08 of the Indenture) plus the amount of any additional Securities issued on the first two interest payment dates in lieu of payment of interest in cash in accordance with paragraph 1. This Security is one of the Securities referred to in the Indenture. The Securities and any additional Securities issued in accordance with paragraph 1 are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and each Note Guarantor to consolidate or merge with or into any other Person or the Company to convey, transfer or lease all or substantially all of its property.

4

To guarantee the due and punctual payment of the principal and interest on the Securities and all other amounts payable by the Company under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Note Guarantors have jointly and severally unconditionally guaranteed the Guaranteed Obligations on a senior subordinated basis pursuant to the terms of the Indenture.

5.             OPTIONAL REDEMPTION

On or after                  [X], 2006, the Securities (including any additional Securities issued in accordance with paragraph 1) shall be redeemable at the option of the Company, on not less than 30 nor more than 60 days prior notice: (a) in whole with the proceeds of Refinancing Indebtedness permitted by Section 4.03 of the Indenture commencing on                 [X], 2006 and terminating on the close of business on                  [X], 2007, at a redemption price equal to (i) $20,000,000 plus (ii) interest accrued at a rate of 13% per annum from                  [X], 2006 through the redemption date on an aggregate principal amount of $20,000,000 minus (iii) interest, if any, previously paid in cash on the Securities (the “Call Option”); and (b) in whole or in part, commencing on or after                  [X+1], 2007 at a redemption price equal to 100.00% of the aggregate principal amount of the Securities, plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Company shall have the right to assign the Call Option to any Person at its sole discretion and such Call Option shall remain binding on the Securities, provided that any assignee of the Call Option shall comply with the notice requirements of Section 3.03 of the Indenture as if a party thereto, provided further that any such assignee exercising the Call Option shall be permitted to utilize any available source of funds to redeem the Securities.

6.             SINKING FUND

The Securities are not subject to any sinking fund.

7.             NOTICE OF REDEMPTION

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his or her registered address. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000 principal amount. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

8.             REPURCHASE OF SECURITIES AT THE OPTION OF HOLDERS UPON CHANGE OF CONTROL

Upon a Change of Control, any Holder of Securities will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Securities of such Holder at a purchase price equal to 101% of the principal amount of the

5

Securities to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Company will be required to offer to purchase Securities upon the occurrence of certain events.

9.             SUBORDINATION

The Securities and Note Guarantees are subordinated to Senior Indebtedness, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Securities may be paid. The Company and each Note Guarantor agrees, and each Holder by accepting a Security agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

10.           DENOMINATIONS; TRANSFER; EXCHANGE

The Securities are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000 principal amount; PROVIDED that the aggregate principal amount of the Securities issued on the date hereof shall not exceed $35,000,000 and shall be issued pro rata to the holders of claims (as defined in Section 101(5) of title 11 of the United States Code) arising under or evidenced by the previously existing 13% Senior Subordinated Notes due 2010 being relinquished pursuant to the Joint Plan of Reorganization of the Company and its subsidiaries, rounding down such pro rata amount to the nearest $1,000 or integral multiple thereof; PROVIDED further that additional Securities issued as payment of interest on the Securities shall be issued in denominations of $1.00 and integral multiples of $1.00, rounding down such interest payment to the nearest $1.00 or integral multiple thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or to transfer or exchange any Securities for a period of 15 days prior to a selection of Securities to be redeemed or 15 days before an interest payment date.

11.           PERSONS DEEMED OWNERS

Except as provided in paragraph 2 hereof, the registered Holder of this Security may be treated as the owner of it for all purposes.

12.           UNCLAIMED MONEY

If money for the payment principal or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders

6

entitled to the money must look to the Company for payment and not to the Trustee for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

13.           DISCHARGE AND DEFEASANCE

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, and interest on, the Securities to redemption or maturity, as the case may be.

14.           AMENDMENT; WAIVER

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and (ii) any default or compliance with any provisions of the Indenture may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture or the Securities (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article 5 of the Indenture; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to add Note Guarantees with respect to the Securities; (v) to secure the Securities; (vi) to add additional covenants or to surrender rights and powers conferred on the Company; (vii) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (viii) to make any change that does not materially and adversely affect the rights of any Holder under the provisions of the Indenture; and (ix) to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company (or any Representative thereof) under such subordination provisions.

15.           DEFAULTS AND REMEDIES

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities may declare the principal of and accrued but unpaid interest on all the Securities to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Securities shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Securities may rescind any such acceleration with respect to the Securities and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security

7

reasonably satisfactory to it against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Securities unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Securities have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Securities have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Securities are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

16.           TRUSTEE DEALINGS WITH THE COMPANY

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company, a Note Guarantor or its Affiliates and may otherwise deal with the Company, a Note Guarantor or its Affiliates with the same rights it would have if it were not Trustee.

17.           NO RECOURSE AGAINST OTHERS

A director, officer, employee or stockholder, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company or any Note Guarantor under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

18.           AUTHENTICATION

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

19.           ABBREVIATIONS

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

8

20.           GOVERNING LAW

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

21.           CUSIP AND ISIN NUMBERS

The Company has caused CUSIP and ISIN numbers to be printed on the Securities and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

THE COMPANY WILL FURNISH TO ANY HOLDER OF SECURITIES UPON WRITTEN REQUEST AND WITHOUT CHARGE TO THE HOLDER A COPY OF THE INDENTURE.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:

Date:
Signature must be guaranteed	Signature of Signature
by a participant in a	Guarantee
recognized signature guaranty
medallion program or other
signature guarantor acceptable
to the Trustee

9

OPTION OF HOLDER TO ELECT PURCHASE

IF YOU WANT TO ELECT TO HAVE THIS SECURITY PURCHASED BY THE COMPANY PURSUANT TO SECTION 4.06 (ASSET DISPOSITION) OR 4.08 (CHANGE OF CONTROL) OF THE INDENTURE, CHECK THE BOX:

ASSET DISPOSITION ☐  CHANGE OF CONTROL ☐

IF YOU WANT TO ELECT TO HAVE ONLY PART OF THIS SECURITY PURCHASED BY THE COMPANY PURSUANT TO SECTION 4.06 OR 4.08 OF THE INDENTURE, STATE THE AMOUNT ($1,000 OR AN INTEGRAL MULTIPLE THEREOF):

$

DATE:	YOUR SIGNATURE:
(SIGN EXACTLY AS YOUR NAME APPEARS ON THE OTHER SIDE OF THE SECURITY)

SIGNATURE GUARANTEE:
SIGNATURE MUST BE GUARANTEED BY A PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTY MEDALLION PROGRAM OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE

10

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is $[           ]. The following increases or decreases in this Global Security have been made:

Date of increase or decrease in principal amount of this Global Security	Signature of authorized signatory of securities custodian of this Global Security	Amount of increase in principal amount of this Global Security	Amount of decrease in principal amount of this Global Security	Principal Amount of this Global Security following such increase or decrease

11

Exhibit H

FORM OF UNIMPAIRED OPT-OUT ELECTION

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS UNIMPAIRED OPT-

OUT ELECTION.

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

PLIANT CORPORATION, et al.,(1)	Case No. 06-10001 (MFW)

Debtors.	Jointly Administered

UNIMPAIRED OPT-OUT ELECTION FOR ELECTING NOT TO

GRANT THE RELEASES CONTAINED IN SECTION 10.2(b) OF

THE DEBTORS’ JOINT PLAN OF REORGANIZATION AND FOR ELECTING

NOT TO CONSENT TO THE INJUNCTION RELATED TO SUCH RELEASES

You may elect not to grant the releases contained in 10.2(b) of the Debtors’ Joint Plan of Reorganization, dated [             ] (the “Plan”), which is proposed by the above-captioned debtors and debtors-in-possession (the “Debtors”) and elect not to consent to the injunction related to such releases.(2)  The Plan is Exhibit A to the Disclosure Statement, dated [             ] (the “Disclosure Statement”), which accompanies this Unimpaired Opt-Out Election.

You should review the Disclosure Statement and the Plan before you decide whether to “opt-out” of the releases described in section 10.2(b) of the Plan and the related injunction. You may wish to seek legal advice concerning the Plan and your classification and treatment under the Plan. If you hold any unclassified Claims (Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims), against any of the Debtors, and/or any Claims in Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claim), Class 4 (First Lien Note Claims), Class 5 (Second Lien Note Claims) and/or Class 6 (General Unsecured Claims), against any of the Debtors, by this form, you have the option of electing not to grant the releases described in section 10.2(b) of the Plan and the related injunction.

In order to “opt-out” of the releases described in section 10.2(b) of the Plan and the related injunction, you must complete, sign and date this Unimpaired Opt-Out Election and promptly return it by (a) first class mail postage prepaid in the return envelope provided with the Unimpaired Opt-Out Election, addressed to Pliant Corporation Ballot Processing Center, FDR Station, P.O. Box 5014, New York, NY 10150-5014, or (b) personal delivery or overnight courier to Bankruptcy Services, LLC, Pliant Corporation Ballot Processing Center, c/o Bankruptcy Services LLC, 757 Third Avenue, 3rd Floor, New York, NY 10017 so that it is received no later than 4:00 p.m. Eastern Time on [DATE] (the “Voting Deadline”). Unimpaired Opt-Out Elections received by facsimile or received after the Voting Deadline will not be valid or binding.

NO ACTION IS REQUIRED IF YOU CHOOSE TO GRANT THE

RELEASES IN SECTION 10.2 OF THE PLAN AND THE RELATED INJUNCTION.

(1)  The Debtors are: Uniplast Holdings, Inc., Pliant Corporation, Pliant Corporation International, Pliant Solutions, Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant, Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd.

(2)  All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Plan or the Solicitation Order, as applicable.

You only need to complete one Unimpaired Opt-Out Election for all Unimpaired Claims that you may hold. In addition, if the Plan is confirmed by the Bankruptcy Court and you have not elected to “opt-out” of the releases contained in section 10.2(b) of the Plan and the related injunction, both the releases and related injunction will be binding on you.

ITEM 1.  Opt-Out. The holder of certain Unimpaired Claim(s), as identified in Item 2, elects not to grant the releases contained in section 10.2(b) of the Plan and elects not to consent to the injunction with respect to such releases (check the box):  ☐

ITEM 2.                  Certification. By signing this Unimpaired Opt-Out Election, the holder of Holder of such Unimpaired Claim(s) certifies that it:

a.             is the holder of an Unimpaired Claim to which this Unimpaired Opt-Out Election pertains;

b.             has been provided with a copy of the Disclosure Statement and that it acknowledges that the decision to elect not to grant the releases contained in section 10.2(b) of the Plan and the related injunction, is subject to all the terms and conditions set forth in the Disclosure Statement; and

c.             has not submitted any other Unimpaired Opt-Out Elections.

Name:
(Print or Type)

Social Security or Federal Tax I.D. No.:
(Optional)

Signature:
By:
(If Appropriate)
Title:
(If Appropriate)
Street Address:
City, State, Zip Code:
Telephone Number:

Date Completed:

This Unimpaired Opt-Out Election shall not constitute or be deemed a proof of claim or an assertion of a Claim.

YOUR UNIMPAIRED OPT-OUT ELECTION MUST BE FORWARDED IN AMPLE TIME FOR YOUR UNIMPAIRED OPT-OUT ELECTION TO BE RECEIVED BY THE VOTING AGENT, BY 4:00 P.M., EASTERN STANDARD TIME, ON [DATE]. FACSIMILE TRANSMISSION OF THIS UNIMPAIRED OPT-OUT ELECTION WILL NOT BE ACCEPTED.

IF YOU HAVE ANY QUESTIONS REGARDING THIS UNIMPAIRED OPT-OUT ELECTION OR THE PROCEDURES, OR IF YOU NEED AN ADDITIONAL UNIMPAIRED OPT-OUT ELECTIONS OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT AT (646) 282-2500.

2

Exhibit I

COMPENSATION AND BENEFIT PROGRAMS TO BE DISCONTINUED

The Debtors intend to discontinue and terminate the following employee compensation and benefits programs, and any and all rights, compensation, and benefits thereunder, as of the Confirmation Date:

•            Pliant Corporation 2004 Restricted Stock Incentive Plan.

•            All Restricted Stock Agreements and/or stock grants issued pursuant to the Pliant Corporation 2004 Restricted Stock Incentive Plan.

•            Pliant Corporation 2000 Stock Incentive Plan.

•            Pliant Corporation 2002 Stock Incentive Plan.

•            All Option Agreements and/or option grants pursuant to the Pliant Corporation 2000 Stock Incentive Plan, including without limitation all Time and Performance Options.

•            All Agreements and/or stock option, stock bonus and stock grants pursuant to the Pliant Corporation 2002 Stock Incentive Plan.

•            Agreement of Jim Harder and Decora Manufacturing dated March 5, 1998.

•            Any and all stock options and other equity-based compensation rights or eligibility of John Norton under his agreement dated November 25, 2002.

•            Any and all other rights or eligibility of any present or former employees of any of the Debtors to any equity or equity-based compensation or benefits, and any and all rights related thereto, under any grants, plans, policies, agreements, or other programs.

Exhibit J

EMERGENCE BONUS PLAN

This Exhibit summarizes the principal terms of the Debtors’ Emergence Bonus Plan, pursuant to which New Pliant shall pay emergence bonus payments to a limited number of employees of the Reorganized Debtors who are and have been principally responsible for their reorganization efforts in order to incentivize such key employees to enable the Debtors to emerge from Chapter 11 and achieve the Debtors’ Plan goals expeditiously and in a manner consistent with the Plan. The Emergence Bonus Plan summarized below shall be set forth in a plan document containing the complete terms and conditions of such plan.

•      Purpose:  The purpose of the Emergence Bonus Plan is to advance the interests of Chapter 11 stakeholders by providing performance-based incentives to key employees to accomplish certain principal goals relevant to the Chapter 11 proceeding.

•      Participants:   The Participants in the Emergence Bonus Plan shall be seven members of senior management who have been integral to the reorganization process.

•      Threshold, Target and Maximum Emergence Bonuses:  Each Participant has a Target Emergence Bonus, calculated as a target percentage of the Participant’s base salary. Target percentages range from 40% to 100% of base salary depending on the Participant. The Target Emergence Bonus is payable upon emergence if all three plan goals (discussed below) are met at 100% of Target levels. As discussed below, Participants are eligible for certain bonus payments below Target levels, down to a Threshold payout of 50% of Target payout for a given goal, if certain Emergence Bonus Plan goals are met at below-Target levels that nevertheless exceed minimum Threshold levels. Participants also are eligible for certain bonus payments above Target levels, up to a Maximum payout of 150% of Target payout for a given goal, if certain plan goals are met at above-Target levels.

•      Plan Parameters:  Participants’ eligibility for an Emergence Bonus, and the amount of any such Emergence Bonus, is determined by the extent of the Debtors’ success in achieving each of three equally weighted goals:

(1)   Emergence Date (Weighted 33.3%):  This goal motivates management to strive for an expeditious emergence from
Chapter 11.

•      Threshold performance is achieved upon emergence on (and not later than) July 3, 2007 and results in a payout of 50% of 33.3% of Target Emergence Bonus.

•      Target performance is achieved upon emergence on December 31, 2006 and results in a payout of 100% of 33.3% of Target Emergence Bonus.

•      Maximum performance is achieved upon emergence on or before July 31, 2006 and results in a payout of 150% of 33.3% of Target Emergence Bonus.

•      If emergence occurs after July 3, 2007, there is no payout for this goal.

•      If emergence occurs between the Target and Threshold dates (after December 31, 2006 but before July 3, 2007), or between the Maximum and Target dates (after July 31, 2006 but before December 31, 2006), the payout for this goal is determined on a sliding scale based on emergence date ranging from 50% to 100%, or from 100% to 150%, respectively, of 33.3% of Target Emergence Bonus.

(2)   Recovery to Trade Creditors (Weighted 33.3%):  Target performance is achieved if the Debtors’ trade creditors will receive payment in full through a plan of reorganization or payment pursuant to consensual terms between the Debtors and any such trade creditors, and results in a payout of 100% of 33.3% of Target Emergence Bonus. If this goal is not achieved, there is no payout for this goal.

(3)   Capital Structure (Weighted 33.3%):  In the context of the Debtors’ business model, this goal is to establish a capital structure created in part through the reduction of cash interest payments that would reasonably be anticipated in the future (after emergence) to allow for capital expenditures at industry benchmarked investment rates, and result in a market-based credit profile at bond maturities. At emergence, the Debtors’ Board will qualitatively evaluate the level of success achieved for this goal, from Acceptable to Target to Maximized.

•      An Acceptable structure as determined by the Board results in a payout for this goal of 50% of 33.3% of Target Emergence Bonus.

•      A Target structure as determined by the Board results in a payout for this goal of 100% of 33.3% of Target Emergence Bonus.

•      A Maximized structure as determined by the Board results in a payout for this goal of 150% of 33.3% of Target Emergence Bonus.

•      If the Board determines that the Debtors have achieved a capital structure between Acceptable and Target levels, or between Target and Maximized levels, the payout for this goal is determined on a sliding scale ranging from 50% to 100%, or from 100% to 150%, respectively, of 33.3% of Target Emergence Bonus.

•      Total Emergence Bonus Plan Cost:  The aggregate cost of Emergence Bonuses for the seven Participants at Threshold, Target and Maximum Emergence Bonus levels, respectively, is approximately $831,000, $1,246,000 and $1,661,000 (these amounts could increase based upon normal market increases in base salary scheduled for April 2006).

2

Exhibit K

FORM OF NEW Senior Subordinated Notes INDENTURE

PLIANT CORPORATION

13% Senior Subordinated Notes due 2010

INDENTURE

Dated as of [     ], 2006

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

i

SECTION 13.05	Statements Required in Certificate or Opinion	78
SECTION 13.06	When Securities Disregarded	78
SECTION 13.07	Rules by Trustee, Paying Agent and Registrar	78
SECTION 13.08	Legal Holidays	78
SECTION 13.09	GOVERNING LAW	78
SECTION 13.10	No Recourse Against Others	79
SECTION 13.11	Successors	79
SECTION 13.12	Multiple Originals	79
SECTION 13.13	Table of Contents; Headings	79
SECTION 13.14	Waiver of Jury Trial	79
SECTION 13.15	Force Majeure	79

Appendix A	-	Provisions Relating to Securities
Exhibit A	-	Form of $35 Million Senior Subordinated Note
Exhibit B	-	Form of Supplemental Indenture

v

INDENTURE dated as of [              ], 2006, among PLIANT CORPORATION, a Delaware corporation (the “Company”), PLIANT CORPORATION INTERNATIONAL, a Utah corporation, PLIANT FILM PRODUCTS OF MEXICO, INC., a Utah corporation, PLIANT SOLUTIONS CORPORATION, a Utah corporation, PLIANT PACKAGING OF CANADA, LLC, a Utah limited liability company, UNIPLAST HOLDINGS, INC., a Delaware corporation, and UNIPLAST U.S., INC., a Delaware corporation (collectively, the “Note Guarantors”) and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s 13% Senior Subordinated Notes due 2010 issued on the date hereof (the “Securities”). Except as otherwise provided herein, the Securities will be limited to $35,000,000 in aggregate principal amount outstanding plus the amount of any additional Securities issued in lieu of payment of interest in cash in accordance with Section 2.13.

ARTICLE 1

Definitions and Incorporation by Reference

SECTION 1.01       Definitions.

“2003 Notes” means the $250,000,000 aggregate principal amount of the Company’s 11 1/8% senior secured notes due 2009 issued under the 2003 Notes Indenture.

“2003 Notes Indenture” means the indenture dated as of May 30, 2003, among the Company, the guarantors named therein, and Wilmington Trust Company, as initial indenture trustee, and succeeded by Wells Fargo Bank, National Association, as successor indenture trustee, under which the 2003 Notes were issued, as amended, modified, or supplemented from time to time.

“2004 Notes” means the 11 5/8% senior secured notes due 2009 and the remaining 11 1/8% senior secured notes due 2009, each issued under the 2004 Notes Indenture.

“2004 Notes Closing Date” means May 6, 2005.

“2004 Notes Indenture” means the indenture dated as of February 17, 2004 (as amended and restated as of May 6, 2005), among the Company, the guarantors named therein, and Wilmington Trust Company, as indenture trustee, under which the 2004 Notes were issued, as amended, modified, or supplemented from time to time.

“2004 Notes Original Issue Date” means February 17, 2004.

“Additional Assets” means (a) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business or any improvements to any property or assets that are used by the Company or a Restricted Subsidiary in a Permitted Business; (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another

Restricted Subsidiary; or (c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (b) or (c) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 4.06 and 4.07 only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (a), (b) and (c) above, (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) for purposes of Section 4.06 only, the making of a Permitted Investment or a disposition that constitutes a Restricted Payment permitted by Section 4.04, (iii) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, (iv) a disposition of obsolete or worn out property or equipment or property or equipment that is no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries, (v) any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $1.0 million, (vi) sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology or require the licensor to pay any fees for such use, (vii) the disposition of all or substantially all of the assets of the Company in compliance with Section 5.01 and (viii) the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Change of Control” means the occurrence of any of the following events:

(a)           prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(b)           (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (a) above, except that for purposes of this clause (b) a person (including a Permitted Holder) shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately, only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company and (ii) the Permitted Holders “beneficially own” (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (b), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (b)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders “beneficially own” (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

(c)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors (i) selected in accordance with the Stockholders Agreement so long as such agreement is in effect or otherwise nominated by the Permitted Holders or (ii) whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the members of the Board of Directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Board of Directors or in accordance with the Stockholders Agreement or otherwise by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(d)           the adoption of a plan relating to the liquidation or dissolution of the Company; or

(e)           the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

“Closing Date” means the date of this Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually at the time used in the ordinary course of business of the Company or its Subsidiaries.

“Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (i) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (ii) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (iii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition in excess of $10.0 million which constitutes all or substantially all of an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (v) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to this Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, (a) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to operating leases constituting part of a Sale/Leaseback Transaction, (b) amortization of debt discount and debt issuance costs, (c) capitalized interest, (d) non-cash interest expense, (e) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing, (f) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary, (g) net costs associated with Hedging Obligations (including amortization of fees), provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income, (h) dividends and distributions declared in respect of all Disqualified Stock of the Company and dividends and distributions declared and paid in respect of all Preferred Stock of any of the Subsidiaries of the Company that is not a Note Guarantor, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary, (i) interest Incurred in connection with investments in discontinued operations and (j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(a)           any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the limitations contained in clauses (d), (e) and (f) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(b)           other than for purposes of clauses (iv) and (v) of the definition of Consolidated Coverage Ratio any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(c)           any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that (i) subject to the limitations contained in clauses (d), (e) and (f) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d)           any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(e)           any extraordinary gain or loss; and

(f)            the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section pursuant to clause (a)(iv)(3)(F) thereof.

“Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary shall be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Corporate Trust Office” means an office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 2 North LaSalle Street, Suite 1020, Chicago, IL 60602, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means that certain Credit Agreement, dated as of [               ], 2006, among the Company and certain of its subsidiaries as borrowers, the lenders thereunder, [IDENTIFY AGENTS], as each term is defined in the Credit Agreement, together with related documents thereto including any guarantee agreements and security documents, as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” of the Company means (a) the Bank Indebtedness and (b) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Indenture. “Designated Senior Indebtedness” of a Note Guarantor has a correlative meaning.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Stock, as applicable) or (c) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (a), (b) and (c), on or prior to 91 days after the Stated Maturity of the Securities; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock; provided further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provisions unless such Person has first complied with the provisions of Sections 4.06 and 4.08, as applicable; and provided further that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

“Domestic Overdraft Facility” means an overdraft line of credit in a maximum principal amount of $10.0 million at any time outstanding.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“EBITDA” for any period means the Consolidated Net Income for such period, excluding the following to the extent included in calculating such Consolidated Net Income: (a) income tax expense of the Company and its Consolidated Restricted Subsidiaries, (b) Consolidated Interest Expense, (c) depreciation expense of the Company and its Consolidated Restricted Subsidiaries, (d) amortization expense of the Company and its Consolidated Restricted Subsidiaries (but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (e) other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), (f) income or loss from discontinued operations, (g) plant closing costs (as defined by GAAP) and (h) noncash stock-based compensation expense. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval of Persons other than the Board of Directors or holders of the Company’s Capital Stock (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means any public or private sale of the common stock of the Company, other than any public offering with respect to the Company’s common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means net cash proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in Section 4.04(a)(iv)(3).

“Existing Management Stockholders” means each of Harold C. Bevis, R. David Corey and Joseph J. Kwederis.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company organized, and conducting its principal operations, outside the United States of America.

“Foreign Subsidiary Asset Disposition” means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale/Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of the Capital Stock of any Foreign Subsidiary or any of the property or assets of any Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) statements and pronouncements of the Financial Accounting Standards Board, (c) such other statements by such other entities as are approved by a significant segment of the accounting profession and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP, unless expressly provided otherwise.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Commodity Agreement, Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Security is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)           the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b)           the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)           all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(d)           all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(e)           all Capitalized Lease Obligations and all Attributable Debt of such Person;

(f)            all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)           all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons;

(h)           to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

(i)            to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

(j)            all obligations of the type referred to in clauses (a) through (i) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, “Indebtedness” shall not include unsecured indebtedness of the Company and its Restricted Subsidiaries Incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and its Restricted Subsidiaries for a three-year period beginning on the date of Incurrence of any such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Intangible Assets” means goodwill, patents, trademarks and other intangibles as determined in accordance with GAAP.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property (excluding Capital Stock of the Company) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04, (a) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by (x) the senior management of the Company if the amount thereof is less than $2.0 million and (y) the Board of Directors if in excess thereof; and (c) the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investments.

“Issue Date” means the date on which the Securities are originally issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Material Subsidiary” means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company or (b) as of the end of such fiscal year, was the owner of 10.0% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statement of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (d) the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Disposition and (e) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means each Guarantee of the obligations with respect to the Securities issued by a Person pursuant to the terms of this Indenture.

“Note Guarantor” means any Person that has issued a Note Guarantee.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

“Permitted Business” means the design, manufacture and/or marketing of films and flexible packaging products for food, personal care, medical, retail, agricultural, industrial and other applications or any businesses that are reasonably related, ancillary or complementary thereto.

“Permitted Holders” means each of (i) J.P. Morgan Partners, LLC and its Affiliates, (ii) Southwest Industrial Films, LLC and its Affiliates, (iii) the Christena Karen H. Durham Trust, (iv) the Existing Management Stockholders and their Related Parties and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company’s Capital Stock

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in: (a) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with Section 4.12; (b) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with Section 4.12; (c) Temporary Cash Investments; (d) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (e) payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (f) loans or advances to officers, directors, consultants or employees made (A) in the ordinary course of business and not exceeding $3.0 million in any year or (B) to fund purchases of stock under the Company’s stock incentive plan and any similar plans or employment arrangements; (g) Capital Stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; (h) any Person to the extent such Investment represents the non- cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with Section 4.06; (i) any Investment by the Company or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest; (j) Hedging Obligations entered into in the ordinary course of business; (k) endorsements of negotiable instruments and documents in the ordinary course of business; (l) assets or securities of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Capital Stock (other than Disqualified Stock) of the Company; (m) Investments in existence on the Closing Date; (n) Investments of a Person or any of its

Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with this Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; (o) Investments in Unrestricted Subsidiaries or joint ventures not to exceed $30.0 million since the 2004 Notes Original Issue Date plus (A) the aggregate net after-tax amount returned since the 2004 Notes Original Issue Date to the Company or any Restricted Subsidiary in cash on or with respect to any Investments made since the 2004 Notes Original Issue Date in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments (including such dividends, distributions or payments made concurrently with such Investment), (B) the net after-tax cash proceeds received since the 2004 Notes Original Issue Date by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to the Company or a Subsidiary of the Company), and (C) upon redesignation since the 2004 Notes Original Issue Date of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary, provided that any amounts included pursuant to the foregoing clauses (A), (B) and (C) are excluded from the calculation set forth in clause (a)(iv)(3) under Section 4.04; and (p) additional Investments since the 2004 Notes Original Issue Date in an aggregate amount not to exceed $15.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means that certain Debtors’ Joint Plan of Reorganization filed on behalf of the Company and its subsidiaries with the United States Bankruptcy Court for the District of Delaware on [       ].

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“principal” of a Security means the principal of the Security plus the premium, if any, payable on the Security which is due or overdue or is to become due at the relevant time.

“Public Market” means any time after (a) an Equity Offering has been consummated and (b) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with this Indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that: (a) the Refinancing Indebtedness (if Refinancing any Indebtedness existing on the Closing Date) has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (b) the Refinancing Indebtedness (if Refinancing any Indebtedness existing on the Closing Date) has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (c) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, premium and defeasance costs required to be paid under the terms of the Indebtedness being Refinanced and the fees, expenses, discounts, commissions and other issuance costs incurred in connection with the Refinancing Indebtedness) of the Indebtedness being Refinanced and (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Securities or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the Securities or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include:  (i) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or (ii) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Parties” means with respect to a Person (a) that is a natural person (1) any spouse, parent or lineal descendant (including adopted children) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company for the benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (a) leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date the Company or a Restricted Subsidiary acquires or finishes construction of such fixed or capital assets.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Note Guarantor has a correlative meaning.

“Securities” means the Securities issued under this Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee, by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Indebtedness” of the Company or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and all other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Securities or such Note Guarantor’s Note Guarantee, provided, however, that Senior Indebtedness shall not include:  (a) any obligation of the Company to any Subsidiary of the Company or of any Note Guarantor to the Company or any other Subsidiary of the Company, (b) any liability for Federal, state, local or other taxes owed or owing by the Company or any Note Guarantor, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (d) except with respect to any Indebtedness Incurred pursuant to the Credit Agreement, any Indebtedness or obligation of the Company or any Note Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (e) any obligations with respect to any Capital Stock or (f) any Indebtedness Incurred in violation of this Indenture, unless such Indebtedness was Incurred based on an Officers’ Certificate of the Company (delivered in good faith after reasonable investigation) to the effect that the Incurrence of such Indebtedness did not violate the provisions of this Indenture.

“Senior Subordinated Indebtedness” of the Company means the Securities and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Securities in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of a Note Guarantor has a correlative meaning.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stockholders Agreement” means the Stockholders Agreement among the Company and the holders of the Company’s Capital Stock party thereto, as in effect at the Closing Date and as amended from time to time, so long as the Permitted Holders own a majority of the Capital Stock subject to such agreement.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Securities pursuant to a written agreement. “Subordinated Obligation” of a Note Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Tangible Assets” means Total Assets less Intangible Assets.

“Temporary Cash Investments” means any of the following: (a) any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof, (b) investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above, (d) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”), (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc. and (f) investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Closing Date.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (a) Pliant Investment, Inc. and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock in or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (i) the Subsidiary to be so designated at the time of designation has total Consolidated assets of $1,000 or less or (ii) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (a) the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a) and (b) no Default shall have occurred and be continuing. Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying Capital Stock) is owned by the Company or another Wholly Owned Subsidiary.

SECTION 1.02       Other Definitions.

Defined in Term

“Affiliate Transaction”	4.07(a)
“Appendix”	Preamble
“Bankruptcy Law”	6.01
“Blockage Notice”	10.03
“Call Option”	3.07
“Change of Control Offer”	4.08(b)
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Definitive Securities”	Appendix A
“Event of Default”	6.01
“Global Securities”	Appendix A
“Guarantee Blockage Notice”	12.03
“Guarantee Payment Blockage Period”	12.03
“Guaranteed Obligations”	11.01
“incorporated provision”.	13.01
“legal defeasance option”	8.01(b)
“Legal Holiday”	13.08
“Notice of Default”	6.01
“Offer”	4.06(b)
“Offer Amount”	4.06(c)(ii)
“Offer Period”	4.06(c)(ii)
“pay its Guarantee”	12.03
“pay the Securities”	10.03
“Paying Agent”	2.03
“Payment Blockage Period”.	10.03
“protected purchaser”	2.07
“Purchase Date”	4.06(c)(i)
“Registrar”	2.03

“Restricted Payment”.	4.04(a)
“Securities Custodian”	Appendix A
“Successor Company”	5.01(a)

SECTION 1.03       Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Securities and the Note Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Note Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04       Rules of Construction. Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           “including” means including without limitation;

(e)           words in the singular include the plural and words in the plural include the singular;

(f)            unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured indebtedness;

(g)           the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP; and

(h)           the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price (not including, in either case, any redemption or repurchase premium) with respect to such Preferred Stock, whichever is greater.

ARTICLE 2

The Securities

SECTION 2.01       Form and Dating. Provisions relating to the Securities are set forth in the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Securities and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Note Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Security shall be dated the date of its authentication. The Securities shall be issuable only in registered form without interest coupons and only in denominations of $1,000 and integral multiples thereof; provided, that the aggregate principal amount of the Securities issued on the date hereof shall not exceed $35,000,000 and shall be issued pro rata to the holders of claims (as defined in Section 101(5) of title 11 of the United States Code) arising under or evidenced by the previously existing 13% Senior Subordinated Notes due 2010 being relinquished pursuant to the Plan, rounding down such pro rata amount to the nearest $1,000 or integral multiple thereof; provided further that additional Securities issued as payment of interest on the Securities in accordance with Section 2.13 shall be issued in denominations of $1.00 and integral multiples of $1.00, rounding down such interest payment to the nearest $1.00 or integral multiple thereof.

The Securities issued on the Issue Date and any additional Securities issued in lieu of payment of interest in cash in accordance with Section 2.13 shall be treated as a single class of Securities issued under this Indenture.

SECTION 2.02       Execution and Authentication. Two Officers shall sign the Securities for the Company by manual or facsimile signature.

If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

The Trustee shall authenticate and make available for delivery Securities as set forth in the Appendix.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Securities. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the

Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03       Registrar and Paying Agent. (a)  The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Securities may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars. The Company initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Securities and (ii) the Securities Custodian with respect to the Global Securities.

(b)           The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c)           The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.04       Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Security, the Company shall deposit with the Paying Agent (or if the Company or a Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of and interest on the Securities, and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.05       Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of

Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06       Transfer and Exchange. The Securities shall be issued in registered form and shall be transferable only upon the surrender of a Security for registration of transfer and in compliance with the Appendix. When a Security is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Securities are presented to the Registrar with a request to exchange them for an equal principal amount of Securities of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Securities at the Registrar’s request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Company shall not be required to make and the Registrar need not register transfers or exchanges of Securities selected for redemption (except, in the case of Securities to be redeemed in part, the portion thereof not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed.

Prior to the due presentation for registration of transfer of any Security, the Company, the Note Guarantors, the Trustee, the Paying Agent, and the Registrar may deem and treat the Person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and (subject to paragraph 2 of the Securities) interest, if any, on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Company, any Note Guarantor, the Trustee, the Paying Agent, or the Registrar shall be affected by notice to the contrary.

Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interest in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07       Replacement Securities. If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Security being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Security is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Security. In the event any such mutilated, lost, destroyed or wrongfully taken Security has become or is about to become due and payable, the Company in its discretion may pay such Security instead of issuing a new Security in replacement thereof.

Every replacement Security is an additional obligation of the Company.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Securities.

SECTION 2.08       Outstanding Securities. Securities outstanding at any time are all Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancelation and those described in this Section as not outstanding. Subject to Section 13.06, a Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.

If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09       Temporary Securities. In the event that Definitive Securities are to be issued under the terms of this Indenture, until such Definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of Definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive

Securities and deliver them in exchange for temporary Securities upon surrender of such temporary Securities at the office or agency of the Company, without charge to the Holder.

SECTION 2.10       Cancellation. The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment or cancelation and shall dispose of canceled Securities in accordance with its customary procedures or deliver canceled Securities to the Company pursuant to written direction by an Officer. The Company may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Securities in place of canceled Securities other than pursuant to the terms of this Indenture.

SECTION 2.11       Defaulted Interest. If the Company defaults in a payment of interest on the Securities, the Company shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12       CUSIP and ISIN Numbers. The Company in issuing the Securities may use “CUSIP” and “ISIN” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the CUSIP number.

SECTION 2.13       Issuance of Additional Securities As Payment of Interest. For the first two semi-annual interest payment dates occurring after the Issue Date, the Company shall be entitled to issue additional Securities under this Indenture as payment of interest on the Securities, which shall have identical terms as the underlying securities. The Securities issued on the Issue Date and any additional Securities issued as payment of interest on the Securities shall be treated as a single class for all purposes under this Indenture. Any additional Securities so issued shall be dated the applicable interest payment date, shall bear interest from and after such date, and shall be governed by, and be subject to the terms of the Indenture and shall have the same rights and benefits as the Securities issued on the Issue Date.

With respect to any such Securities, on or before each such interest payment date, the Company shall deliver to the Trustee and the Paying Agent [an order to increase the principal amount of this Security by the amount required to pay such interest (or, if requested by the Trustee or the Holder of this Security, to authenticate a new global Security executed by the

Company with such increased principal amounts)](1) [additional Securities in the amount required to pay such interest and an order to authenticate and deliver such additional Securities to the record Holder of this Security](2). Any such Securities shall, after being executed and authenticated pursuant to Section 2.02, be (i) deposited into the account specified by the Holder or Holders thereof as of the relevant record date if the Securities are held in global form or otherwise according to the procedures of the depositary or (ii) mailed to the person entitled thereto as shown on the register for the Securities as of the relevant record date. Alternatively, the Company may direct the Paying Agent to make the appropriate amendments to the schedule of principal amounts of the relevant Securities outstanding and arrange for deposit into the account specified by the Holder or Holders thereof as of the relevant record date. Payment shall be made in such form and upon such terms as specified herein and the Company shall and Paying Agent may take additional steps as is necessary to effect such payment.

ARTICLE 3

Redemption

SECTION 3.01       Notices to Trustee. If the Company elects to redeem Securities pursuant to paragraph 5 of the Securities, it shall notify the Trustee in writing of the redemption date and the principal amount of Securities to be redeemed.

The Company shall give each notice to the Trustee provided for in this Section at least 60 days before the redemption date unless the Trustee consents in writing to a shorter period. Such notice shall be accompanied by an Officers’ Certificate from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.02       Selection of Securities To Be Redeemed. If fewer than all the Securities are to be redeemed, the Trustee shall select the Securities to be redeemed pro rata or by lot or by a method that the Trustee in its sole discretion shall deem to be fair and appropriate. The Trustee shall make the selection from outstanding Securities not previously called for redemption. The Trustee may select for redemption portions of the principal of Securities that have denominations larger than $1,000. Securities and portions of them the Trustee selects shall be in amounts of $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption. The Trustee shall notify the Company promptly of the method it has chosen for the selection of Securities or portions of Securities to be called for redemption.

SECTION 3.03       Notice of Redemption. (a)  At least 30 days but not more than 60 days before a date for redemption of Securities, the Company shall mail a notice of redemption by first-class mail to each Holder of Securities to be redeemed at such Holder’s registered address.

The notice shall identify the Securities to be redeemed and shall state:

(1)  Insert if Security is to be issued in global form.

(2)  Insert if Security is to be issued in definitive form.

(i)            the redemption date;

(ii)           the redemption price and the amount of accrued interest to the redemption date;

(iii)          the name and address of the Paying Agent;

(iv)          that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v)           if fewer than all the outstanding Securities are to be redeemed, the certificate numbers and principal amounts of the particular Securities to be redeemed;

(vi)          that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Securities (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)         the CUSIP or ISIN number, if any, printed on the Securities being redeemed; and

(viii)        that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Securities.

(b)           At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section.

SECTION 3.04       Effect of Notice of Redemption. Once notice of redemption is mailed, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Securities shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Securities registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05       Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Securities or portions thereof to be redeemed on that date other than Securities or portions of Securities called for redemption that have been delivered by the Company to the Trustee for cancellation. Concurrently with such deposit, the Company shall deliver an Officers’ Certificate and an Opinion of Counsel to the effect that the redemption complies with the conditions contained in this Indenture. On and after the redemption date, interest shall cease to accrue on Securities or portions thereof called for redemption so long as the Company has deposited with the Paying

Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Securities to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.06       Securities Redeemed in Part. Upon surrender of a Security that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered.

SECTION 3.07       Call Option. In addition to the redemption rights set forth above and in accordance with the procedures set forth in Section 3.03, for the period from the Issue Date through the first anniversary of the Issue Date, the Company may redeem the Securities in whole with the proceeds of Refinancing Indebtedness permitted by Section 4.03 at a redemption price equal to (i) $20,000,000 plus (ii) interest accrued through the redemption date on the principal amount of $20,000,000 minus (iii) interest, if any, previously paid in cash on the Securities, all as set forth in the Securities (the “Call Option”). The Company shall have the right to assign the Call Option to any Person at its sole discretion and such Call Option shall remain binding on the Securities in accordance with the terms thereof, provided that any such assignee exercising the Call Option shall be permitted to utilize any available source of funds to redeem the Securities.

ARTICLE 4

Covenants

SECTION 4.01       Payment of Securities. The Company shall promptly pay the principal of and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture. Subject to Section 2.13, principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate borne by the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02       SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the SEC), copies of the Company’s annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following the existence of a Public Market, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its shareholders generally. The Company also shall comply with the other provisions of Section 314(a) of the TIA.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.03       Limitation on Indebtedness. (a)  The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.25:1.00.

(b)           Notwithstanding Section 4.03(a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)            Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $100.0 million at any one time outstanding less the aggregate amount of (1) all repayments of principal of such Indebtedness pursuant to Section 4.06 and (2) the aggregate principal amount of Indebtedness Incurred and at such time outstanding pursuant to Section 4.03(b)(ix);

(ii)           Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (2) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Securities, (3) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note and (4) if a Note Guarantor is the obligor on such Indebtedness and the Company is not the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor;

(iii)          Indebtedness (1) represented by the Securities (including additional Securities issued pursuant to Section 2.13) and the Note Guarantees with respect thereto, (2) outstanding on the 2004 Notes Closing Date (other than the Indebtedness described in clauses (i) and (ii) above) including, without limitation, the 2003 Notes and the 2004 Notes and any additional securities, regardless of when issued, in lieu of payment of interest thereon, (3) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) (including Refinancing Indebtedness) or Section 4.03(a) and (4) consisting of Guarantees of any Indebtedness otherwise permitted by the terms of this Indenture;

(iv)          (1) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) and (2) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iv);

(v)           Indebtedness of the Company or a Restricted Subsidiary (1) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (2) under Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(vi)          Indebtedness (including Capitalized Lease Obligations and Attributable Debt) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (vi) and all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (vi) at any time outstanding, does not exceed the greater of (x) 5.0% of Tangible Assets and (y) $30.0 million;

(vii)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(viii)        Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(ix)           the Incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings) in an aggregate principal amount, together with the aggregate principal amount of Indebtedness Incurred and at such time outstanding pursuant to Section 4.03(b)(i), not to exceed $100.0 million at any one time outstanding, less the aggregate amount of all repayments of all principal of Indebtedness Incurred pursuant to Section 4.03(b)(i) pursuant to Section 4.06;

(x)            Indebtedness of Foreign Subsidiaries; provided that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (x) does not exceed at any one time an amount equal to the sum of (1) 80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and (2) 60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

(xi)           Indebtedness under any Domestic Overdraft Facility; or

(xii)          Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to Section 4.03(a) or any other clause of this Section 4.03(b)); provided that the aggregate principal amount on the date of Incurrence, when added to all other Indebtedness Incurred pursuant to this clause (xii) and then outstanding, shall not exceed $20.0 million.

(c)           Notwithstanding the foregoing, the Company shall not incur any Indebtedness pursuant to Section 4.03(b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Securities to at least the same extent as such Subordinated Obligations. The Company shall not Incur any Indebtedness pursuant to Section 4.03(a) or 4.03(b) if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Incurred pursuant to the Credit Agreement or is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Securities equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Securities) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations secured by Liens on the assets of any entity existing at the time such entity is acquired by, and becomes a Restricted Subsidiary of, the Company, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens (x) are not created, incurred or assumed in connection with, or in contemplation of such entity being acquired by the Company and (y) do not extend to any other assets of the Company or any of its Subsidiaries. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Incurred pursuant to the Credit

Agreement or is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor shall not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations of such Note Guarantor secured by Liens on the assets of any entity existing at the time such entity is acquired by such Note Guarantor, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens (x) are not created, incurred or assumed in connection with or in contemplation of such assets being acquired by such Note Guarantor and (y) do not extend to any other assets of the Company or any of its Subsidiaries.

(d)           Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this Section 4.03, (i) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to Section 4.03(b)(i) to the extent of availability thereunder, (ii) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included, (iii) if obligations in respect of letters of credit are Incurred pursuant to the Credit Agreement and are being treated as Incurred pursuant to Section 4.03(b)(i) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included, (iv) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference, (v) the principal amount of Indebtedness, Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP, (vi) if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof shall be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred, (vii) the accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Capital Stock shall not be deemed an Incurrence of Indebtedness for purposes of this Section 4.03, (viii) Indebtedness permitted by this Section 4.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section permitting such Indebtedness, and (ix) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.03, the Company, in its sole discretion, shall classify (or later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

SECTION 4.04       Limitation on Restricted Payments. (a)  The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution of any kind on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the holders (solely in their capacities as such) of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (1) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and (2) Indebtedness Incurred pursuant to Section 4.03(b)(ii)) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)           a Default shall have occurred and be continuing (or would result therefrom);

(2)           the Company could not Incur at least $1.00 of additional Indebtedness under Section 4.03(a); or

(3)           the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

(A)          50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are publicly available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(B)           100% of the aggregate Net Cash Proceeds (other than in respect of an Excluded Contribution) received by the Company (x) as capital contributions to the Company after the Closing Date or (y) from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than a capital contribution from or an issuance or sale to (a) a Subsidiary of the

Company or (b) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries);

(C)           100% of the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of Qualified Stock of the Company or any Restricted Subsidiary issued after the Closing Date to acquire assets from a third party;

(D)          the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

(E)           100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to (x) the Company or a Subsidiary of the Company or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company or any Restricted Subsidiary after the Closing Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than (x) the Company or any of its Subsidiaries or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments;

(F)           the amount equal to the net reduction in Investments in Unrestricted Subsidiaries since the Closing Date resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

(G)           $5.0 million.

(b)           The provisions of Section 4.04(a) shall not prohibit:

(i)            any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or capital contributions to the Company after the Closing Date (other than Disqualified Stock and other than Capital Stock issued or sold to, or capital contribution from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (1) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (2) the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (i) shall be excluded from the calculation of amounts under Section 4.04(a)(iv)(3)(B);

(ii)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, (x) Capital Stock of the Company or a Restricted Subsidiary or (y) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to Section 4.03; provided,  however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii)          any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by Section 4.06; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(iv)          Investments that are made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

(v)           dividends or other distributions paid to holders of, or redemptions from holders of, Capital Stock within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this Section 4.04(a); provided, however, that such dividend, distribution or redemption shall be included in the calculation of the amount of Restricted Payments;

(vi)          any repurchase of Capital Stock owned by former officers, directors, consultants or employees of the Company or its Subsidiaries or their assigns, estates and heirs or entities controlled by them; provided, however, that the amount of such repurchases since the Closing Date shall not, in the aggregate, exceed the sum of (1) $10.0 million (which amount shall be increased by the amount of any Net Cash Proceeds to the Company from (A) sales of Capital Stock of the Company to management, other employees or Permitted Holders subsequent to the Closing Date to the extent such amounts are not included under Section 4.04(a)(iv)(3)(B) and (B) any “key-man” life insurance policies which are used to make such repurchases) and (2) $2.0 million per fiscal year of the Company commencing with fiscal year 2006 (which amount may be used in a subsequent fiscal year to the extent not used during a fiscal year); provided further, however, that the cancelation of Indebtedness owing to the Company from such former officers, directors, consultants or employees of the Company or any of its

Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company shall not be deemed to constitute a Restricted Payment under the Indenture; provided further, however, that such repurchase shall be included in the calculation of the amount of Restricted Payments;

(vii)         repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; or

(viii)        so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate since the Closing Date to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

SECTION 4.05       Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (b) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company to other Indebtedness Incurred by the Company shall not be deemed a restriction on the ability to make loans or advances) or (c) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries, except:

(i)            any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the Closing Date (including the Credit Agreement);

(ii)           any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(iii)          any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (c)(i) or (c)(ii) of this Section 4.05 or this clause (iii) or contained in any amendment to an agreement referred to in clause (c)(i) or (c)(ii) of this Section 4.05 or this clause (c)(iii);  provided, however, that the encumbrances and restrictions contained in any such

Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

(iv)          in the case of clause (c), any encumbrance or restriction (1) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (2) that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, (3)  contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, or (4) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(vi) for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired (it being agreed that any such encumbrance or restriction may also secure other Indebtedness permitted to be Incurred by the Company and provided by the same financing source providing the Indebtedness Incurred pursuant to Section 4.03(b)(vi));

(v)           with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi)          customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(vii)         Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity;

(viii)        net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(ix)           any agreement or instrument governing Indebtedness (whether or not outstanding) of Foreign Subsidiaries of the Company permitted to be Incurred pursuant to Section 4.03(a) or Section 4.03(b)(x).

SECTION 4.06       Limitation on Sales of Assets and Subsidiary Stock. (a)  The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of (1) cash or Temporary Cash Investments, (2) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business or (3) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company, and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(1)           first, (i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (x)  Bank Indebtedness or (y) other Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in the case of clause (y), other than Indebtedness owed to the Company or an Affiliate of the Company and other than Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor) or (ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 365 days (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days) from the later of such Asset Disposition or the receipt of such Net Available Cash; provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture;

(2)           second, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days), to the extent of the balance of such Net Available Cash after such application in accordance with clause (1), to make an Offer (as defined below) to purchase Securities pursuant to and subject to the conditions set forth in Section 4.06(b); provided, however, that if the Company elects (or is required by the terms of any Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Securities and other Senior Subordinated Indebtedness of the Company; and

(3)           third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (1) (other than the proviso thereof) and (2) for any general corporate purpose not restricted by the terms of this Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (1) or (2) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this Section 4.06, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 4.06(a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions since the Closing Date that is not applied in accordance with this Section 4.06(a) exceeds $10.0 million since the Closing Date.

For the purposes of this Section 4.06, the following are deemed to be cash: (A) the assumption of any liabilities of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition and (B) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(b)           In the event of an Asset Disposition that requires the purchase of Securities (and other Senior Subordinated Indebtedness) pursuant to Section 4.06(a)(iii)(2), the Company shall be required to purchase Securities (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by the Company for the Securities (and other Senior Subordinated Indebtedness) (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 4.06(c). If the aggregate purchase price of Securities (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Securities (and other Senior Subordinated Indebtedness), the Company shall apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Company shall not be required to make an Offer for Securities (and other Senior Subordinated Indebtedness) pursuant to this Section 4.06 if the Net Available Cash available therefor (after application of the proceeds as provided in clause (1) of Section 4.06(a)(iii)) is less than $10.0 million for any particular Asset Disposition since the Closing Date (which lesser amount shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of the Offer, the amount of Net Available Cash shall be reduced to zero.

(c)           (i)  Promptly, and in any event within 10 days after the Company becomes obligated to make an Offer, the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Securities purchased by the Company either in whole or in part (subject to prorating as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”) and shall contain such information concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed decision (which at a minimum shall include (1) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports describing Asset Dispositions otherwise described in the offering materials (or corresponding successor reports), (2) a description of material developments in the Company’s business subsequent to the date of the latest of such reports, and (3) if material, appropriate pro forma financial information) and all instructions and materials necessary to tender Securities pursuant to the Offer, together with the address referred to in clause (c) (iii).

(ii)           Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (1) the amount of the Offer (the “Offer Amount”), (2) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being  made and (3) the compliance of such allocation with the provisions of Section 4.06(a). By no later than 11:00 a.m. New York City time on the Purchase Date, the Company shall irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) an amount equal to the Offer Amount or, if less, the purchase price of Securities (and other Senior Subordinated Indebtedness) tendered and accepted for payment in the Offer. Upon the expiration of the period for which the Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancelation the Securities or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price.

(iii)          Holders electing to have a Security purchased shall be required to surrender the Security, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Security purchased. If at the expiration of the Offer Period the aggregate principal amount of Securities and any other Senior Subordinated Indebtedness included in the Offer surrendered by holders thereof exceeds the Offer Amount, the Company shall select the Securities and other Senior Subordinated Indebtedness to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Securities and other Senior Subordinated Indebtedness in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Securities are purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

(iv)          At the time the Company delivers Securities to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Securities are to be accepted by the Company pursuant to and in accordance with the terms of this Section. A Security shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(v)           The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

SECTION 4.07       Limitation on Transactions with Affiliates. (a)  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such Affiliate Transaction is on terms (i) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate, (ii) that, in the event that such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, (1) are set forth in writing and (2) except as provided in Section 4.07(a)(iii), have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (if any such members exist) and (iii) that, in the event (1) such Affiliate Transaction involves an amount in excess of $10.0 million, or (2) if there are no members of the Board of Directors having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b)           The provisions of Section 4.07(a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to Section 4.04, (ii) any issuance of securities, or other payments awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Capital Stock of the Company and equity ownership, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors, (iii) the grant of options (and the exercise thereof) to purchase Capital Stock of the Company or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries, (vi) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than J.P. Morgan Partners, LLC and Persons directly or indirectly controlled by J.P. Morgan Partners, LLC) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries performed after the Closing Date, (viii) sales of Capital Stock to Permitted Holders approved by a majority of the members of the Board of Directors who do not have a material direct or indirect financial interest in or with respect to the transaction being considered, or (ix) the existence or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the Closing Date or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the Securities in any material respect than the original agreement as in effect on the Closing Date.

SECTION 4.08       Change of Control. (a)  Upon a Change of Control, each Holder shall have the right to require that the Company repurchase all or any part of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.08(b); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Securities pursuant to this Section 4.08 in the event that it has exercised its right to redeem all the Securities under paragraph 5 of the Securities. In the event that at the time of such Change of Control the terms of any agreement governing Bank Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of Securities pursuant to this Section 4.08, then prior to the mailing of the notice to Holders provided for in Section 4.08(b) below but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all such Bank Indebtedness or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent of the lenders under such agreements to permit the repurchase of the Securities as provided for in Section 4.08(b).

(b)           Within 30 days following any Change of Control (except as provided in the proviso to the first sentence of Section 4.08(a)), the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i)            that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion (in integral multiples of $1,000) of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

(ii)           the circumstances and relevant facts and financial information regarding such Change of Control;

(iii)          the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv)          the instructions determined by the Company, consistent with this Section, that a Holder must follow in order to have its Securities purchased.

(c)           Holders electing to have a Security purchased shall be required to surrender the Security, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased. Holders whose Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

(d)           On the purchase date, all Securities purchased by the Company under this Section shall be delivered to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest to the Holders entitled thereto.

(e)           Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08(b) applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer.

(f)            At the time the Company delivers Securities to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Securities are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.08. A Security shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(g)           Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officers’ Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.

(h)           The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

SECTION 4.09       Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate (which certificate may be the same certificate required by TIA Section 314(a)(4)) stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA Section 314(a)(4).

SECTION 4.10       Further Instruments and Acts. Upon request of the Trustee or as otherwise necessary, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.11       Future Note Guarantors. The Company shall cause each Domestic Subsidiary and any other Restricted Subsidiary that guarantees any Senior Indebtedness (other than a Foreign Subsidiary that guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to become a Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B pursuant to which such Domestic or other Restricted Subsidiary will Guarantee payment of the Securities.

SECTION 4.12       Limitation on Lines of Business. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except that the Company and any of its Restricted Subsidiaries may engage in a new business so long as the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in a Permitted Business.

ARTICLE 5

Successor Company

SECTION 5.01       (a)  When Company May Merge or Transfer Assets. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)            the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture;

(ii)           immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)          immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a); and

(iv)          the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Securities.

(b)           The Company shall not permit any Note Guarantor to consolidate with or merge with or into any Person unless:

(i)            (1) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee; (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(ii)           such transaction results in the Company receiving cash or other property (other than Capital Stock representing a controlling interest in the successor entity), and the transaction is made in compliance with Section 4.06.

(c)           Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate with, merge into or transfer or lease all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor and (ii) the Company may merge with an Affiliate incorporated solely for (1) the purpose of incorporating the Company or (2) organizing the Company in another jurisdiction to realize tax or other benefits.

ARTICLE 6

Defaults and Remedies

SECTION 6.01       Events of Default. An “Event of Default” occurs if:

(a)           the Company defaults in any payment of interest on any Security when the same becomes due and payable, whether or not such payment shall be prohibited by Article 10, and such default continues for a period of 30 days;

(b)           the Company (i) defaults in the payment of the principal of any Security when the same becomes due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment shall be prohibited by Article 10 or (ii) fails to redeem or purchase Securities when required pursuant to this Indenture or the Securities, whether or not such redemption or purchase shall be prohibited by Article 10;

(c)           the Company or any Note Guarantor fails to comply with Section 5.01;

(d)           the Company or any Restricted Subsidiary fails to comply with Section 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11 or 4.12 (other than a failure to purchase

Securities when required under Section 4.06 or 4.08) and such failure continues for 45 days after the written notice specified below;

(e)           the Company or any Restricted Subsidiary fails to comply with any of its agreements in the Securities or this Indenture (other than those referred to in (a), (b), (c) or (d) above) and such failure continues for 60 days after the written notice specified below;

(f)            the principal amount of any Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or the acceleration by the holders thereof because of a default and the aggregate principal amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent at the time and such failure continues for 30 days after the written notice specified below;

(g)           the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences a voluntary case;

(ii)           consents to the entry of an order for relief against it in an involuntary case;

(iii)          consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)          makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii)           appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii)          orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(i)            any judgment or decree for the payment of money in excess of  $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) or its foreign currency equivalent against the Company or a Restricted Subsidiary if such judgment or decree becomes final and nonappealable and remains outstanding for a period of 60 days following such judgment and is not discharged, waived or the execution thereof stayed; or

(j)            any Note Guarantee of a Material Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms its obligations under this Indenture or any Note Guarantee and such Default continues for 10 days after the written notice specified below.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (d), (e), (f) or (j) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company or the Note Guarantor, as applicable, does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.02       Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h) with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities by written notice (specifying the Event of Default and stating that the notice is a “notice of acceleration”) to the Company may declare the principal of and accrued but unpaid interest on all the Securities to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(g) or (h) with respect to the Company occurs, the principal of and interest on all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Securities by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03       Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04       Waiver of Past Defaults. The Holders of a majority in principal amount of the Securities by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Security, (b) a Default arising from the failure to redeem or purchase any Security when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05       Control by Majority. The Holders of a majority in principal amount of the Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06       Limitation on Suits. (a)  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Securities unless:

(i)            the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(ii)           the Holders of at least 25% in principal amount of the Securities make a written request to the Trustee to pursue the remedy;

(iii)          such Holder or Holders offer to the Trustee reasonable security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv)          the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)           the Holders of a majority in principal amount of the Securities do not give the Trustee a direction inconsistent with the request during such 60-day period.

(b)           A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07       Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Securities held by such Holder, on or after the respective due dates expressed or provided for in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08       Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Securities for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Securities) and the amounts provided for in Section 7.07.

SECTION 6.09       Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, any Subsidiary or Note Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10       Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due under Section 7.07;

SECOND:  to holders of Senior Indebtedness of the Company to the extent required by Article 10 and to holders of Senior Indebtedness of the Note Guarantors to the extent required by Article 12;

THIRD:  to Holders for amounts due and unpaid on the Securities for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest, respectively; and

FOURTH:  to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Trustee shall mail to each

Holder and the Company a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11       Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Securities.

SECTION 6.12       Waiver of Stay or Extension Laws. Neither the Company nor any Note Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and each Note Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

Trustee

SECTION 7.01       Duties of Trustee. (a)  If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to any certificate or opinions required to be furnished to it hereunder, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(iv)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)            Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

SECTION 7.02       Rights of Trustee. (a)  The Trustee may conclusively rely on any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)           The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters relating to this Indenture and the Securities shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Securities at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the Company’s expense and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h)           The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any certificate previously delivered and not superseded.

(i)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(j)            In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.

SECTION 7.03       Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04       Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Note Guarantee or the Securities, it shall not be accountable for the Company’s use of the proceeds from the Securities, and it shall not be responsible for any statement of the Company or any Note Guarantor in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (i) or (j) or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received notice thereof in accordance with Section 13.02 hereof from the Company, any Note Guarantor or any Holder at the Corporate Trust Office of the Trustee, such notice referencing the Securities and this Indenture.

SECTION 7.05       Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer. Except in the case of a Default in payment of principal of or interest on any Security (including payments pursuant to the mandatory redemption provisions of such Security, if any), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.06       Reports by Trustee to Holders. As promptly as practicable after each May 15 beginning with the May 15 following the date of this Indenture, and in any event prior to July 15 in each year, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with TIA Section 313(a) if and to the extent required thereby. The Trustee shall also comply with TIA Section 313(b) and 313(c).

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Securities are listed. The Company agrees to notify promptly the Trustee whenever the Securities become listed on any stock exchange and of any delisting thereof.

SECTION 7.07       Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services as shall be agreed to in writing from time to time by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of- pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company and each Note Guarantor, jointly and severally, shall indemnify the Trustee and any predecessor Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by or in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Note Guarantor of its indemnity obligations hereunder. The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company and the Note Guarantors, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and the Note Guarantors, as applicable, and such parties in connection with such defense. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities.

The Company’s payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(g) or (h) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08       Replacement of Trustee. (a)  The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.10;

(ii)           the Trustee is adjudged bankrupt or insolvent;

(iii)          a receiver or other public officer takes charge of the Trustee or its property; or

(iv)          the Trustee otherwise becomes incapable of acting.

(b)           If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Securities and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

(d)           If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Securities may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

(e)           If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder who has been a bona fide holder of a Security for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09       Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10       Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b); subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

SECTION 7.11       Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

ARTICLE 8

Discharge of Indenture; Defeasance

SECTION 8.01       Discharge of Liability on Securities; Defeasance. (a)  When (i) all outstanding Securities (other than Securities replaced or paid pursuant to Section 2.07) have been canceled or delivered to the Trustee for cancelation or (ii) all outstanding Securities have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to Article 3 hereof, and the Company irrevocably deposits with the Trustee funds in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), to pay the principal of, premium (if any) and interest on the outstanding Securities when due at maturity or upon redemption of, including interest thereon to maturity or such redemption date (other than Securities replaced or paid pursuant to Section 2.07) and if in the case of both clause (i) and (ii) the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(b)           Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its obligations under the Securities and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11 and 4.12 and the operation of Section 5.01(a)(iii), 6.01(d), 6.01(f), 6.01(g) (with respect to Significant Subsidiaries of the Company only), 6.01(h) (with respect to Significant Subsidiaries of the Company only) 6.01(i) and 6.01(j) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Company terminates all of its obligations under the Securities and this Indenture by exercising its legal defeasance option or its covenant defeasance option, the obligations under the Note Guarantees shall each be terminated simultaneously with the termination of such obligations.

If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Section 6.01(d), 6.01(f), 6.01(g) (with respect to Significant Subsidiaries only), 6.01(h) (with respect to Significant Subsidiaries only), 6.01(i) or 6.01(j) or because of the failure of the Company to comply with Section 5.01(a)(iii).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)           Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07, 7.08 and in this Article 8 shall survive until the Securities have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive.

SECTION 8.02       Conditions to Defeasance. (a)  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i)            the Company irrevocably deposits in trust with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest, on the Securities when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;

(ii)           the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Securities to maturity or redemption, as the case may be;

(iii)          123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.01(g) or (h) with respect to the Company occurs which is continuing at the end of the period;

(iv)          the deposit does not constitute a default under any other agreement binding on the Company and is not prohibited by Article 10;

(v)           the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(vi)          in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred;

(vii)         in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(viii)        the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article 8 have been complied with.

(b)           Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article 3.

(c)           Notwithstanding the foregoing, the Opinion of Counsel required by clause (vi) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancelation have become due and payable.

SECTION 8.03       Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Securities. Money and securities so held in trust are not subject to Article 10 or 12.

SECTION 8.04       Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any money or U.S. Government Obligations held by it as provided in this Article which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05       Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06       Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of principal of or interest on, any Securities because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

Amendments

SECTION 9.01       Without Consent of Holders. The Company, the Note Guarantors and the Trustee may amend this Indenture or the Securities without notice to or consent of any Holder:

(i)            to cure any ambiguity, omission, defect or inconsistency;

(ii)           to comply with Article 5;

(iii)          to provide for uncertificated Securities in addition to or in place of certificated Securities; provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code;

(iv)          to make any change in Article 10 or Article 12 that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Note Guarantor (or Representatives thereof) under Article 10 or Article 12, respectively;

(v)           to add additional Guarantees with respect to the Securities or to secure the Securities;

(vi)          to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(vii)         to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA; or

(viii)        to make any change that does not materially and adversely affect the rights of any Holder under the provisions of this Indenture.

After an amendment under this Section 9.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02       With Consent of Holders. (a)  The Company, the Note Guarantors and the Trustee may amend this Indenture or the Securities without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities) and compliance with any provisions of this Indenture may be waived with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Securities). However, without the consent of each Holder affected, an amendment or waiver may not:

(i)            reduce the amount of Securities whose Holders must consent to an amendment;

(ii)           reduce the rate of or extend the time for payment of interest on any Security;

(iii)          reduce the principal of or extend the Stated Maturity of any Security;

(iv)          reduce the premium payable upon the redemption of any Security or change the time at which any Security may be redeemed in accordance with Article 3;

(v)           make any Security payable in money other than that stated in the Security;

(vi)          make any change in Article 10 or Article 12 that adversely affects the rights of any Holder under Article 10 or Article 12;

(vii)         make any change in Section 6.04 or 6.07 or the second sentence of this Section 9.02; or

(viii)        modify the Note Guarantees in any manner adverse to the Holders.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03       Compliance with Trust Indenture Act. Every amendment to this Indenture or the Securities shall comply with the TIA as then in effect.

SECTION 9.04       Revocation and Effect of Consents and Waivers. (a)  A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Company certifying that the requisite number of consents have been received. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Company and the Trustee.

(b)           The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were

Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05       Notation on or Exchange of Securities. If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

SECTION 9.06       Trustee to Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Company and the Note Guarantors enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

ARTICLE 10

Subordination

SECTION 10.01     Agreement to Subordinate. The Company agrees, and each Holder by accepting a Security agrees, that the Indebtedness evidenced by the Securities is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full of all Senior Indebtedness of the Company and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Securities shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and shall rank senior to all existing and future Subordinated Obligations of the Company; and only Indebtedness of the Company that is Senior Indebtedness of the Company shall rank senior to the Securities in accordance with the provisions set forth herein. All provisions of this Article 10 shall be subject to Section 10.12.

SECTION 10.02     Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(a)           holders of Senior Indebtedness of the Company shall be entitled to receive payment in full of such Senior Indebtedness before Holders shall be entitled to receive any payment of principal of or interest on the Securities; and

(b)           until the Senior Indebtedness of the Company is paid in full , any payment or distribution to which Holders would be entitled but for this Article 10 shall be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of the Securities may receive Capital Stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Securities.

SECTION 10.03     Default on Designated Senior Indebtedness. The Company may not pay the principal of, premium (if any) or interest on the Securities or make any deposit pursuant to Section 8.01 and may not otherwise repurchase, redeem or otherwise retire any Securities (collectively, “pay the Securities”) if (a) any principal of, interest on, unpaid drawings for letters of credit in respect of, or regularly accruing fees with respect to any, Designated Senior Indebtedness of the Company is not paid when due or (b) any other default on such Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such amounts due under Designated Senior Indebtedness have been paid in full; provided, however, that the Company may pay the Securities without regard to the foregoing if the Company and a Trust Officer of the Trustee receive written notice approving such payment from the Representative of such Designated Senior Indebtedness with respect to which either of the events set forth in clause (a) or (b) of this sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Securities for a period (a “Payment Blockage Period”) commencing upon the receipt by a Trust Officer of the Trustee (with a copy to the Company) of written notice specified as a “notice of default” and describing with particularity the default under such Designated Senior Indebtedness (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (a) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (b) by repayment in full of such Designated Senior Indebtedness or (c) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Securities after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided, however, that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this Section, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior

Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 10.04     Acceleration of Payment of Securities. If payment of the Securities is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the Securities until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Securities only if this Article 10 otherwise permits payment at that time.

SECTION 10.05     When Distribution Must Be Paid Over. If a payment or distribution is made to Holders that because of this Article 10 should not have been made to them, the Holders who receive the distribution shall hold such payment or distribution in trust for holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

SECTION 10.06     Subrogation. After all Senior Indebtedness of the Company is paid in full and until the Securities are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to Senior Indebtedness. A distribution made under this Article 10 to holders of such Senior Indebtedness which otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on such Senior Indebtedness.

SECTION 10.07     Relative Rights. This Article 10 defines the relative rights of Holders and holders of Senior Indebtedness of the Company. Nothing in this Indenture shall:

(a)           impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Securities in accordance with their terms; or

(b)           prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness of the Company to receive distributions otherwise payable to Holders.

SECTION 10.08     Subordination May Not Be Impaired by Company. No right of any holder of Senior Indebtedness of the Company to enforce the subordination of the Indebtedness evidenced by the Securities shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

SECTION 10.09     Rights of Trustee and Paying Agent. Notwithstanding Section 10.03, the Trustee or Paying Agent may continue to make payments on the Securities and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than three Business Days prior to the date of such payment, a Trust Officer of the Trustee receives written notice satisfactory to it that payments may not be made under this Article 10. The Company, the Registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of the Company may give the notice; provided, however, that, if an issue of Senior Indebtedness of the Company has a Representative, only the Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Indebtedness of the Company with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 10 with respect to any Senior Indebtedness of the Company which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 10 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 or any other Section of this Indenture.

SECTION 10.10     Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Company, the distribution may be made and the notice given to their Representative (if any).

SECTION 10.11     Article 10 Not to Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Securities by reason of any provision in this Article 10 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 10 shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Securities.

SECTION 10.12     Trust Monies Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article 8 by the Trustee for the payment of principal of and interest on the Securities shall not be subordinated to the prior payment of any Senior Indebtedness of the Company or subject to the restrictions set forth in this Article 10, and none of the Holders shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness of the Company or any other creditor of the Company.

SECTION 10.13     Trustee Entitled to Rely. Upon any payment or distribution pursuant to this Article 10, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives for the holders of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Company to participate in any payment or distribution pursuant to this Article 10, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 10, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 10.

SECTION 10.14     Trustee to Effectuate Subordination. Each Holder by accepting a Security authorizes and directs the Trustee on his, her or its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of the Company as provided in this Article 10 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 10.15     Trustee Not Fiduciary for Holders of Senior Indebtedness. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Company and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness of the Company shall be entitled by virtue of this Article 10 or otherwise.

SECTION 10.16     Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Holder by accepting a Security acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the issuance of the Securities, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE 11

Note Guarantees

SECTION 11.01     Note Guarantees. (a)  Each Note Guarantor hereby jointly and severally and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Securities, whether for payment of principal of or interest on the Securities and all other monetary obligations (to the fullest extent permitted by applicable law) of the Company under this Indenture and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). To the fullest extent permitted by applicable law, each Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Note Guarantor, and that each such Note Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)           Each Note Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Note Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of each Note Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Securities or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (v) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Note Guarantor, except as provided in Section 11.02(b).

(c)           Each Note Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Note Guarantors, such that such Note Guarantor’s obligations would be less than the full amount claimed. Each Note Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Note Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Note Guarantor hereunder. Each Note Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Note Guarantor.

(d)           Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e)           The Note Guarantee of each Note Guarantor is, to the extent and in the manner set forth in Article 12, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Senior Indebtedness of the relevant Note Guarantor and is made subject to such provisions of this Indenture.

(f)            Except as expressly set forth in Sections 8.01(b), 11.02 and 11.06, the obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Note Guarantor or would otherwise operate as a discharge of any Note Guarantor as a matter of law or equity.

(g)           Each Note Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Note Guarantee is released upon the merger or the sale of all the Capital Stock or assets of the Note Guarantor in compliance with Section 4.06 or Article 5. Each Note Guarantor further agrees that its Note Guarantee herein shall, to the fullest extent permitted by applicable law, continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(h)           In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Note Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Company to the Holders and the Trustee.

(i)            Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations and all obligations to which the Guaranteed Obligations are subordinated as provided in Article 12. Each Note Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, to the fullest extent permitted by applicable law, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Note Guarantor for the purposes of this Section 11.01.

(j)            Each Note Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

(k)           Upon request of the Trustee, each Note Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 11.02     Limitation on Liability. (a)  Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Note Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b)           A Note Guarantee as to any Note Guarantor that is a Subsidiary of the Company shall terminate and be of no further force or effect and such Note Guarantor shall be deemed to be released from all obligations under this Article 11 upon (A) the merger or consolidation of such Note Guarantor with or into any Person other than the Company or a Subsidiary or Affiliate of the Company where such Note Guarantor is not the surviving entity of such consolidation or merger or (B) the sale by the Company or any Subsidiary of the Company (or any pledgee of the Company) of the Capital Stock of such Note Guarantor (or by any other Person as a result of a foreclosure of any lien on such Capital Stock securing Senior Indebtedness), where, after such sale, such Note Guarantor is no longer a Subsidiary of the Company; provided, however, that each such merger, consolidation or sale (or, in the case of a sale by such a pledgee, the disposition of the proceeds of such sale actually received by the Company or any of its Subsidiaries) shall (i) comply with Section 4.06 and Section 5.01(b) and (ii) be contingent upon such Note Guarantor being released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Subsidiary of the Company.

(c)           In addition, a Note Guarantee of any Note Guarantor that is a Subsidiary of the Company shall terminate and be of no further force or effect and such Note Guarantor shall be deemed to be released from all obligations under this Article 11 upon the Issuer’s designation of such Note Guarantor as an Unrestricted Subsidiary, provided that such designation complies with the other applicable provisions of this Indenture.

At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Company).

SECTION 11.03     Successors and Assigns. This Article 11 shall be binding upon each Note Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 11.04     No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

SECTION 11.05     Modification. No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Note Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Note Guarantor in any case shall entitle such Note Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 11.06     Execution of Supplemental Indenture for Future Note Guarantors. Each Subsidiary which is required to become a Note Guarantor pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary shall become a Note Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Note Guarantor is a valid and binding obligation of such Note Guarantor, enforceable against such Note Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.

SECTION 11.07     Non-Impairment. The failure to endorse a Note Guarantee on any Security shall not affect or impair the validity thereof.

ARTICLE 12

Subordination of the Note Guarantees

SECTION 12.01     Agreement To Subordinate. Each Note Guarantor agrees, and each Holder by accepting a Security agrees, that the obligations of a Note Guarantor hereunder are subordinated in right of payment, to the extent and in the manner provided in this Article 12, to the prior payment in full of all Senior Indebtedness of such Note Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness of such Note Guarantor. The obligations hereunder with respect to a Note Guarantor shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of such Note Guarantor and shall rank senior to all existing and future Subordinated Obligations of such Note Guarantor; and only Indebtedness of such Note Guarantor that is Senior Indebtedness of such Note Guarantor shall rank senior to the obligations of such Note Guarantor in accordance with the provisions set forth herein.

SECTION 12.02     Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of a Note Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of such Note Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Note Guarantor and its properties:

(a)           holders of Senior Indebtedness of such Note Guarantor shall be entitled to receive payment in full of such Senior Indebtedness before Holders shall be entitled to receive any payment pursuant to any Guaranteed Obligations from such Note Guarantor; and

(b)           until the Senior Indebtedness of such Note Guarantor is paid in full, any payment or distribution to which Holders would be entitled but for this Article 12 shall be made to holders of such Senior Indebtedness as their respective interests may appear, except that Holders may receive Capital Stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Note Guarantees.

SECTION 12.03     Default on Designated Senior Indebtedness of a Note Guarantor. A Note Guarantor may not make any payment pursuant to any of the Guaranteed Obligations or repurchase, redeem or otherwise retire any Securities (collectively, “pay its Guarantee”) if (a) any Designated Senior Indebtedness of such Note Guarantor is not paid when due or (b) any other default on Designated Senior Indebtedness of such Note Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Designated Senior Indebtedness has been paid in full; provided, however, that such Note Guarantor may pay its Guarantee without regard to the foregoing if such Note Guarantor and a Trust Officer of the Trustee receive written notice approving such payment from the Representative of the holders of such Designated Senior Indebtedness with respect to which either of the events in clause (a) or (b) of this sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness of a Note Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Note Guarantor may not pay its Guarantee for a period (a “Guarantee Payment Blockage Period”) commencing upon the receipt by a Trust Officer of the Trustee (with a copy to such Note Guarantor and the Company) of written notice specified as a “notice of default” and describing with particularity the default under such Designated Senior Indebtedness (a “Guarantee Blockage Notice”) of such default from the Representative of the holders of the Designated Senior Indebtedness of such Note Guarantor specifying an election to effect a Guarantee Payment Blockage Period and ending 179 days thereafter (or earlier if such Guarantee Payment Blockage Period is terminated (a) by written notice to the Trustee (with a copy to such Note Guarantor and the Company) from the Person or Persons who gave such Guarantee Blockage Notice, (b) because such Designated Senior Indebtedness has been repaid in full or (c) because the default giving rise to such Guarantee Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 12.03), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, such Note Guarantor may resume to paying its Note Guarantee after such Guarantee Payment Blockage Period, including any missed payments. Not more than one Guarantee Blockage Notice may be given with respect to a Note Guarantor in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of such Note Guarantor during such period; provided, however, that if any Guarantee Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness of such Note Guarantor other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Guarantee Blockage Notice within such period; provided further, however, that in no event may the total number of days during which any Guarantee Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this Section 12.03, no default or event of default that existed or was continuing on the date of the commencement of any Guarantee Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Guarantee Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Guarantee Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 12.04     Demand for Payment. If payment of the Securities is accelerated because of an Event of Default and a demand for payment is made on a Note Guarantor pursuant to Article 11, the Trustee (provided that a Trust Officer of the Trustee shall have received written notice from the Company, such Note Guarantor or a Representative identifying such Designated Senior Indebtedness, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of such Note Guarantor (or the Representative of such holders) of such demand. If any Designated Senior Indebtedness of such Note Guarantor is outstanding, such Note Guarantor may not pay its Guarantee until five Business Days after such holders or the Representative of the holders of the Designated Senior Indebtedness of such Note Guarantor receive notice of such demand and, thereafter, may pay its Guarantee only if this Article 12 otherwise permits payment at that time.

SECTION 12.05     When Distribution Must Be Paid Over. If a payment or distribution is made to Holders that because of this Article 12 should not have been made to them, the Holders who receive the payment or distribution shall hold such payment or distribution in trust for holders of the Senior Indebtedness of the relevant Note Guarantor and pay it over to them as their respective interests may appear.

SECTION 12.06     Subrogation. After all Senior Indebtedness of a Note Guarantor is paid in full and until the Securities are paid in full in cash, Holders shall be subrogated to the rights of holders of Senior Indebtedness of such Note Guarantor to receive distributions applicable to Designated Senior Indebtedness of such Note Guarantor. A distribution made under this Article 12 to holders of Senior Indebtedness of such Note Guarantor which otherwise would have been made to Holders is not, as between such Note Guarantor and Holders, a payment by such Note Guarantor on Senior Indebtedness of such Note Guarantor.

SECTION 12.07     Relative Rights. This Article 12 defines the relative rights of Holders and holders of Senior Indebtedness of a Note Guarantor. Nothing in this Indenture shall:

(a)           impair, as between a Note Guarantor and Holders, the obligation of a Note Guarantor which is absolute and unconditional, to make payments with respect to the Guaranteed Obligations to the extent set forth in Article 11; or

(b)           prevent the Trustee or any Holder from exercising its available remedies upon a default by a Note Guarantor under its obligations with respect to the Guaranteed Obligations, subject to the rights of holders of Senior Indebtedness of such Note Guarantor to receive distributions otherwise payable to Holders.

SECTION 12.08     Subordination May Not Be Impaired by a Note Guarantor. No right of any holder of Senior Indebtedness of a Note Guarantor to enforce the subordination of the obligations of such Note Guarantor hereunder shall be impaired by any act or failure to act by such Note Guarantor or by its failure to comply with this Indenture.

SECTION 12.09     Rights of Trustee and Paying Agent. Notwithstanding Section 12.03, the Trustee or the Paying Agent may continue to make payments on the Guaranteed Obligations and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than three Business Days prior to the date of such payment, a Trust Officer of the Trustee receives written notice satisfactory to it that payments may not be made under this Article 12. A Note Guarantor, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of a Note Guarantor may give the notice; provided, however, that if an issue of Senior Indebtedness of a Note Guarantor has a Representative, only the Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Indebtedness of a Note Guarantor with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 12 with respect to any Senior Indebtedness of a Note Guarantor which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness of such Note Guarantor; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 12 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 or any other Section of this Indenture.

SECTION 12.10     Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of a Note Guarantor, the distribution may be made and the notice given to their Representative (if any).

SECTION 12.11     Article 12 Not To Prevent Events of Default or Limit Right To Accelerate. The failure of a Note Guarantor to make a payment on any of its Guaranteed Obligations by reason of any provision in this Article 12 shall not be construed as preventing the occurrence of a default by such Note Guarantor under such obligations. Nothing in this Article 12 shall have any effect on the right of the Holders or the Trustee to make a demand for payment on a Note Guarantor pursuant to Article 11.

SECTION 12.12     Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article 12, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives for the holders of Senior Indebtedness of a Note Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness of a Note Guarantor and other Indebtedness of a Note Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of a Note Guarantor to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness of such Note

Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 12, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 12.

SECTION 12.13     Trustee To Effectuate Subordination. Each Holder by accepting a Security authorizes and directs the Trustee on his, her or its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of each of the Note Guarantors as provided in this Article 12 and appoints the Trustee as attorney-in- fact for any and all such purposes.

SECTION 12.14     Trustee Not Fiduciary for Holders of Senior Indebtedness of a Note Guarantor. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of a Note Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the relevant Note Guarantor or any other Person, money or assets to which any holders of Senior Indebtedness of such Note Guarantor shall be entitled by virtue of this Article 12 or otherwise.

SECTION 12.15     Reliance by Holders of Senior Indebtedness of a Note Guarantor on Subordination Provisions. Each Holder by accepting a Security acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of a Note Guarantor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Securities, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

SECTION 12.16     Defeasance. The terms of this Article 12 shall not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Securities pursuant to the provisions described in Section 8.03.

ARTICLE 13

Miscellaneous

SECTION 13.01     Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, TIA Sections 310 to 318, inclusive, such imposed duties or incorporated provision shall control.

SECTION 13.02     Notices. Any notice or communication shall be in writing (which may be a facsimile with the original to follow) and delivered in person or mailed by first-class mail addressed as follows:

if to the Company:

Pliant Corporation
1515 Woodfield Road, Suite 600
Schaumburg, Illinois 60173

Attention of:
Chief Financial Officer

If to the Trustee:

The Bank of New York Trust Company, N.A.
2 North LaSalle Street, Suite 1020
Chicago, IL 60602

Attention of:
Corporate Trust Administration

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03     Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Securities. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 13.04     Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a)           an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)           an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with (provided, however, that such counsel may rely as to matters of fact on Officers’ Certificates).

SECTION 13.05     Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 13.06     When Securities Disregarded. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company, any Note Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Note Guarantor (other than JP Morgan Securities, Inc.) shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 13.07     Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.08     Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.09     GOVERNING LAW. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 13.10     No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company or any of the Note Guarantors, shall not have any liability for any obligations of the Company or any of the Note Guarantors under the Securities or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Securities.

SECTION 13.11     Successors. All agreements of the Company and each Note Guarantor in this Indenture and the Securities shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12     Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.13     Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14     Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 13.15     Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

PLIANT CORPORATION,

by	[/s/ ]
	Name:	[	]
	Title:	[	]

PLIANT CORPORATION INTERNATIONAL,
PLIANT FILM PRODUCTS OF MEXICO, INC.,
PLIANT SOLUTIONS CORPORATION,
PLIANT PACKAGING OF CANADA, LLC,
UNIPLAST HOLDINGS, INC.,
UNIPLAST U.S., INC.,

by	[/s/ ]
	Name:	[	]
	Title:	[	]

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

by	[/s/ ]
	Name:	[	]
	Title:	[	]

APPENDIX A
PROVISIONS RELATING TO SECURITIES

1.             Definitions

1.1           Definitions

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Security” means a certificated Security that does not include the Global Securities Legend.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Securities Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Plan” means that certain Debtors’ Joint Plan of Reorganization filed on behalf of the Company and its subsidiaries with the United States Bankruptcy Court for the District of Delaware on [         ].

“Securities Custodian” means the custodian with respect to a Global Security (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.

1.2           Other Definitions

Term:	Defined in Section:

“Agent Members”	2.1(c)
“Global Security”	2.1(b)

2.             The Securities

2.1           Form and Dating

(a)           The Securities issued on the date hereof will be issued by the Company pursuant to the Plan. Such Securities may thereafter be transferred in accordance with applicable law.

(b)           Global Securities. The Securities shall be issued initially in the form of one or more permanent global Securities in definitive, fully registered form (collectively, the “Global Securities”), in each case without interest coupons and bearing the Global Securities Legend, which shall be deposited on behalf of the recipients of the Securities represented thereby with the Securities Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee and on the schedules thereto as hereinafter provided.

(c)           Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Security deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an order of the Company signed by two Officers, authenticate and deliver initially one or more Global Securities that (i) shall be registered in the name of the Depositary for such Global Security or Global Securities or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Securities Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depositary or by the Trustee as Securities Custodian or under such Global Security, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Security.

(d)           Definitive Securities. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of certificated Securities.

2.2           Authentication. The Trustee shall authenticate and make available for delivery, upon a written order of the Company signed by two Officers, Securities for original issue on the date hereof in an aggregate principal amount not to exceed $35,000,000. Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated. The aggregate principal amount of Securities outstanding at any time may not exceed $35,000,000, except as provided in Sections 2.07, 2.08 and 2.13 of this Indenture.

2.3           Transfer and Exchange. (a) Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the Registrar with a request:

(i)            to register the transfer of such Definitive Securities; or

(ii)           to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for

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transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b)           Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security. A Definitive Security may not be exchanged for a beneficial interest in a Global Security except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Security, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Global Security to reflect an increase in the aggregate principal amount of the Securities represented by the Global Security, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Security and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Securities Custodian, the aggregate principal amount of Securities represented by the Global Security to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Security equal to the principal amount of the Definitive Security so canceled. If no Global Securities are then outstanding and the Global Security has not been previously exchanged for certificated securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Security in the appropriate principal amount.

(c)           Transfer and Exchange of Global Securities.

(i)            The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Security shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Security or another Global Security and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Security and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Security being transferred.

(ii)           Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

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(d)           Legend.

(i)            Each Security certificate evidencing the Global Securities shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

(e)           Cancelation or Adjustment of Global Security. At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, transferred, redeemed, repurchased or canceled, such Global Security shall be returned by the Depositary to the Trustee for cancelation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, redeemed, repurchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.

(f)            Obligations with Respect to Transfers and Exchanges of Securities.

(i)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Securities and Global Securities at the Registrar’s request.

(ii)           No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable

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upon exchanges to be registered in the name of the registered Holder effecting the exchange pursuant to Sections 2.06, 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii)          Prior to the due presentation for registration of transfer of any Security, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)          All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

(g)           No Obligation of the Trustee.

(i)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depositary participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4           Definitive Securities

(a)           A Global Security deposited with the Depositary or with the Trustee as Securities Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal

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amount of such Global Security, in exchange for such Global Security, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Securities under this Indenture.

(b)           Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations. Any portion of a Global Security transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $1,000 and any integral multiple thereof and registered in such names as the Depositary shall direct.

(c)           Subject to the provisions of Section 2.4(b), the registered Holder of a Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(d)           In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of Definitive Securities in fully registered form without interest coupons.

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EXHIBIT A to Form of New Senior Subordinated Notes Indenture

[FORM OF $35 MILLION SENIOR SUBORDINATED NOTES]

(See Plan Exhibit K)

EXHIBIT B to Form of New Senior Subordinated Notes Indenture

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [        ], among [GUARANTOR] (the “New Guarantor”), a subsidiary of PLIANT CORPORATION (or its successor), a Delaware corporation (the “Company”), [OTHER EXISTING GUARANTORS] and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and [OLD GUARANTORS] (the “Existing Guarantors”) has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of [                  ], 2006, providing for the issuance of an aggregate principal amount of up to $35,000,000 of 13% Senior Subordinated Notes due 2010 plus the amount of any additional securities issued in lieu of payment of interest in cash pursuant to Section 2.13 of the Indenture (the “Securities”);

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1.             Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Articles 11 and 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

2.             Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.             Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES

OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.             Trustee Makes No Representation. The recitals contained herein shall be taken as the statements of the Company, [NEW GUARANTOR] and the Existing Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR],

By
Name:
Title:

PLIANT CORPORATION,

By
Name:
Title:

[OTHER EXISTING GUARANTORS],

By
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee,

By
Name:
Title:

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Exhibit L

DIRECTORS AND OFFICERS OF NEW PLIANT AND
REORGANIZED DEBTORS

[To be provided with Plan Supplement.]

Exhibit M

Intercompany Claims That Will Not Be Reinstated

Obligor	Obligee	Net Balance	Treatment
Pliant Film Products of Mexico, Inc.	Pliant Corporation	$348,288.97	Contributed to capital.
Pliant Solutions Corporation	Pliant Corporation	$31,340,061.02	Contributed to capital.
Uniplast Holdings, Inc.	Pliant Corporation	$17,562,067.25	Contributed to capital.